                                               Filed Pursuant to Rule 424(b)(1)
                                               Registration No. 033-59373
PROSPECTUS
                                3,500,000 UNITS
            KANEB LOGO
                         KANEB PIPE LINE PARTNERS, L.P.
               REPRESENTING PREFERENCE LIMITED PARTNER INTERESTS

                               ------------------

     All 3,500,000 units representing preference limited partner interests ("Preference Units") in Kaneb Pipe Line Partners, L.P., a Delaware limited partnership (the "Partnership"), offered hereby are being sold by KPP, L.P., a Delaware limited partnership ("KPPLP"), of which wholly owned corporate subsidiaries of Kaneb Pipe Line Company, a Delaware corporation ("KPL" or the "General Partner"), are the sole partners. KPL is a wholly owned subsidiary of Kaneb Services, Inc., a Delaware corporation ("Kaneb"). KPL serves as the general partner of the Partnership. The Partnership will not receive any of the proceeds from the sale of the Preference Units by KPPLP. The Preference Units offered hereby will represent an approximate 21.4% interest as limited partner in the Partnership. After the offering, KPL and its affiliates will own an aggregate 32.4% interest as limited partners in the Partnership. The foregoing percentages assume that the Underwriters' over-allotment option is not exercised.
                                        (Cover page continued on following page)

                               ------------------

     PURCHASERS OF PREFERENCE UNITS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 18 IN EVALUATING AN INVESTMENT IN THE PARTNERSHIP. SUCH FACTORS INCLUDE BUT ARE NOT LIMITED TO THE FOLLOWING:

-- DISTRIBUTIONS OF AVAILABLE CASH TO THE HOLDERS OF THE PREFERENCE UNITS DURING
   THE PREFERENCE PERIOD ARE SUBORDINATED TO THE RIGHT OF THE HOLDERS OF THE SENIOR PREFERENCE UNITS TO RECEIVE THE MINIMUM QUARTERLY DISTRIBUTION, PLUS ARREARAGES, IF ANY, IN SUCH DISTRIBUTIONS FOR PRIOR QUARTERS.

-- THE PARTNERSHIP'S INTERSTATE COMMON CARRIER PIPELINE OPERATIONS ARE SUBJECT
   TO RATE REGULATION BY THE FERC.

-- THE PARTNERSHIP'S PIPELINE BUSINESS DEPENDS ON DEMAND FOR REFINED PETROLEUM
   PRODUCTS IN THE MARKETS IT SERVES AND THE ABILITY AND WILLINGNESS OF SHIPPERS TO SUPPLY SUCH DEMAND THROUGH ITS PIPELINES.

-- HOLDERS OF PREFERENCE UNITS HAVE LIMITED VOTING RIGHTS, AND KPL AND ITS
   AFFILIATES WILL MANAGE AND CONTROL THE PARTNERSHIP.

-- KPL AND ITS AFFILIATES MAY HAVE CONFLICTS OF INTEREST WITH THE PARTNERSHIP
   AND WITH HOLDERS OF PREFERENCE UNITS.

-- THE PARTNERSHIP AGREEMENT LIMITS THE LIABILITY OF THE GENERAL PARTNER AND
   RELIEVES IT OF CERTAIN FIDUCIARY AND OTHER DUTIES IT WOULD OTHERWISE HAVE UNDER DELAWARE PARTNERSHIP LAW.

                               ------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                                           UNDERWRITING
                                        PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                         PUBLIC           COMMISSIONS(1)          KPPLP(2)
-------------------------------------------------------------------------------------------------
Per Preference Unit                      $22.50                $1.13               $21.37
-------------------------------------------------------------------------------------------------
Total(3)                               $78,750,000          $3,955,000           $74,795,000
=================================================================================================

   (1) For information regarding indemnification of the Underwriters, see "Underwriting".

   (2) Before deducting expenses estimated at $340,000 payable by KPL.

   (3) KPPLP has granted to the Underwriters a 30-day option to purchase up to 325,000 additional Preference Units solely to cover over-allotments, if any. See "Underwriting". If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to KPPLP will be $86,062,500, $4,322,250 and $81,740,250, respectively.

                               ------------------

     The Preference Units are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Preference Units offered hereby will be available for delivery on or about September 22, 1995, at the offices of Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.
                               ------------------

SMITH BARNEY INC.                                       PAINEWEBBER INCORPORATED

September 18, 1995

(Continuation of Cover Page)

         Distributions of Available Cash by the Partnership generally will be made 98% to the limited partners and 2% to the General Partner. During the Preference Period, quarterly distributions of Available Cash from Partnership operations in the amount of $0.55 per unit (the "Minimum Quarterly Distribution") will be made to the holders of the Senior Preference Units, of which 7,250,000 are outstanding, before any such distributions are made to the holders of Preference Units, Preference B Units or Common Units. During the Preference Period, such distributions to the holders of Common Units will be subordinated to the extent necessary to permit payment of the Minimum Quarterly Distribution to the holders of each of the other classes of LP Units. The Preference Period commenced upon the formation of the Partnership and, in general, will continue indefinitely until the Minimum Quarterly Distribution has been paid to holders of all LP Units for 12 consecutive quarters and certain other conditions are met. The holders of the Common Units have not been paid the full amount of the Minimum Quarterly Distribution in any quarter since the formation of the Partnership. Therefore, such condition has not yet been met in any quarter. Upon expiration of the Preference Period, all distinctions between the Senior Preference Units, the Preference Units, the Preference B Units and the Common Units will automatically cease. See "Cash Distributions".

         In addition, for each quarter through the quarter ending September 30, 1997, the holders of the Preference Units are entitled to receive the Minimum Quarterly Distribution for such quarter, plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters, before any distribution of Available Cash from Partnership operations is made to holders of Preference B Units for such quarter. After such time, the Preference B Units will be deemed to be Preference Units for purposes of determining the priority and amount of distributions of Available Cash on the Preference Units and Preference B Units.

         Prior to this offering there has been no public market for the Preference Units. The Preference Units have been approved for listing on the New York Stock Exchange subject to official notice of issuance. For the factors to be considered in determining the initial public offering price, see "Underwriting".

                             ___________________


         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERENCE UNITS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         KANEB PIPE LINE PARTNERS, L.P.

                             PARTNERSHIP FACILITIES





                                     [map]





         Dallas, Texas is the headquarters for the Partnership and its terminaling operations, and Wichita, Kansas is the headquarters for the Partnership's pipeline operations.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

INCORPORATION OF CERTAIN DOCUMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    Kaneb Pipe Line Partners, L.P.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
    Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    Business Strategy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    The Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    Partnership Structure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    Summary Historical and Pro Forma Financial and Operating Data   . . . . . . . . . . . . . . . . . . . . . . . . .  12
    Cash Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    Tax Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Considerations Relating to the Partnership's Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    Considerations Relating to Partnership Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    Tax Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . .  34
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    Pipeline Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    Terminaling Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    Liquidity and Capital Resources   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

BUSINESS AND PROPERTIES OF THE PARTNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    Products Pipeline Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    Liquids Terminaling Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    Safety Regulation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
    Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

CASH DISTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    Quarterly Distributions of Available Cash   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    Distributions of Cash from Interim Capital Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
    Distribution Restriction on Preference Units, Preference B Units and Common Units   . . . . . . . . . . . . . . .  65
    Exchange of Preference Units and Preference B Units   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
    Exchange of Preference Units and Preference B Units for Senior Preference Units   . . . . . . . . . . . . . . . .  66
    Status of LP Units at End of Preference Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels . . . . . . . . . . . . . . . . . . .  67
    Distributions of Cash Upon Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
    Fiduciary Responsibility of the General Partner   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

DESCRIPTION OF THE PREFERENCE UNITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    Transfer of Preference Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

DESCRIPTION OF THE PARTNERSHIP AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
    Organization and Duration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    Purpose   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    Power of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    Restrictions on Authority of the General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    Withdrawal or Removal of the General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
    Status as Limited Partner or Assignee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
    Non-citizen Assignees; Redemption   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
    Issuance of Additional LP Units and Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
    Limited Call Right  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
    Amendment of Partnership Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
    Meetings; Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
    Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
    Limited Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
    Books and Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
    Right to Inspect Partnership Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
    Termination, Dissolution and Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83

FEDERAL INCOME TAX CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
    Partnership Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
    Partner Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
    Tax Consequences of Preference Unit Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
    Allocation of Partnership Income, Gain, Loss and Deduction  . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
    Tax Treatment of Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
    Uniformity of Preference Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
    Disposition of Preference Units   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
    Administrative Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98

STATE AND OTHER TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100

INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101

SELLING UNITHOLDER AND LP UNITS ELIGIBLE FOR FUTURE SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102

UNDERWRITING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103

LEGAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105

GLOSSARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

                             AVAILABLE INFORMATION

         The Partnership has filed with the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Partnership and the securities offered by this Prospectus. The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection at, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the SEC from, the SEC at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, New York, New York 10048. In addition, the Senior Preference Units of the Partnership are traded on the New York Stock Exchange, and such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                       INCORPORATION OF CERTAIN DOCUMENTS

         The Partnership's Annual Report on Form 10-K (Commission file No. 1-10311) for the fiscal year ended December 31, 1994, Current Report on Form 8-K dated March 13, 1995, Current Report on Form 8-K/A dated August 28, 1995 for the West Pipeline acquisition, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995, and Current Report on Form 8-K dated August 29, 1995 for the Steuart acquisition are hereby incorporated herein by reference.

         All documents filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the securities offered by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or replaces such statement.

         The Partnership undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: Kaneb Pipe Line Partners, L.P., 2435 North Central Expressway, Richardson, Texas 75080, Attention: Sheila Turner, telephone (214) 699-4000.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Prospectus. Unless the context otherwise requires, references herein to the Partnership include the Partnership and its operating subsidiaries, and descriptions herein of the interests of the partners in the Partnership and its operating subsidiaries and in distributions by the Partnership are stated on a combined basis. Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option granted to the Underwriters is not exercised. See "Underwriting". See "Glossary" for definitions of certain terms used herein.

                         KANEB PIPE LINE PARTNERS, L.P.

GENERAL

         Kaneb Pipe Line Partners, L.P. (the "Partnership") is a publicly held Delaware limited partnership engaged through operating subsidiaries in the refined petroleum products pipeline business and the terminaling of petroleum products and specialty liquids. For the year ended December 31, 1994, the Partnership's pipeline and terminaling businesses accounted for approximately 60% and 40%, respectively, of the Partnership's revenues and approximately 65% and 35%, respectively, of the Partnership's operating income. For the year ended December 31, 1994, on a pro forma basis giving effect to the acquisition of the West Pipeline (as discussed below), the Partnership's pipeline and terminaling businesses would have accounted for approximately 65% and 35%, respectively, of the Partnership's revenues and approximately 70% and 30%, respectively, of the Partnership's operating income. For the year ended December 31, 1994, on a pro forma basis giving effect to the acquisition of the West Pipeline and the proposed acquisition of Steuart Petroleum Company's terminaling assets (as discussed below), the Partnership's pipeline and terminaling businesses would have accounted for approximately 51% and 49%, respectively, of the Partnership's revenues and approximately 55% and 45%, respectively, of the Partnership's operating income. The closing of the Steuart Petroleum acquisition is conditioned upon satisfactory completion of a due diligence investigation, receipt of all necessary consents and approvals, the execution of certain throughput agreements and certain other conditions. There can be no assurance that the acquisition will be consummated or, if consummated, that the terms of the acquisition will not vary materially from those described herein. See "--Recent Developments", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business and Properties of the Partnership--Liquids Terminaling Business--Recent Developments".

         The Partnership's pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Kansas, Iowa, Nebraska, South Dakota, North Dakota, Wyoming and Colorado. The Partnership owns a 2,075 mile integrated pipeline system (the "East Pipeline") that extends through Kansas, Iowa, Nebraska, South Dakota and North Dakota and a 550 mile integrated pipeline system (the "West Pipeline"), acquired in February 1995, that extends through Wyoming, South Dakota and Colorado. The East Pipeline and the West Pipeline are collectively referred to as the "Pipelines". The Pipelines primarily transport gasoline, diesel oil, fuel oil and propane. The products are transported from refineries connected to the Pipelines, directly or through other pipelines, to agricultural users, railroads and wholesale customers in the states in which the Pipelines are located and in portions of other states. During 1994 on a pro forma basis giving effect to the acquisition of the West Pipeline, the Partnership shipped over 74.3 million barrels of refined petroleum products. Substantially all of the Pipelines' operations constitute common carrier operations that are subject to federal or state tariff regulation.

         The Partnership's business of terminaling petroleum products and specialty liquids is conducted under the name ST Services ("ST"). ST is one of the largest independent terminaling companies in the United States. ST operates 23 terminals in 16 states with an aggregate tankage capacity of approximately 7.7 million barrels at strategic points in the United States. ST's three largest terminal facilities are located in Texas City, Texas, Westwego, Louisiana and Baltimore, Maryland. The Texas City terminal is a deep-water facility primarily serving the Gulf Coast petrochemical industry. The Westwego terminal, purchased in June 1994 and located on the West bank of the Mississippi River across from New Orleans, handles molasses, animal and vegetable oil and fats, fertilizer, latex and caustic solutions. The Baltimore terminal is the largest independent terminal facility in the Baltimore area and handles asphalt, fructose, latex, caustic solutions and other liquids. ST also operates 20 inland terminal facilities handling primarily petroleum products.

RECENT DEVELOPMENTS

         On August 27, 1995, the Partnership signed definitive purchase agreements (the "Asset Purchase Agreements") to acquire the liquids terminaling assets of Steuart Petroleum Company and certain of its affiliates (collectively, "Steuart"). It is anticipated that the acquisition price of approximately $82 million will be financed by bank borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". The Steuart terminaling assets consist of seven petroleum products terminals located in the District of Columbia, Florida, Georgia, Maryland and Virginia and the pipeline and terminaling services to Andrews Air Force Base in Maryland. The terminals have in the aggregate approximately 9 million barrels of storage capacity in 87 tanks. For the year ended December 31, 1994, on a pro forma basis giving effect to the acquisition of the West Pipeline and the proposed acquisition of Steuart's terminaling assets, revenues generated by the assets to be acquired from Steuart would have accounted for approximately 22% of the Partnership's revenues. Strategically, the Steuart acquisition would give the Partnership a significantly increased presence in the East Coast of the United States. Steuart's two largest facilities are the Piney Point, Maryland terminal located near Washington, D.C. and the Jacksonville terminal located in Jacksonville, Florida. The Piney Point, Maryland terminal is the closest deep water petroleum storage facility to Washington D.C. The Piney Point Maryland terminal has 30 tanks with approximately 5.5 million barrels of aggregate storage capacity, which are currently used to store petroleum products, consisting primarily of fuel oil. The Jacksonville terminal has 28 tanks with approximately 2.1 million barrels of aggregate storage capacity, which are currently used to store petroleum products including gasoline, No. 2 oil, No. 6 oil, diesel, jet fuel, kerosene and bunker fuel. The Partnership's strategy will be to increase utilization of existing storage capacity of the Steuart terminal facilities and redirect some of its capacity to the storage of higher revenue liquids, although there can be no assurance that such strategy will be successfully implemented. Steuart conducts its business under a mix of long-term and short-term contracts. The Partnership intends to pursue opportunities to cross-market Steuart's capacity to ST's existing customer base.

         The closing of the Steuart acquisition is conditioned upon satisfactory completion of a due diligence investigation, receipt of all necessary consents and approvals, the execution of certain throughput agreements and certain other conditions. If all conditions to closing are satisfied, it is anticipated that the Partnership would acquire the Steuart terminals prior to October 31, 1995. There can be no assurance, however, that the acquisition will be consummated or, if consummated, that the terms of the acquisition will not vary materially from those described herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business and Properties of the Partnership--Liquids Terminaling Business--Recent Developments".

         The Partnership acquired the West Pipeline in February 1995 from Wyco Pipe Line Company, a company jointly owned by GATX Terminals Corporation and Amoco Pipeline Company, for $27.1 million. The acquisition was financed by the sale of $27 million of first mortgage notes due February 24, 2002, which bear interest at the rate of 8.37% per annum. The West Pipeline consists of approximately 550 miles of refined petroleum product pipeline and four truck loading terminals located in Wyoming, South Dakota and Colorado. On a pro forma basis for the year ended December 31, 1994, revenues generated by the West Pipeline would have accounted for approximately 15% of the Partnership's revenue. Strategically, the West Pipeline gives the Partnership access to the higher growth gasoline markets in Denver and northeastern Colorado.

         The principal executive offices of the Partnership are located at 2435 North Central Expressway, Richardson, Texas 75080, and its telephone number is
(214) 699-4000.

                                  RISK FACTORS

         See "Risk Factors" for a discussion of certain competitive and other factors that should be considered in evaluating an investment in the Preference Units. Such considerations include, but are not limited to, the following:

   o Distributions of Available Cash to the holders of the Preference Units during the Preference Period are subordinated to the right of the holders of the Senior Preference Units to receive the Minimum Quarterly Distribution, plus arrearages, if any, in such distributions for prior quarters.
   o The Partnership's interstate common carrier pipeline operations are subject to rate regulation by the FERC.
   o The Partnership's pipeline business depends on demand for refined petroleum products in the markets it serves and the ability and willingness of shippers to supply such demand through its pipelines.
   o Holders of Preference Units have limited voting rights, and KPL and its affiliates will manage and control the Partnership.
   o KPL and its affiliates may have conflicts of interest with the Partnership and with holders of Preference Units.
   o The Partnership Agreement limits the liability of the General Partner and relieves it of certain fiduciary and other duties it would otherwise have under Delaware partnership law.

                               BUSINESS STRATEGY

         The Partnership's strategy is to continue its expansion through acquisitions in its terminaling and refined petroleum products pipeline businesses and to seek cost reductions, increased utilization and increased operating fees, primarily with respect to its acquired businesses. The Partnership is continually evaluating new acquisition opportunities, particularly in its terminaling business, although no assurance can be given that the Partnership will succeed in implementing its business strategy or that further acquisitions will be completed.

                                  THE OFFERING

    Securities offered  . . . . . . . . . . . .       3,500,000 Preference Units are being offered by KPPLP (3,825,000
                                                          Preference Units if the Underwriters' over-allotment option is exercised in full). The Preference Units offered by this
                                                          Prospectus will represent an approximate 21.4% interest as limited partner in the Partnership (23.3% if the Underwriters'
                                                          over-allotment option is exercised in full).

     Preference Units to be Outstanding after
          the Offering  . . . . . . . . . . . .       Upon the closing of the offering made by this Prospectus, KPL will exchange with the Partnership 1,000,000 Preference Units for an equal number of Preference B Units, resulting in an
                                                          aggregate of 4,650,000 Preference Units outstanding.  The
                                                          purpose of such exchange is to cause 1,000,000 of the
                                                          Preference Units currently owned by KPL to be subordinate
                                                          through the quarter ending September 30, 1997, for purposes of determining the priority and amount of distributions of
                                                          Available Cash, to the rights of the holders of Preference
                                                          Units.  After giving effect to the sale of the Preference
                                                          Units offered by this Prospectus and such exchange, KPL and its affiliates will own 1,150,000 Preference Units (825,000
                                                          Preference Units if the Underwriters' over-allotment option is exercised in full) and 1,000,000 Preference B Units.  After giving effect to the sale of the Preference Units offered by this Prospectus, KPL and its affiliates will own an aggregate
                                                          32.4% interest as limited partners in the Partnership (30.4%
                                                          if the Underwriters' over-allotment option is exercised in full).

    Priority of Distributions . . . . . . . . .       During the Preference Period (see "Glossary"), quarterly
                                                          distributions of Available Cash (see "Glossary") from
                                                          Partnership operations in the amount of $0.55 per unit (the
                                                          "Minimum Quarterly Distribution") will be made to the holders of the Senior Preference Units (see "Glossary") before any such distributions are made to the holders of Preference
                                                          Units, Preference B Units or Common Units. During the
                                                          Preference Period, such distributions to the holders of Common
                                                          Units will be subordinated to the extent necessary to permit payment of the Minimum Quarterly Distribution to the holders of each of the other classes of LP Units.  The Preference
                                                          Period commenced upon the formation of the Partnership and, in general, will continue indefinitely until the Minimum
                                                          Quarterly Distribution has been paid to holders of all LP
                                                          Units for 12 consecutive quarters and certain other conditions are met.  See "Cash Distributions".

                                                      In addition, for each quarter through the quarter ending
                                                          September 30, 1997, the Minimum Quarterly Distribution will be made to the holders of Preference Units before any such
                                                          distributions are made to the holders of Preference B Units.
                                                          After such time, the Preference B Units will be deemed to be
                                                          Preference Units for purposes of determining the priority and amount of distributions of Available Cash on the Preference
                                                          Units and Preference B Units.

    Use of proceeds . . . . . . . . . . . . . .       All of the Preference Units offered by this Prospectus are being sold by KPPLP.  The Partnership will not receive any of the proceeds from the sale of the Preference Units.

     New York Stock Exchange symbol . . . . . .      KPU

                             PARTNERSHIP STRUCTURE

         The following chart shows the organizational structure of the Partnership and its operating subsidiaries, after giving effect to the offering made by this Prospectus and KPL's exchange of Preference Units for Preference B
Units:





                             [organizational chart]





_________
*   Includes Units owned by affiliates of KPL.

         The general partner of the Partnership is Kaneb Pipe Line Company, a Delaware corporation ("KPL") and a wholly owned subsidiary of Kaneb Services, Inc., a Delaware corporation ("Kaneb"). KPL owns a combined 2% interest as general partner of the Partnership and of Kaneb Pipe Line Operating Partnership, L.P., a Delaware limited partnership ("KPOP"). After giving effect to the offering made by this Prospectus and KPL's exchange of 1,000,000 Preference Units for an equal number of Preference B Units, the Partnership will have outstanding 7,250,000 Senior Preference Units, 4,650,000 Preference Units, 1,000,000 Preference B Units and 3,160,000 Common Units, representing an approximate 44.2%, 28.4%, 6.1% and 19.3%, respectively, limited partner interest in the Partnership. KPL and its affiliates will own 1,150,000 Preference Units (825,000 if the Underwriters' over-allotment option is exercised in full) and all of the outstanding Preference B Units and Common Units.

         The pipeline business of the Partnership is conducted through KPOP, of which the Partnership is the sole limited partner and KPL is the sole general partner. The terminaling business of the Partnership is conducted through (i) Support Terminals Operating Partnership, L.P., a Delaware limited partnership ("STOP"), of which KPOP is the sole limited partner, (ii) Support Terminal Services, Inc., a Delaware corporation and wholly owned subsidiary of KPOP ("STS"), and (iii) StanTrans, Inc., a Delaware corporation and wholly owned subsidiary of STS ("STI"). STS is the sole general partner of STOP. KPOP and STOP are collectively referred to as the "Operating Partnerships".

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

         The following tables set forth, for the periods and at the dates indicated, summary (i) historical financial and operating data for the Partnership, (ii) pro forma financial data for the Partnership after giving effect to the acquisition of the West Pipeline and (iii) pro forma financial data for the Partnership after giving effect to the acquisition of the West Pipeline and the pending acquisition of the Steuart terminaling assets. The data in the table is derived from and should be read in conjunction with the historical financial statements of the Partnership included elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations". The pro forma financial data is based on the combination of the historical financial data of the Partnership, the West Pipeline and the Steuart terminaling assets assuming certain adjustments to reflect the acquisitions of the West Pipeline and the Steuart terminaling assets at the balance sheet date and as of the beginning of the period for income statement purposes and should be read in conjunction with the unaudited pro forma financial statements of the Partnership included elsewhere in this Prospectus.

                                                                   YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------------
                                                           HISTORICAL                        PRO FORMA
                                             --------------------------------------    ------------------------
                                                1992        1993(A)         1994        1994(B)       1994(C)
                                             ----------    ----------    ----------    ----------   -----------
                                                           (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
INCOME STATEMENT DATA:
Revenues  . . . . . . . . . . . . . . .      $   42,179    $   69,235    $   78,745    $   92,439   $   118,067
                                             ----------    ----------    ----------    ----------   -----------
Costs and expenses:
 Operating costs  . . . . . . . . . . .          14,507        29,012        33,586        40,721        49,977
 Depreciation and amortization  . . . .           4,124         6,135         7,257         7,961        13,626
 General and administrative expenses  .           2,752         4,673         4,924         5,705         6,455
                                             ----------    ----------    ----------    ----------   -----------
 Total costs and expenses   . . . . . .          21,383        39,820        45,767        54,387        70,058
                                             ----------    ----------    ----------    ----------   -----------
Operating income  . . . . . . . . . . .          20,796        29,415        32,978        38,052        48,009
Interest income (expense), net  . . . .            (617)       (2,045)       (2,407)       (4,667)      (10,817)
Minority interest . . . . . . . . . . .            (200)         (266)         (295)         (322)         (360)
                                             ----------    ----------    ----------    ----------   -----------
Income before income taxes  . . . . . .          19,979        27,104        30,276        33,063        36,832
Income taxes (d)  . . . . . . . . . . .             --           (450)         (818)         (818)         (818)
                                             ----------    ----------    ----------    ----------   -----------
Net income  . . . . . . . . . . . . . .      $   19,979    $   26,654    $   29,458    $   32,245   $    36,014
                                             ==========    ==========    ==========    ==========   ===========
Allocation of net income and cash
 distribu tions per Senior Preference
 Unit (e)                                    $     2.20    $     2.20    $     2.20
                                             ==========    ==========    ==========
Allocation of net income and cash
 distributions per Preference
 Unit (e)(f)  . . . . . . . . . . . . .      $     2.20    $     2.20    $     2.20
                                             ==========    ==========    ==========

BALANCE SHEET DATA (AT PERIOD END):
Property and equipment, net . . . . . .      $   66,956    $  133,436    $  145,646    $  173,807   $   256,657
Total assets  . . . . . . . . . . . . .          86,409       162,407       163,105       193,313       276,163
Current portion of long-term debt . . .           1,177         3,850         1,548         1,548         1,548
Long-term debt, less current portion  .          20,864        41,814        43,265        70,265       152,265
Partners' capital . . . . . . . . . . .          55,657       100,598        99,754        99,754        99,754

OTHER DATA:
Net cash provided by operating activities
 before changes in working capital
 components (g)   . . . . . . . . . . .      $   24,303    $   33,469    $   37,636
Capital expenditures (g)(h) . . . . . .           3,183         8,132         7,147
Distributions to: (i)
 Senior preference unitholders  . . . .          11,000        13,475        15,950
 Preference unitholders (f)   . . . . .          12,430        12,430        12,430
 Common unitholders   . . . . . . . . .             --            --          2,686
                                             ----------    ----------    ----------
   Total distributions to unitholders        $   23,430    $   25,905    $   31,066
                                             ==========    ==========    ==========
OPERATING DATA:
Volumes (j) . . . . . . . . . . . . . .          55,111        56,195        54,561
Barrel miles (k)  . . . . . . . . . . .          14,287        14,160        14,460

                                                                     SIX MONTHS ENDED JUNE 30,
                                                        ----------------------------------------------------
                                                               HISTORICAL                   PRO FORMA
                                                        --------------------------  ------------------------
                                                           1994         1995(L)       1995(B)       1995(C)
                                                        ----------    ------------  -----------   ----------
INCOME STATEMENT DATA:
Revenues  . . . . . . . . . . . . . . . . . . . . . .   $   37,207    $    43,724    $   45,439   $   56,030
                                                        ----------    -----------    ----------   ----------
Costs and expenses:
  Operating costs . . . . . . . . . . . . . . . . . .       15,865         18,269        19,427       23,255
  Depreciation and amortization . . . . . . . . . . .        3,511          4,161         4,267        7,100
  General and administrative expenses . . . . . . . .        2,506          2,571         2,854        3,200
                                                        ----------    -----------   -----------   ----------
  Total costs and expenses  . . . . . . . . . . . . .       21,882         25,001        26,548       33,555
                                                        ----------    -----------   -----------   ----------
Operating income  . . . . . . . . . . . . . . . . . .       15,325         18,723        18,891       22,475
Interest income (expense), net  . . . . . . . . . . .       (1,085)        (2,590)       (2,755)      (5,830)
Minority interest . . . . . . . . . . . . . . . . . .         (137)          (157)         (157)        (163)
                                                        ----------    -----------   -----------   ----------
Income before income taxes  . . . . . . . . . . . . .       14,103         15,976        15,979       16,482
Income taxes (d)  . . . . . . . . . . . . . . . . . .         (435)          (219)         (219)        (219)
                                                        ----------    -----------   -----------   ----------
Net income  . . . . . . . . . . . . . . . . . . . . .   $   13,668    $    15,757   $    15,760   $   16,263
                                                        ==========    ===========   ===========   ==========
Allocation of net income and cash distributions per
  Senior Preference Unit (e)  . . . . . . . . . . . .   $     1.10    $      1.10
                                                        ==========    ===========
Allocation of net income and cash distributions per
  Preference Unit (e)(f)  . . . . . . . . . . . . . .   $     1.10    $      1.10
                                                        ==========    ===========

BALANCE SHEET DATA (AT PERIOD END):
Property and equipment, net . . . . . . . . . . . . .   $  143,815    $   173,306   $   173,306   $  256,156
Total assets  . . . . . . . . . . . . . . . . . . . .      162,033        191,434       191,434      274,284
Current portion of long-term debt . . . . . . . . . .       16,646          1,658         1,658        1,658
Long-term debt, less current portion  . . . . . . . .       28,566         69,408        69,408      151,408
Partners' capital . . . . . . . . . . . . . . . . . .      100,055         99,259        99,259       99,259

OTHER DATA:
Net cash provided by operating activities before
  changes in working capital components (g) . . . . .   $   17,780    $    20,291
Capital expenditures (g)(h) . . . . . . . . . . . . .        2,248          4,721
Distributions to: (i)
  Senior preference unitholders . . . . . . . . . . .        7,975          7,975
  Preference unitholders (f)  . . . . . . . . . . . .        6,215          6,215
  Common unitholders  . . . . . . . . . . . . . . . .         --            1,896
                                                        ----------    -----------
    Total distributions to unitholders  . . . . . . .   $   14,190    $    16,086
                                                        ==========    ===========

OPERATING DATA:
Volumes (j) . . . . . . . . . . . . . . . . . . . . .       27,210         34,549
Barrel miles (k)  . . . . . . . . . . . . . . . . . .        7,019          7,568

_________
(a)   Includes the operations of ST since its acquisition on March 2, 1993.
(b) Gives effect to the acquisition of the West Pipeline. The pro forma financial data may not be indicative of the results that would have occurred if the Partnership had acquired the West Pipeline on the dates indicated or that will be obtained in the future.
(c) Gives effect to the acquisition of the West Pipeline and the pending acquisition of the liquids terminaling assets of Steuart. The pro forma financial data may not be indicative of the results that would have occurred if the Partnership had acquired the West Pipeline and the liquids terminaling assets of Steuart on the dates indicated or that will be obtained in the future.
(d) Subsequent to the acquisition of ST in March 1993, certain operations are conducted in a taxable entity.
(e) Net income of the Partnership for each reporting period is allocated to the Senior Preference Units and Preference Units in an amount equal to the cash distributions to the holders thereof declared for that reporting period.
(f) Allocation of net income and cash distributions declared per Preference Unit exclude $0.45 and $1.20 attributable to the payment of arrearages in 1992 and 1993, respectively.

(g) Under the Partnership Agreement, the Partnership is required to make distributions to Unitholders and the General Partner with respect to each calendar quarter in an amount equal to 100% of its Available Cash for such quarter, except in connection with the dissolution and liquidation of the Partnership. Distributions of Available Cash are characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions and, depending on the characterization of the Available Cash distributed, different distribution priorities would apply. In addition, Distributions of Available Cash that constitutes Cash from Interim Capital Transactions result in reductions in the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution. The Partnership's Available Cash, Cash from Operations and Cash from Interim Capital Transactions are affected by items in addition to "net cash provided by operating activities before changes in working capital components" and "capital expenditures". See "Cash Distributions" and "Glossary".
(h) Includes approximately $1.7 million, $5.5 million and $5.7 million of maintenance capital expenditures and approximately $1.5 million, $2.6 million and $1.5 million of Expansive Capital Expenditures in 1992, 1993 and 1994, respectively, and approximately $1.3 million and $3.5 million of maintenance capital expenditures and approximately $0.9 million and $1.2 million of Expansive Capital Expenditures in the six months ended June 30, 1994 and 1995, respectively. Such amounts exclude approximately $62.7 million related to the acquisition of ST in March 1993, approximately $12.3 million related to terminal acquisitions in 1994 ($11.7 million through June 30, 1994) and approximately $27.1 million related to the acquisition of the West Pipeline in the first quarter of 1995.
(i) Consists of distributions paid with respect to the periods shown, excluding arrearages (see note (f) above). Payment of distributions with respect to a calendar quarter is made in the next succeeding calendar quarter.
(j) Volumes are expressed in thousands of barrels of refined petroleum product.
(k) Barrel miles are shown in millions. A barrel mile is the movement of one barrel of refined petroleum product one mile.
(l) Includes the operations of the West Pipeline since its acquisition on February 24, 1995. Since such acquisition occurred prior to the end of the period, the pro forma balance sheet data and the historical balance sheet data are the same.

                               CASH DISTRIBUTIONS

         The Partnership makes quarterly distributions of 100% of its Available Cash to holders (the "Unitholders") of LP Units (see "Glossary") and the General Partner. "Available Cash" (see "Glossary") consists generally of all the cash receipts of the Partnership less all of its cash disbursements and reserves.

         Distributions by the Partnership of its Available Cash are made 98% to Unitholders and 2% to the General Partner, subject to the payment of incentive distributions to the General Partner if certain target levels of cash distributions to the Unitholders are achieved. The distribution of Available Cash for each quarter within the Preference Period (see "Glossary") is subject to the preferential rights of the holders of the Senior Preference Units to receive quarterly distributions of $0.55 per LP Unit (the "Minimum Quarterly Distribution") for such quarter, plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters, before any distribution of Available Cash is made to holders of Preference Units, Preference B Units or Common Units for such quarter. During the Preference Period, the distribution of Available Cash to holders of Common Units is subject to the preferential rights of the holders of the Senior Preference Units, Preference Units and Preference B Units to receive the Minimum Quarterly Distribution for each quarter within the Preference Period, plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters. The Common Units are not entitled to arrearages in the payment of the Minimum Quarterly Distribution. The Preference Period commenced upon the formation of the Partnership and, in general, will continue indefinitely until the Minimum Quarterly Distribution has been paid to the holders of the Senior Preference Units, the Preference Units, the Preference B Units and the Common Units for 12 consecutive quarters. The holders of the Common Units have not been paid the full amount of the Minimum Quarterly Distribution in any quarter since the formation of the Partnership. Therefore, such condition has not yet been met in any quarter. Upon expiration of the Preference Period, all distinctions between the Senior Preference Units, the Preference Units, the Preference B Units and the Common Units will automatically cease.

         In addition, for each quarter through the quarter ending September 30, 1997, the holders of the Preference Units are entitled to receive the Minimum Quarterly Distribution for such quarter, plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters, before any distribution of Available Cash is made to holders of Preference B Units for such quarter. After such time, the Preference B Units will be deemed to be Preference Units for purposes of determining the priority and amount of distributions of Available Cash on the Preference Units and Preference B Units.

         The Partnership has paid the Minimum Quarterly Distribution on outstanding Senior Preference Units for each quarter since the Partnership's inception. The Partnership has also paid the Minimum Quarterly Distribution on Preference Units with respect to all quarters since December 31, 1991. No Preference B Units will have been issued prior to the closing of the offering made by this Prospectus. See "Distributions".

         Any distributions by the Partnership of Available Cash remaining for any quarter after payment of the Minimum Quarterly Distribution on all outstanding LP Units (subject to the distribution and arrearage recoupment priorities described above), will be made in the manner specified under "Cash Distributions--Quarterly Distributions of Available Cash".

         The Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") generally prohibits distributions on the Preference Units, Preference B Units and Common Units during the Preference Period if the Partnership's consolidated indebtedness exceeds $45 million plus 80% of the aggregate Expansive Capital Expenditures (see "Glossary") of the

Partnership since October 3, 1989 greater than $45 million. At June 30, 1995, the Partnership's consolidated indebtedness was $71.1 million, and its aggregate Expansive Capital Expenditures since October 3, 1989 were approximately $116.8 million. Therefore, at June 30, 1995, the Partnership could have borrowed an additional $156.9 million (approximately) for Expansive Capital Expenditures without being restricted in the payment of distributions to the holders of Preference Units. The General Partner does not currently anticipate incurring debt that would prevent the distribution of the Minimum Quarterly Distribution to the holders of Preference Units. See "Cash Distributions".

         The above percentages for Unitholder and General Partner distributions describe the combined distribution percentages by the Partnership and KPOP. Because the Partnership holds all of its assets and conducts all of its operations through KPOP and subsidiaries of KPOP, all cash from operations is generated by KPOP and such subsidiaries, and the distribution of such cash from KPOP to the Partnership is the principal source of cash from which to make distributions. Since the General Partner has a 1% interest in all distributions of KPOP and a 1/99th interest in all distributions of the Partnership, the holders of LP Units have a 98% interest in Partnership distributions on a combined basis, subject to incentive distributions to the General Partner if certain target levels of cash distributions to the Unitholders are achieved. See "Cash Distributions -- Quarterly Distributions of Available Cash".

         Because past distributions have been, and future distributions are anticipated to be, comprised solely of Cash from Operations (see "Glossary"), the above paragraphs assume that Available Cash consists only of Cash from Operations. The Partnership Agreement provides that Available Cash also can be generated by Interim Capital Transactions (see "Glossary"), in which case different distribution priorities would apply and the Minimum Quarterly Distribution and target distribution levels would be reduced. Different distribution priorities also would apply upon the dissolution and liquidation of the Partnership. See "Cash Distributions".

         The Minimum Quarterly Distribution and target distribution levels are subject to adjustment as described under "Cash Distributions--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels".

         The Partnership expects to make distributions of all Available Cash within 45 days after the end of each calendar quarter to holders of record on the applicable record date. The first distribution on the Preference Units to which Unitholders acquiring Preference Units pursuant to this offering will be entitled will be with respect to the quarter ending December 31, 1995. Such distribution is expected to be made on or before February 15, 1996 to holders of record of such LP Units as of January 31, 1996. All record holders of Preference Units on such record date would be entitled to a full distribution.

         The Partnership believes that it will be able to make distributions of Available Cash on the Preference Units of not less than the Minimum Quarterly Distribution for each quarter during at least the next two years, although no assurance can be given with respect to such distributions. Distributions totalling $2,686,000 and $1,896,000 were paid on the Common Units with respect to the final three calendar quarters of 1994 and the first two calendar quarters of 1995, respectively.

                               TAX CONSIDERATIONS

         For a summary of the principal federal income tax considerations associated with the operations of the Partnership and the ownership of Preference Units, see "Federal Income Tax Considerations".

         Based upon the assumptions described below, KPL estimates that holders acquiring their Preference Units pursuant to this offering will be allocated federal taxable income for the nine calendar quarters ending December 31, 1997, in an amount averaging approximately 30% of the cash distributions with respect to such period. KPL estimates that, if the Steuart acquisition is consummated in accordance with the Asset Purchase Agreements, such percentage will be 29%. The General Partner anticipates that, after 1997, such holders will be allocated federal taxable income that will increase from year to year. The foregoing estimates are based upon numerous assumptions regarding the business and operations of the Partnership (including assumptions about capital expenditures, cash flow and anticipated cash distributions). Such estimates and assumptions are subject to, among other things, many business, economic and competitive uncertainties which are beyond the control of KPL or the Partnership. Further, the estimates are based on certain tax reporting positions that KPL has adopted and with which the Internal Revenue Service ("IRS") could disagree. Accordingly, no assurance can be given that the estimates will prove to have been correct. The actual amount of federal taxable income could be higher or lower than as described above and such differences could be material.

                                  RISK FACTORS

         Prospective purchasers of the Preference Units should consider the following matters in evaluating an investment in the Preference Units.

CONSIDERATIONS RELATING TO THE PARTNERSHIP'S BUSINESS

         Uncertainties in Rate Making Methodologies. Tariff rates for the Partnership's interstate common carrier pipeline operations are regulated by the Federal Energy Regulatory Commission (the "FERC") under the Interstate Commerce Act. To be lawful under that Act, tariff rates must be just and reasonable and not unduly discriminatory. The lawfulness of new or changed tariff rates may be protested by shippers and investigated by the FERC, which can suspend such tariff rates for a period of up to seven months, and require refunds of amounts collected under rates ultimately found to be unlawful. Tariff rates that have become final and effective may also be challenged by complaint in a court or before the FERC. Because of the complexity of rate making, the lawfulness of any rate is never assured.

         Order No. 561, issued by the FERC on October 22, 1993, established a primary ratemaking methodology, which pipelines are required to utilize unless they qualify and elect to use one of several alternative methodologies. The primary ratemaking methodology is a rate indexing mechanism, which ties a pipeline's rate increase or decrease to the Producer Price Index for Finished Goods. Since the indexing mechanism is new, it is difficult to determine how this will affect the Partnership's interstate pipeline operations. The intent of Order No. 561 is to minimize the degree of rate scrutiny by the FERC, reduce uncertainty to the carrier and promote uniformity in the rate making process. However, it is uncertain if the use of indexing will always work in favor of pipelines, and it is also unclear what exceptions to indexing will be permitted. See "Business and Properties of the Partnership--Rate Regulation".

         On June 15, 1995, the FERC issued a decision involving Lakehead Pipe Line Company, Limited Partnership ("Lakehead"), an unrelated oil pipeline limited partnership. In this decision, the FERC partially disallowed Lakehead's inclusion of income taxes in its cost of service. Specifically, the FERC held that Lakehead was entitled to receive an income tax allowance with respect to income attributable to its corporate partners, but was not entitled to receive such an allowance for income attributable to the partnership interests held by individuals. Both Lakehead and representatives of its customers have filed motions for rehearing. It is unlikely, however, that the FERC will reverse itself on rehearing. It is possible that either Lakehead or its customers may ultimately seek judicial review of the FERC decision, and it is difficult to predict what position would be adopted by a reviewing court on the income tax issue. In another FERC proceeding that has not yet reached the hearing stage, involving a different oil pipeline limited partnership, various shippers have challenged such pipeline's inclusion of an income tax allowance in its cost of service. The FERC Staff has also filed testimony that supports the disallowance of income taxes. If the FERC were to disallow the income tax allowance in the cost of service of the Pipelines on the basis set forth in the Lakehead order, the General Partner believes that the Partnership's ability to pay the Minimum Quarterly Distribution to the holders of the Senior Preference Units, Preference Units and Preference B Units would not be impaired; however, in view of the uncertainties involved in this issue, there can be no assurance in this regard.

         The intrastate operations of the East Pipeline in Kansas are subject to regulation by the Kansas Corporation Commission. In addition, intrastate operations of the West Pipeline in Colorado and Wyoming are subject to regulation by the Colorado Public Utility Commission and the Wyoming Public Service Commission. For a description of such regulation, see "Business and Properties of the Partnership--Regulation--Intrastate Regulation".

         Competition. While the FERC's current cost-based rate regulation caps the Pipelines' maximum rates, competitive conditions sometimes require that the Pipelines file individual rates that are less than the permissible maximum.
The East Pipeline's major competitor is an independent regulated common carrier pipeline system owned by The Williams Companies ("Williams"), which operates approximately 100 miles east of and parallel with the East Pipeline. This competing pipeline system is a substantially more extensive system than the East Pipeline. Furthermore, Williams and its affiliates have capital and financial resources substantially greater than those of the Partnership. Fifteen of the Partnership's 16 delivery terminals on the East Pipeline are in direct competition with Williams' terminals located within 2 to 145 miles. The West Pipeline competes with the truck loading racks of the Cheyenne and Denver refineries and the Denver terminals of the Chase Pipeline Company and Phillips Petroleum pipelines. A new Diamond Shamrock terminal in Colorado Springs at the end of a Diamond Shamrock pipeline from their Texas Panhandle refinery is a major competitor for the West Pipeline's Fountain terminal near Colorado Springs. See "Business and Properties of the Partnership--Products Pipeline Business--Competition and Business Considerations".

         The independent liquids terminaling industry is fragmented and includes both large, well-financed companies that own many terminal locations and small companies that may own a single terminal location. Several companies offering liquids terminaling facilities have significantly more capacity than ST, particularly those used primarily for petroleum related products. ST also faces competition from prospective customers that have their own terminal facilities.

         Reduced Demand Could Affect Shipments on the Pipelines. The Partnership's pipeline business depends in large part on the level of demand for refined petroleum products in the markets served by the Pipelines. Most of the refined petroleum products delivered through the East Pipeline are ultimately used in agricultural operations, including fuel for farm equipment, irrigation systems, trucks transporting crops and crop drying facilities. Demand for refined petroleum products for agricultural use, and the relative mix of products required, is affected by weather conditions in the geographic areas served by the East Pipeline. Although periods of drought suppress agricultural demand for some refined petroleum products, particularly those used for fueling farm equipment, during such times the demand for fuel for irrigation systems often increases. The agricultural sector is also affected by government agricultural policies and crop prices.

         Unlike the East Pipeline's service area, which is predominantly agricultural, the West Pipeline serves the growing Denver and northeastern Colorado markets. The West Pipeline also supplies the jet fuel for Ellsworth Air Force Base at Rapid City, South Dakota. The West Pipeline has a relatively small number of shippers, who, with only a few exceptions, are also shippers on the East Pipeline.

         The Partnership cannot predict the impact of future fuel conservation measures. Governmental regulation, technological advances in fuel economy and energy generation devices could reduce the demand for refined petroleum products in the Pipelines' market areas.

         Dependence on Crude Oil Supplies. Seven refineries (the "Regional Refineries") with aggregate crude oil refining capacity of approximately 587,000 barrels per day have historically produced most of the refined petroleum products transported through the East Pipeline. The Regional Refineries, the production from which accounted for approximately 85% of the East Pipeline's total volumes shipped in 1994, are operated by both major integrated and independent petroleum companies and by large farm cooperatives. One of such refineries, the McPherson, Kansas refinery operated by National Cooperative Refinery Association, accounted for approximately 54% of the aggregate barrels of refined petroleum products shipped through the East Pipeline in 1994. Through connections between the East Pipeline and other pipelines, shippers on the East Pipeline also have access to refined petroleum products produced by Gulf Coast and other refineries. All such refineries are dependent on adequate supplies of suitable grades of crude oil. A material decline in such supplies could adversely affect shipments of refined petroleum products on the East Pipeline. Historically, the product shipped on the East Pipeline has been refined from crude oil from producing fields located primarily in Kansas, Oklahoma and Texas, and, to a much lesser extent, from other domestic or foreign sources.

         The West Pipeline is connected to Sinclair's Little America refinery in Casper, Wyoming. It also receives product at the Strouds station, a short distance from Casper, through a connection with the Seminoe Pipe Line, which provides the West Pipeline with access to refineries in the Billings, Montana area. The West Pipeline's Rapid City, South Dakota terminal also receives product from Wyoming Refining's Newcastle, Wyoming refinery through their pipeline that enters the West Pipeline near the Wyoming/South Dakota border near Mule Creek, Wyoming. The West Pipeline's Cheyenne, Wyoming terminal also receives product from the Frontier Oil & Refining Company refinery, and the Commerce City, Colorado station also receives product from the Total Petroleum, Inc. ("Total Petroleum") and Conoco Oil refineries. Shipments of refined petroleum products on the West Pipeline could be adversely affected by a material decline in the availability to such refineries of suitable grades of crude oil.

         Possible Reduction of Business with the Department of Defense. The storage and transport of jet fuel for the U.S. Department of Defense is an important part of ST's business. Five of ST's 20 inland terminals are utilized solely by the Department of Defense. Four additional inland terminals are utilized by the Department of Defense and other users. Part of the storage at one of ST's inland terminals served a base that was placed on the Department of Defense's 1993 base closure list. The Partnership cannot predict whether additional bases served by ST will be closed or whether other customers will replace any loss of business with the Department of Defense. See "Business and Properties of the Partnership--Liquids Terminaling Business--Description of Terminals".

         Risk of Environmental Costs and Liabilities. The operations of the Partnership are subject to federal, state and local laws and regulations relating to protection of the environment. Although the Partnership believes that the operations of the Pipelines and ST are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in pipeline operations and terminaling operations, and there can be no assurance that substantial costs and liabilities will not be incurred. The Partnership currently owns or leases, and has in the past owned or leased, numerous properties that have been used for terminaling or storage of petroleum products or other chemicals for many years. Hydrocarbons or other solid wastes may have been disposed of or released on or under the properties owned or leased by the Partnership. Additionally, some of the sites operated by the Partnership that are located near current or historical refining and terminal operations may be at risk of experiencing contamination that has migrated from such sites. It is possible that developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Partnership or previous owners or operators, could result in substantial costs and liabilities to the Partnership. See "Business and Properties of the Partnership--Environmental Matters".

CONSIDERATIONS RELATING TO PARTNERSHIP STRUCTURE

         Subordination of Preference Units. The distribution to Unitholders of Available Cash that constitutes Cash from Operations (see "Glossary") with respect to each quarter within the Preference Period is subject to the preferential rights of the holders of the Senior Preference Units to receive for such quarter the Minimum Quarterly Distribution, plus arrearages, if any, in the payment of the Minimum Quarterly Distribution for prior quarters, prior to any distribution of Available Cash that constitutes Cash from Operations to holders of Preference Units with respect to such quarter. See "Cash Distributions".

         Restrictions on Distributions on Preference Units. The Partnership Agreement prohibits the Partnership from distributing Available Cash on the Preference Units, Preference B Units or Common Units or acquiring Preference Units, Preference B Units or Common Units with Available Cash in respect of any calendar quarter if (i) the Preference Period continues in effect during the quarter in respect of which the distribution or acquisition would be made and
(ii) after giving effect to such distribution or acquisition, the sum of (A) plus (B) would exceed an amount equal to $45 million plus 80% of the aggregate Expansive Capital Expenditures since the inception of the Partnership greater than $45 million, where (A) is equal to the outstanding principal balance as of the proposed distribution or acquisition date, as the case may be, of the Partnership's consolidated indebtedness (excluding borrowings for working capital purposes) and (B) is equal to the amount of revenues collected by the Partnership that (x) are then subject to possible refund under a pending rate case and (y) are not maintained by the Partnership in a separate reserve fund. See "Cash Distributions--Distribution Restriction on Preference Units, Preference B Units and Common Units".

         Reliance Upon Distributions and Dividends from Subsidiaries. The Partnership conducts all of its operations through direct and indirect wholly owned corporate and partnership subsidiaries. Distributions and dividends of cash generated by such subsidiaries are the principal source of Available Cash of the Partnership available for the payment of distributions to the holders of Units.

         Absence of Arms' Length Negotiation of Contract Terms. Neither the Partnership Agreements nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner, Kaneb and its affiliates, on the other hand, were or will be the result of arm's length negotiations.

         No Prior Public Market for Preference Units. Prior to this offering, there has been no public market for the Preference Units. The initial public offering price has been negotiated among KPL, KPPLP and the Underwriters. For a description of the factors to be considered in determining the initial public offering price of the Preference Units, see "Underwriting".

         Risk of Dilution of Outstanding LP Units Through Issuance of Senior Securities and Exchanges of Junior Securities. The Partnership Agreement authorizes the General Partner to cause the Partnership to issue Additional LP Units (additional limited partner interests and other equity securities of the Partnership) for such consideration and on such terms and conditions as shall be established by the General Partner including, without limitation, Preference Units in addition to the Preference Units offered by this Prospectus and Additional LP Units with rights to distributions or in liquidation ranking prior or senior to or on a parity with Preference Units. During the Preference Period, however, the Partnership may not issue (i) more than 7,750,000 additional Senior Preference Units (other than any Senior Preference Units issuable upon exchange of Preference Units if certain conditions are met), (ii) any other class of partnership interest of the Partnership on a parity with, convertible into or exchangeable for Senior Preference Units or (iii) any other classes of partnership interests of the Partnership ranking prior to or on a parity with the Senior Preference Units, without the approval of the holders of a majority of the outstanding Senior Preference Units (excluding for purposes of such determination Senior Preference Units held by the General Partner and its affiliates). After the Preference Period, there is no restriction on the ability of the Partnership to issue Additional LP Units, including, without limitation, Additional LP Units with rights to distributions or in liquidation ranking prior or senior to any of the outstanding LP Units.

         After the Record Date for distributions of Available Cash to the holders of Preference Units with respect to the quarter ending September 30, 1997, the Preference B Units shall be deemed to be Preference Units for purposes of determining the priority and amount of distributions of Available Cash on the Preference Units and Preference B Units. Thereafter, the holders of Preference Units will not have a right to receive distributions of Available Cash that is senior in priority to the rights of the holders of Preference B Units. In addition, any holder of Preference B Units may, at its option exercisable from time to time after the record date for distributions with respect to the quarter ending September 30, 1997, exchange Preference B Units for an equal number of Preference Units. Each such exchange shall be conditioned upon receipt by the Partnership of an opinion of counsel that the intrinsic economic and federal income tax characteristics of the Preference Units issuable upon such exchange are identical to the intrinsic economic and federal income tax characteristics of the Preference Units outstanding immediately prior to such exchange. The effect of any such exchange will be to increase the number of Preference Units issued and outstanding. Any such exchange will not affect the rights of the holders of the Preference Units with respect to distributions of Available Cash (including any distributions upon liquidation) because, as noted above, the Preference B Units will be deemed to be Preference Units for purposes of determining the priority and amounts of distributions of Available Cash on the Preference Units and Preference B Units after the record date for distributions of Available Cash to the holders of Preference Units with respect to the quarter ending September 30, 1997. However, Preference Units acquired in any such exchange may be sold from time to time by the holders thereof, either in transactions on the New York Stock Exchange (the "NYSE") or otherwise, and such sales could adversely affect the market price of the Preference Units. See "Selling Unitholder and LP Units Eligible for Future Sale".

         In addition, of the Preference Units and Preference B Units held by KPL after the offering made by this Prospectus, after the record date for distributions of Available Cash to the holders of Senior Preference Units with respect to the quarter ending September 30, 1997, up to 2,650,000 may be exchanged for an equal number of Senior Preference Units upon satisfaction of certain conditions. One such condition is the distribution by the Partnership of Available Cash that constitutes Cash from Operations to all Unitholders in respect of each of the four full consecutive preceding calendar quarters (including the calendar quarter with respect to which such distribution is being made) in an amount at least equal to $.70 per LP Unit. See "Cash Distributions--Exchange of Preference Units and Preference B Units for Senior Preference Units". The Partnership has not had, and does not anticipate that it will have in the foreseeable future, sufficient Available Cash to permit distributions at such level for four full consecutive calendar quarters. Any Preference Units or Preference B Units so exchanged will have the right to receive distributions of Available Cash (including any distributions upon liquidation) prior to the distribution of Available Cash on the Preference Units and Preference B Units.

         Limited Voting Rights; Management and Control. Unitholders will have only limited voting rights on matters affecting the Partnership's business. All amendments to the Partnership Agreement and major Partnership actions may be proposed solely by, or otherwise require the consent of, the General Partner. See "Description of the Partnership Agreements--Issuance of Additional LP Units and Securities", "--Amendment of Partnership Agreements", "--Meetings; Voting" and "--Termination, Dissolution and Liquidation".

         The General Partner will manage and control the activities of the Partnership. Holders of Preference Units will have no right to elect the General Partner on an annual or other continuing basis. If the General Partner withdraws or is removed, however, its successor may be elected by the holders of a majority of the outstanding LP Units (including for purposes of such determination LP Units owned by the departing General Partner and its affiliates). The General Partner may not be removed as general partner of the Partnership except upon approval by the affirmative vote of the holders of not less than 85% of the outstanding LP Units and any other limited partner interests, voting as a single class, and the affirmative vote of the holders of not less than 85% of each class of LP Units and any other limited partner interests outstanding, voting as separate classes, in each case including for purposes of such determination LP Units and other limited partner interests owned by the General Partner and its affiliates. KPL and its affiliates own all of the outstanding Common Units and, following the completion of this offering, will own all of the Preference B Units and approximately 25% of the Preference Units (assuming the Underwriters' over-allotment option is not exercised). Accordingly, the

General Partner cannot be removed without its consent. Unitholders may not remove the General Partner until after receipt of an opinion of counsel that such action will not result in the loss of limited liability of the Unitholders of any class or cause the Partnership to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes. The general partners of the Operating Partnerships may be removed upon approval of the Partnership.

         KPL has agreed not to withdraw voluntarily as general partner of the Partnership or KPOP before January 1, 2000, unless such withdrawal is approved by the vote of the holders of a majority of all of the outstanding LP Units, including during the Preference Period the approval of the holders of a majority of the Senior Preference Units (excluding for purposes of such determination Senior Preference Units owned by KPL and its affiliates). The withdrawal or removal of KPL as the general partner of the Partnership will automatically result in the concurrent withdrawal or removal of KPL as the general partner of KPOP. See "Description of the Partnership Agreements--Withdrawal or Removal of the General Partner".

         Conflicts of Interest. Certain conflicts of interest could arise as a result of the General Partner's relationships with Kaneb, the parent company of the General Partner, on the one hand, and the Partnership, on the other. Such conflicts may include, among others, the following situations: (i) the General Partner's determination of the timing and amount of cash expenditures, borrowings and reserves; (ii) the General Partner's determination of which portion of an expenditure constitutes a capital expenditure which increases the throughput or deliverable capacity or terminaling capacity of the assets of the Partnership; (iii) the issuance of additional LP Units or the purchase of outstanding LP Units; (iv) the payment to Kaneb and its subsidiaries and affiliates for any services rendered on behalf of the Partnership to KPL; (v) the General Partner's determination of which direct and indirect costs are reimbursable by the Partnership; (vi) the decision to liquidate the Partnership; (vii) the decision to retain separate counsel, accountants or others to perform services on behalf of the Partnership; and (viii) the General Partner's and its affiliates' decision to engage in activities that might compete with the Partnership. The Audit Committee of the Board of Directors of the General Partner will review matters as to which such conflicts of interest could arise. The Partnership has not adopted any guidelines, other than those contained in the Partnership Agreement, that must be followed by the General Partner in the event of a conflict of interest. In addition, the General Partner will owe certain fiduciary duties to the Unitholders and will be liable for all the debts other than nonrecourse debt of the Partnership to the extent not paid by the Partnership. See "Conflicts of Interest and Fiduciary Responsibilities".

         Modification of Fiduciary Duties. The General Partner is generally accountable to the Partnership and to the Unitholders as a fiduciary. Consequently, the General Partner generally must exercise good faith and integrity in handling the assets and affairs of the Partnership. The Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") provides that Delaware limited partnerships may, in their partnership agreements, modify the fiduciary duties that might otherwise be applied by a court in analyzing the duty owed by general partners to limited partners. The Partnership Agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to the Partnership and its partners. For example, the Partnership Agreement provides that (i) borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty of the General Partner to the Partnership or the Unitholders whether or not the purpose or effect thereof is to avoid subordination of Preference Units, Preference B Units or Common Units, (ii) any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash or Cash from Operations will be deemed not to breach any duty of the General Partner to the Partnership or the Unitholders and (iii) in the absence of bad faith by the General Partner, the resolution of conflicts of interest by the General Partner shall not constitute a breach of the Partnership Agreement or a breach of any standard of care or duty. In addition, holders of

Preference Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law. Such modifications of state law standards of fiduciary duty may significantly limit a Unitholder's ability to successfully challenge the actions of the General Partner as being in breach of what would otherwise have been a fiduciary duty. Provisions of the Partnership Agreement that purport to limit the liability of the General Partner to the Partnership or the Unitholders may not be enforceable under Delaware law. See "Conflicts of Interest and Fiduciary Responsibilities".

         Potential Liability of Unitholders. Unitholders will not be liable for assessments in addition to their initial capital investment in the LP Units. Under certain circumstances, however, Unitholders may be required to repay to the Partnership amounts wrongfully returned or distributed to them. See "Description of the Partnership Agreements-- Limited Liability".

         If it were determined that the right of Unitholders as a group to remove or replace the General Partner, or to take other action pursuant to the Partnership Agreement, constituted "control" of the Partnership's business, then Unitholders might be held liable for the Partnership's obligations to the same extent as a general partner. See "Description of the Partnership Agreements--Limited Liability".

         Potential Reduction of the Minimum Quarterly Distribution and Target Distribution Levels. Distributions of Cash from Interim Capital Transactions result in an adjustment of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution until such distributions equal Unrecovered Capital, after which Available Cash is distributed 70% to all Unitholders pro rata and 30% to KPL. See "Glossary" and "Cash Distributions - Adjustment of Minimum Quarterly Distribution and Target Distribution Levels". In order to preserve the fungibility of the LP Units, the holder of a Preference Unit is deemed to have unrecovered capital of $22 per Preference Unit, regardless of the amount actually paid by such holder for such Preference Unit. The Partnership has no current plans to enter into any transactions that would result in the distribution of Cash from Interim Capital Transactions.

         Limited Call Right. If at any time after the Preference Period less than 750,000 of the outstanding LP Units are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign and transfer to any of its affiliates or to the Partnership, on at least 10 but not more than 60 days' notice, to purchase all, but not less than all, of the outstanding LP Units held by such nonaffiliated persons at specified prices. See "Description of the Partnership Agreements--Limited Call Right".

TAX CONSIDERATIONS

         For a discussion of the expected federal and state income tax consequences of acquiring, owning and disposing of Preference Units, see "Federal Income Tax Considerations" and "State and Other Taxes".

         Partnership Status. The availability to a Preference Unitholder of the federal income tax benefits of an investment in the Partnership depends in large part on the classification of each of the Partnership and the Operating Partnerships as a partnership for federal income tax purposes. Based upon certain representations of KPL, Fulbright & Jaworski L.L.P., counsel to the Partnership, has rendered its opinion that under current law and regulations, each of the Partnership and the Operating Partnerships will be classified as a partnership for federal income tax purposes. However, no advance ruling from the IRS as to such status has been or will be requested and the opinion of counsel is not binding on the IRS. If the IRS were to challenge the federal income tax status of the Partnership or the Operating Partnerships or the amount of a Preference Unitholder's allocable share of the Partnership's taxable income, such challenge could result in an audit of the Preference Unitholder's entire tax return and in adjustments to items on that return that are unrelated to the ownership of Preference Units. In addition, each Preference Unitholder would bear the cost of any expenses incurred in connection with an examination of his personal tax return.

         One of the criteria involved in determining whether the Partnership or an Operating Partnership is treated as a partnership for federal income tax purposes is whether its general partner will have and maintain substantial assets. The opinion of Fulbright & Jaworski L.L.P. that the Partnership is classified as a partnership for federal income tax purposes is based upon KPL's and STS' representations that they have and will maintain at all times while serving as general partner of their respective partnerships a net worth of at least $5.0 million each, exclusive of their interests in, and accounts and notes receivable from, the Partnership and any other limited partnership in which they are a general partner. In addition, Fulbright & Jaworski L.L.P.'s opinion is based on the assumption that at least 90% of the Partnership's and the Operating Partnerships' aggregate gross income for each taxable year will constitute either (i) income from the exploration, development, mining or production, processing, refining, transportation or marketing of oil, gas or products thereof or (ii) other qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code of 1986, as amended (the "Code"), and the further assumption that the General Partner will act independently of the Unitholders.

         STOP earns fees from its terminaling operations for petroleum products, specialty chemicals and other liquids. Fees relating to terminaling of liquids that are not oil, gas, other natural resources or products derived from oil or gas will not be qualifying income for purposes of Section 7704(d) of the Code. Such fees, which consist primarily of revenues from the Westwego and Baltimore terminals, were less than 7% of Partnership revenues in 1994, and the Partnership believes that such fees will be less than 7% of Partnership revenues in 1995. STOP received a ruling from the IRS in 1993 to the effect that fees earned from its terminaling operations for petroleum and other qualifying products will be qualifying income for purposes of Section 7704(d) of the Code. Although that ruling was based on the facts as they existed in 1993, the Partnership believes that current operations continue to be in conformity with the facts disclosed and representations made in STOP's request for the ruling. For this purpose, the Steuart liquids terminaling operations are not materially different from the Partnership's current terminaling operations. The Partnership does not intend to request a similar ruling from the IRS if such business is acquired.

         If the Partnership or an Operating Partnership were taxable as a corporation or treated as an association taxable as a corporation in any taxable year, its income, gains, losses, deductions and credits would be reflected only on its tax return rather than being passed through to Preference Unitholders, and its taxable income would be taxed at corporate rates. In addition, distributions made to Preference Unitholders would be treated as dividend income (to the extent of current and accumulated earnings and profits), and, in the absence of earnings and profits, as a nontaxable return of capital (to the extent of the Preference Unitholder's basis in his Preference Units), or as capital gain (after the Preference Unitholder's basis in his Preference Units is reduced to zero). Furthermore, losses realized by such Partnership would not flow through to Preference Unitholders.

         Limited Deductibility of Losses. Losses generated by the Partnership, if any, will be available to Preference Unitholders that are subject to the passive activity loss limitations of Section 469 of the Code only to offset future income generated by the Partnership and cannot be used to offset income to a Preference Unitholder from other passive activities or investments or any other source. Losses from the Partnership that are not deductible because of the passive loss limitations may be deducted when the Preference Unitholder disposes of all his Preference Units in a fully taxable transaction with an unrelated party. Net passive income from the Partnership may only be offset by a Preference Unitholder's investment interest expense and by unused Partnership losses carried over from prior years.

         Risk of Challenge to Partnership Allocations. Investors should be aware that certain aspects of the allocations contained in the Partnership Agreement may be challenged by the IRS, and such challenges may be sustained. If an allocation contained in the Partnership Agreement is not given effect for federal income tax purposes, items of income, gain, loss, deduction or credit will be reallocated to the Unitholders and the General Partner in accordance with their respective interests in such items, based upon all the relevant facts and circumstances. Such reallocation among the Unitholders and the General Partner of such items of income, gain, loss, deduction or credit allocated under the Partnership Agreement could result in additional taxable income to the Preference Unitholders. Such reallocation of Partnership items also could affect the uniformity of the intrinsic federal tax characteristics of the Preference Units.

         Section 754 Election. The Partnership has made the election permitted by Section 754 of the Code. Such election will generally permit a purchaser of Preference Units to adjust his share of the basis in the Partnership's properties pursuant to Section 743(b) of the Code. The aggregate amount of the adjustment computed under Section 743(b) is then allocated among the various assets of the Partnership pursuant to the rules of Section 755. The Section 743(b) adjustment acts in concert with the Section 704(c) allocations (including the curative allocations if respected) in providing the purchaser of Preference Units with the equivalent of an adjusted tax basis in his share of the Partnership's properties equal to the fair market value of such share.

         Possible Unsuitability of Preference Units for Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors. All the gross income attributable to an investment in the Partnership by tax-exempt entities (including individual retirement accounts, Keogh and other retirement plans) will constitute unrelated business taxable income ("UBTI") to such tax-exempt entities. An investment in Preference Units, therefore, may not be suitable for tax-exempt entities. An investment in Preference Units also may not be suitable for regulated investment companies and foreign investors for the reasons discussed in "Federal Income Tax Considerations--Tax Treatment of Operations--Tax Exempt Entities, Regulated Investment Companies and Foreign Investors".

         Risk of Tax Liability Exceeding Cash Distributions or Proceeds from Dispositions of Preference Units. Since the Partnership is not a taxable entity and incurs no federal income tax liability, a Preference Unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. No assurance is given that Preference Unitholders will receive cash distributions equal to their allocable share of taxable income from the Partnership. Further, upon the sale or other disposition of Preference Units, a Unitholder may incur tax liability in excess of the amount of cash received. To the extent that a Preference Unitholder's tax liability exceeds the amount distributed to him or the amount he receives on the sale or other disposition of his Preference Units, he will incur an out-of-pocket expense.

                                USE OF PROCEEDS

         The net proceeds from the sale of the Preference Units are estimated to be approximately $74.5 million ($81.4 million if the Underwriters' over-allotment option is exercised in full). The Partnership will not receive any of the proceeds from the sale of the Preference Units by KPPLP. After the offering, KPL and its affiliates will own an aggregate 32.4% interest as limited partners in the Partnership (30.4% if the Underwriters' over-allotment option is exercised in full).

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Partnership
(i) as of June 30, 1995, (ii) as adjusted to give effect to the exchange by KPL of 1,000,000 Preference Units for an equal number of Preference B Units and
(iii) on a pro forma basis to reflect the pending acquisition by the Partnership of the Steuart terminaling assets. The table should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus.

                                                                             AS OF JUNE 30, 1995
                                                                  ------------------------------------------
                                                                                                 PRO FORMA
                                                                   HISTORICAL    ASSADJUSTED     (STEUART)
                                                                  ------------   ------------   ------------
                                                                                 (IN THOUSANDS)
Current portion of long-term debt . . . . . . . . . . . . . . .   $      1,658   $      1,658   $      1,658
                                                                  ============   ============   ============
Long-term debt:
   First mortgage notes . . . . . . . . . . . . . . . . . . . .   $     60,000   $     60,000   $     60,000
   Bank borrowing for Steuart asset acquisition . . . . . . . .           --             --           82,000
   Obligations under capitalized leases,
     including current portion  . . . . . . . . . . . . . . . .         11,066         11,066         11,066
                                                                  ------------   ------------   ------------
Total long-term debt, including current portion . . . . . . . .         71,066         71,066        153,066
   Less current portion of long-term debt . . . . . . . . . . .          1,658          1,658          1,658
                                                                  ------------   ------------   ------------
Total long-term debt, less current portion  . . . . . . . . . .   $     69,408   $     69,408   $    151,408
                                                                  ============   ============   ============
Partners' capital:
   Senior preference unitholders  . . . . . . . . . . . . . . .   $     47,288   $     47,288   $     47,288
   Preference unitholders . . . . . . . . . . . . . . . . . . .         45,247         37,239         37,239
   Preference B unitholders . . . . . . . . . . . . . . . . . .           --            8,008          8,008
   Common unitholders . . . . . . . . . . . . . . . . . . . . .          5,739          5,739          5,739
   General partner  . . . . . . . . . . . . . . . . . . . . . .            985            985            985
                                                                  ------------   ------------   ------------
Total partners' capital . . . . . . . . . . . . . . . . . . . .   $     99,259   $     99,259   $     99,259
                                                                  ============   ============   ============

   Total capitalization . . . . . . . . . . . . . . . . . . . .   $    170,325   $    170,325   $    252,325
                                                                  ============   ============   ============

         In 1994, the Partnership entered into a restated credit agreement (the "Credit Agreement") that provides for a $15 million revolving credit facility for working capital and general partnership purposes. The Credit Agreement is secured by a mortgage on the East Pipeline and all the outstanding common stock of STS and is guaranteed by KPOP, STS, STI and STOP. The Credit Agreement does not contain a cross-default provision with indebtedness of the General Partner except in the event the General Partner fails to pay its debts generally as they become due or in the event of a bankruptcy of the General Partner. Borrowings under the Credit Agreement bear interest at variable rates and are due and payable in November 1997. No borrowings under the Credit Agreement were outstanding at June 30, 1995.

         The Credit Agreement contains various restrictive covenants applicable to the Partnership, including (i) the requirement that current liabilities may not exceed current assets (excluding current maturities of long-term debt and partner distributions payable), (ii) the requirement that net worth may never be less than $70 million plus the net proceeds of issuance of partner interests and (iii) certain limitations on the incurrence of debt. The Credit Agreement prohibits the Partnership from distributing amounts in any quarter in excess of 100% of Available Cash for such quarter and from making any distributions to Unitholders if an event of default exists or would exist upon making such distribution. Should an event of default under the Credit Agreement occur, the lenders may foreclose upon the mortgaged assets, following the expiration of any cure periods. Events of default include failure to pay principal or interest when due, failure to observe and perform any covenants, breaches of representations and warranties, certain defaults by the Partnership on other debt, failure of the General Partner to be the general partner of the Partnership and certain events of bankruptcy (including that of the General Partner).

         In 1994, pursuant to note purchase agreements (the "Note Purchase Agreements"), STI sold $33 million of notes to a group of insurance companies. The notes bear interest at the rate of 8.05% and are due on December 22, 2001. In 1995, KPOP sold $27 million of additional first mortgage notes to the same insurance companies pursuant to the Note Purchase Agreements, which bear interest at the rate of 8.37% and are due on February 24, 2002. Both series of the notes are secured by a mortgage on the East Pipeline and all the outstanding common stock of STS and are guaranteed by KPOP, STS and STOP.

         The Note Purchase Agreements contain various restrictive covenants applicable to the Partnership, including certain limitations on the incurrence of debt. The Note Purchase Agreements prohibit the Partnership from distributing amounts in any quarter in excess of 100% of Available Cash for such quarter and from making any distributions to Unitholders if an event of default exists or would exist upon making such distribution. Should an event of default under the Note Purchase Agreements occur, the lenders may foreclose upon the mortgaged assets, following the expiration of any cure periods. Events of default include failure to pay principal or interest when due, failure to observe and perform any covenants, breaches of representations and warranties, certain defaults by the Partnership on other debt and certain events of bankruptcy (including that of the General Partner).

         The proposed acquisition of the Steuart terminaling assets will be financed by a bridge loan from Texas Commerce Bank National Association ("TCB") for a 120-day period. Such loan will bear interest at a variable rate based on the LIBOR rate plus 50 to 100 basis points. See "Business and Properties of the Partnership--Liquids Terminaling Business--Recent Developments". Should the Partnership not refinance such loan within the 120-day period, it will be syndicated with a group of lenders acceptable to the Partnership and TCB for a two year revolving period followed by a four year, fully amortized term period. Such loan will be secured, pari passu with the existing notes and credit facility, by a mortgage on the East Pipeline and all of the outstanding common stock of STS and will be guaranteed by KPOP, STS, STI and STOP.

                                 DISTRIBUTIONS

         Prior to this offering there has been no public market for the Preference Units. The Preference Units have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

         The distribution to Unitholders of Available Cash that constitutes Cash from Operations with respect to each quarter within the Preference Period is subject to the preferential rights of the holders of the Senior Preference Units to receive for such quarter $0.55 per Senior Preference Unit (the "Minimum Quarterly Distribution"), plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters, prior to any distribution of Available Cash that constitutes Cash from Operations to holders of Preference Units, Preference B Units or Common Units with respect to such quarter. In addition, for each quarter through the quarter ending September 30, 1997, the distribution of Available Cash that constitutes Cash from Operations to holders of Preference B Units is subject to the preferential rights of the holders of the Preference Units to receive the Minimum Quarterly Distribution for such quarter, plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters. After such time, the Preference B Units will be deemed to be Preference Units for purposes of determining the priority and amount of distributions of Available Cash on the Preference Units and Preference B Units. During the Preference Period, the distribution of Available Cash that constitutes Cash from Operations to holders of Common Units is subject to the preferential rights of the holders of the Senior Preference Units, the Preference Units and the Preference B Units to receive the Minimum Quarterly Distribution for such quarter, plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters. The Common Units are not entitled to arrearages in the payment of the Minimum Quarterly Distribution.

         The Preference Period commenced upon the formation of the Partnership and, in general, will continue indefinitely until the Minimum Quarterly Distribution has been paid to holders of all LP Units for 12 consecutive quarters and certain other conditions are met. The holders of the Common Units have not been paid the full amount of the Minimum Quarterly Distribution in any quarter since the formation of the Partnership. Therefore, such condition has not yet been met in any quarter. Upon expiration of the Preference Period, all distinctions between the Senior Preference Units, the Preference Units, the Preference B Units and the Common Units will automatically cease.

         The Partnership has paid the Minimum Quarterly Distribution on outstanding Senior Preference Units for each quarter since the Partnership's inception. The Partnership has paid the Minimum Quarterly Distribution on all Preference Units with respect to all quarters since inception of the Partnership, except for deficiencies in the payment of distributions on the Preference Units with respect to the second, third and fourth quarters of 1991 totalling $9,323,000. All such arrearages were satisfied in 1992 and 1993.
Had the operations of the West Pipeline, ST and the other terminals acquired by the Partnership since its inception been included in the Partnership's operations from such date, the General Partner believes that such arrearages would not have been incurred. Until 1994, no distributions were paid on the outstanding Common Units, which are not entitled to arrearages in the payment of the Minimum Quarterly Distribution thereon.

         The Partnership believes that it will be able to make distributions of Available Cash on the Preference Units of not less than the Minimum Quarterly Distribution for each quarter during at least the next two years, although no assurance can be given with respect to such distributions. Distributions totalling $2,686,000 and $1,896,000 were paid on the Common Units with respect to the final three calendar quarters of 1994 and the first two calendar quarters of 1995, respectively.

         The Partnership Agreement generally prohibits distributions on the Preference Units, Preference B Units and Common Units during the Preference Period if the Partnership's consolidated indebtedness exceeds $45 million plus 80% of the aggregate Expansive Capital Expenditures of the Partnership since October 3, 1989 greater than $45 million. At June 30, 1995, the Partnership's consolidated indebtedness was $71.1 million, and its aggregate Expansive Capital Expenditures since October 3, 1989 were approximately $116.8 million. Therefore, at June 30, 1995, the Partnership could have borrowed an additional $156.9 million (approximately) for Expansive Capital Expenditures without being restricted in the payment of distributions to the holders of Preference Units. The General Partner does not currently anticipate incurring debt that would prevent the distribution of the Minimum Quarterly Distribution to the holders of Preference Units. See "Cash Distributions".

         The Credit Agreement and Note Purchase Agreements prohibit the Partnership from distributing amounts in any quarter in excess of 100% of Available Cash for such quarter and from making any distributions to Unitholders if an event of default exists or would exist upon making such distribution. The General Partner does not believe that the terms, covenants and restrictions contained in the Credit Agreement and the Note Purchase Agreements will adversely affect the conduct of the Partnership's business or its ability to make distributions of the Minimum Quarterly Distribution on the Preference Units.

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

         The following table sets forth, for the periods and at the dates indicated, selected (i) historical financial and operating data for the Partnership, (ii) pro forma financial data for the Partnership after giving effect to the acquisition of the West Pipeline and (iii) pro forma financial data for the Partnership after giving effect to the acquisition of the West Pipeline and the pending acquisition of the Steuart terminaling assets. The data in the table is derived from and should be read in conjunction with the historical financial statements the Partnership included elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations". The pro forma financial data is based on the combination of the historical financial data of the Partnership, the West Pipeline and the Steuart terminaling assets assuming certain adjustments to reflect the acquisitions of the West Pipeline and the Steuart terminaling assets at the balance sheet date and as of the beginning of the period for income statement purposes and should be read in conjunction with the unaudited pro forma financial statements of the Partnership included elsewhere in this Prospectus.

                                                          YEAR ENDED DECEMBER 31,
                               --------------------------------------------------------------------------------------
                                                        HISTORICAL                                   PRO FORMA
                               ------------------------------------------------------------   -----------------------
                                 1990         1991        1992        1993(A)       1994        1994(B)      1994(C)
                               --------    ---------   ---------    ----------   ----------   ---------    ----------
                                                          (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
INCOME STATEMENT DATA:
Revenues  . . . . . . . . .    $ 37,618    $  39,415   $  42,179    $   69,235   $   78,745   $  92,439    $  118,067
                               --------    ---------   ---------    ----------   ----------   ---------    ----------
Costs and expenses:
Operating costs . . . . . .      12,588       14,337      14,507        29,012       33,586      40,721        49,977
Depreciation and
  amortization  . . . . . .       3,333        3,519       4,124         6,135        7,257       7,961        13,626
General and administrative
  expenses  . . . . . . . .       2,916        2,861       2,752         4,673        4,924       5,705         6,455
 Legal expenses for tariff
  protest . . . . . . . . .         400        2,172         --            --           --          --            --
                               --------    ---------   ---------    ----------   ----------   ---------    ----------
  Total costs and expenses       19,237       22,889      21,383        39,820       45,767      54,387        70,058
                               --------    ---------   ---------    ----------   ----------   ---------    ----------
Operating income  . . . . .      18,381       16,526      20,796        29,415       32,978      38,052        48,009
Interest and other income .       2,093        1,751       1,721         1,331        1,299       1,299         1,299
Interest expense  . . . . .      (2,321)      (2,259)     (2,338)       (3,376)      (3,706)     (5,966)      (12,116)
Minority interest . . . . .        (183)        (159)       (200)         (266)        (295)       (322)         (360)
                               --------    ---------   ---------    ----------   ----------   ---------    ----------
 Income before income taxes      17,970       15,859      19,979        27,104       30,276      33,063        36,832
Income taxes (d)  . . . . .         --           --          --           (450)        (818)       (818)         (818)
                               --------    ---------   ---------    ----------   ----------   ---------    ----------
Net income  . . . . . . . .    $ 17,970    $  15,859   $  19,979    $   26,654   $   29,458   $  32,245    $   36,014
                               ========    =========   =========    ==========   ==========   =========    ==========
Allocation of net income and
  cash distributions per
  Senior Preference
  Unit (e)  . . . . . . . .    $   2.20    $    2.20   $    2.20    $     2.20   $     2.20
                               ========    =========   =========    ==========   ==========
 Allocation of net income and
  cash distributions per
  Preference Unit (e)(f)  .    $   2.20    $    2.20   $    2.20    $     2.20   $     2.20
                               ========    =========   =========    ==========   ==========
 Arrearages (created) paid
  per Preference Unit . . .    $    --     $   (1.65)  $    0.45    $     1.20   $      --
                               ========    =========   =========    ==========   ==========
 BALANCE SHEET DATA
  (AT PERIOD END):
Property and equipment, net    $ 67,045    $  68,255   $  66,956    $  133,436   $  145,646   $  173,806   $  256,657
Total assets  . . . . . . .      88,610       88,530      86,409       162,407      163,105      193,313      276,163
Current portion of
  long-term debt  . . . . .         895        1,027       1,177         3,850        1,548       1,548         1,548
Long-term debt, less
  current portion . . . . .      15,368       16,941      20,864        41,814       43,265      70,265       152,265
Partners' capital . . . . .      60,310       61,918      55,657       100,598       99,754      99,754        99,754

                                                                        YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------------------------
                                                                             HISTORICAL
                                                   --------------------------------------------------------------
                                                     1990          1991         1992       1993(A)        1994
                                                   ---------    ----------   ----------   ---------    ----------
                                                              (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
OTHER DATA:
Net cash provided by operating activities before
  changes   in working capital components (g) . .  $  21,486    $   19,537   $   24,303   $  33,469    $   37,636
Capital expenditures (g)(h) . . . . . . . . . . .      4,137         4,747        3,183       8,132         7,147
Distributions to: (i)
  Senior preference unitholders . . . . . . . . .     11,000        11,000       11,000      13,475        15,950
  Preference unitholders (f)  . . . . . . . . . .     12,430        12,430       12,430      12,430        12,430
  Common unitholders  . . . . . . . . . . . . . .        --            --           --          --          2,686
                                                   ---------    ----------   ----------   ---------    ----------
    Total distributions to unitholders  . . . . .  $  23,778    $   14,396   $   23,430   $  25,905    $   31,066
                                                   =========    ==========   ==========   =========    ==========
OPERATING DATA:
Volumes (j) . . . . . . . . . . . . . . . . . . .     53,087        51,635       55,111      56,195        54,561
Barrel miles (k)  . . . . . . . . . . . . . . . .     13,165        13,245       14,287      14,160        14,460



                                                                     SIX MONTHS ENDED JUNE 30,
                                                       -----------------------------------------------------
                                                               HISTORICAL                  PRO FORMA
                                                       --------------------------- -------------------------
                                                           1994        1995(L)       1995(B)       1995(C)
                                                       -----------   ------------- -----------   -----------
INCOME STATEMENT DATA:
Revenues  . . . . . . . . . . . . . . . . . . . .      $    37,207   $    43,724   $   45,439    $    56,030
                                                       -----------   -----------   ----------    -----------
Costs and expenses:
  Operating costs . . . . . . . . . . . . . . . .           15,865        18,269       19,427         23,255
  Depreciation and amortization . . . . . . . . .            3,511         4,161        4,267          7,100
  General and administrative expenses . . . . . .            2,506         2,571        2,854          3,200
                                                       -----------   -----------   ----------    -----------
  Total costs and expenses  . . . . . . . . . . .           21,882        25,001       26,548         33,555
                                                       -----------   -----------   ----------    -----------
Operating income  . . . . . . . . . . . . . . . .           15,325        18,723       18,891         22,475
Interest and other income . . . . . . . . . . . .              656           447          632            632
Interest expense  . . . . . . . . . . . . . . . .           (1,741)       (3,037)      (3,387)        (6,462)
Minority interest . . . . . . . . . . . . . . . .             (137)         (157)        (157)          (163)
                                                       -----------   -----------   ----------    -----------
Income before income taxes  . . . . . . . . . . .           14,103        15,976       15,979         16,482
Income taxes (d)  . . . . . . . . . . . . . . . .             (435)         (219)        (219)          (219)
                                                       -----------   -----------   ----------    -----------
Net income  . . . . . . . . . . . . . . . . . . .      $    13,668   $    15,757   $   15,760    $    16,263
                                                       ===========   ===========   ==========    ===========
Allocation of net income and cash distributions per
  Senior Preference Unit (e)  . . . . . . . . . .      $      1.10   $      1.10
                                                       ===========   ===========
Allocation of net income and cash distributions per
  Preference Unit (e)(f)  . . . . . . . . . . . .      $      1.10   $      1.10
                                                       ===========   ===========
Arrearages (created) paid per Preference Unit . .      $       --    $       --
                                                       ===========   ===========
BALANCE SHEET DATA (AT PERIOD END):
Property and equipment, net . . . . . . . . . . .      $   143,815   $   173,306   $   173,306   $   256,156
Total assets  . . . . . . . . . . . . . . . . . .          162,033       191,434       191,434       274,284
Current portion of long-term debt . . . . . . . .           16,646         1,658         1,658         1,658
Long-term debt, less current portion  . . . . . .           28,566        69,408        69,408       151,408
Partners' capital . . . . . . . . . . . . . . . .          100,055        99,259        99,259        99,259

                                                                                   SIX MONTHS ENDED JUNE 30,
                                                                                   -------------------------
                                                                                           HISTORICAL
                                                                                   -------------------------
                                                                                       1994        1995(L)
                                                                                   -----------   -----------
OTHER DATA:
Net cash provided by operating activities before changes in working
  capital components (g)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   17,780    $    20,291
Capital expenditures (g)(h) . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,248          4,721
Distributions to: (i)
  Senior preference unitholders . . . . . . . . . . . . . . . . . . . . . . . . .       7,975          7,975
  Preference unitholders (f)  . . . . . . . . . . . . . . . . . . . . . . . . . .       6,215          6,215
  Common unitholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --           1,896
                                                                                   -----------   -----------
    Total distributions to unitholders  . . . . . . . . . . . . . . . . . . . . .  $   14,190    $    16,086
                                                                                   ==========    ===========
OPERATING DATA:
Volumes (j) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27,210         34,549
Barrel miles (k)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7,019          7,568

_________
(a)   Includes the operations of ST since its acquisition on March 2, 1993.
(b) Gives effect to the acquisition of the West Pipeline. The pro forma financial data may not be indicative of the results that would have occurred if the Partnership had acquired the West Pipeline on the dates indicated or that will be obtained in the future.
(c) Gives effect to the acquisition of the West Pipeline and the pending acquisition of the liquids terminaling assets of Steuart. The pro forma financial data may not be indicative of the results that would have occurred if the Partnership had acquired the West Pipeline and the liquids terminaling assets of Steuart on the dates indicated or that will be obtained in the future.
(d) Subsequent to the acquisition of ST in March 1993, certain operations are conducted in a taxable entity.
(e) Net income of the Partnership for each reporting period is allocated to the Senior Preference Units and Preference Units in an amount equal to the cash distributions to the holders thereof declared for that reporting period.
(f) Allocation of net income and cash distributions declared per Preference Unit exclude $0.45 and $1.20 attributable to the payment of arrearages in 1992 and 1993, respectively.
(g) Under the Partnership Agreement, the Partnership is required to make distributions to Unitholders and the General Partner with respect to each calendar quarter in an amount equal to 100% of its Available Cash for such quarter, except in connection with the dissolution and liquidation of the Partnership. Distributions of Available Cash are characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions and, depending on the characterization of the Available Cash distributed, different distribution priorities would apply. In addition, Distributions of Available Cash that constitutes Cash from Interim Capital Transactions result in reductions in the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution. The Partnership's Available Cash, Cash from Operations and Cash from Interim Capital Transactions are affected by items in addition to "net cash provided by operating activities before changes in working capital components" and "capital expenditures". See "Cash Distributions" and "Glossary".
(h) Includes approximately $1.7 million, $5.5 million and $5.7 million of maintenance capital expenditures and approximately $1.5 million, $2.6 million and $1.5 million of Expansive Capital Expenditures in 1992, 1993 and 1994, respectively, and approximately $1.3 million and $3.5 million of maintenance capital expenditures and approximately $0.9 million and $1.2 million of Expansive Capital Expenditures in the six months ended June 30, 1994 and 1995, respectively. Such amounts exclude approximately $62.7 million related to the acquisition of ST in March 1993, approximately $12.3 million related to terminal acquisitions in 1994 ($11.7 million through June 30, 1994) and approximately $27.1 million related to the acquisition of the West Pipeline in the first quarter of 1995.

(i) Consists of distributions paid with respect to the periods shown, excluding arrearages (see note (f) above). Payment of distributions with respect to a calendar quarter is made in the next succeeding calendar quarter.
(j) Volumes are expressed in thousands of barrels of refined petroleum product.
(k) Barrel miles are shown in millions. A barrel mile is the movement of one barrel of refined petroleum product one mile.
(l) Includes the operations of the West Pipeline since its acquisition on February 24, 1995. Since such acquisition occurred prior to the end of the period, the pro forma balance sheet data and the historical balance sheet data are the same.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

         This discussion should be read in conjunction with the financial statements of the Partnership and notes thereto and the summary historical and pro forma financial and operating data of the Partnership included elsewhere in this Prospectus.

GENERAL

         In September 1989, KPL, a wholly owned subsidiary of Kaneb, formed the Partnership to own and operate its refined petroleum products pipeline business. The Partnership operates through KPOP, a limited partnership in which the Partnership holds a 99% interest as limited partner and KPL owns a 1% interest as general partner. The Partnership is engaged through operating subsidiaries in the refined petroleum products pipeline business and the terminaling of petroleum products and specialty liquids.

         The Partnership's pipeline business consists primarily of the transportation through the East Pipeline and the West Pipeline, as common carriers, of refined petroleum products. The Partnership acquired the West Pipeline in February 1995 from Wyco Pipe Line Company, a company jointly owned by GATX Terminals Corporation and Amoco Pipeline Company, for $27.1 million. The acquisition was financed by the sale of $27 million of first mortgage notes due February 24, 2002, which bear interest at the rate of 8.37% per annum. The East Pipeline and the West Pipeline are collectively referred to as the "Pipelines". The Pipelines primarily transport gasoline, diesel oil, fuel oil and propane. The products are transported from refineries connected to the Pipelines, directly or through other pipelines, to agricultural users, railroads and wholesale customers in the states in which the Pipelines are located and in portions of other states. Substantially all of the Pipelines' operations constitute common carrier operations that are subject to federal or state tariff regulation. The Partnership has not engaged, nor does it currently intend to engage, in the merchant function of buying and selling refined petroleum products.

         The Partnership's business of terminaling petroleum products and specialty liquids is conducted under the name ST Services ("ST"). ST is one of the largest independent terminaling companies in the United States. ST operates 23 terminals in 16 states with an aggregate tankage capacity of approximately 7.7 million barrels at strategic points in the United States. ST's three largest terminal facilities are located in Texas City, Texas, Westwego, Louisiana and Baltimore, Maryland. The Texas City terminal is a deep-water facility primarily serving the Gulf Coast petrochemical industry. The Westwego terminal, purchased in June 1994 and located on the West bank of the Mississippi River across from New Orleans, handles molasses, animal and vegetable oil and fats, fertilizer, latex and caustic solutions. The Baltimore terminal is the largest independent terminal facility in the Baltimore area and handles asphalt, fructose, latex, caustic solutions and other liquids. ST also operates 20 inland terminal facilities handling primarily petroleum products.

         The Partnership acquired ST In March 1993 for approximately $65 million (including $2 million in acquisition costs). In connection with the acquisition, the Partnership borrowed $65 million from a group of banks. In April 1993, the Partnership completed a public offering of 2.25 million Senior Preference Units at $25.25 per unit. The bank loan was partially repaid with $50.8 million of the proceeds from the offering, and the balance was refinanced in December 1994. The Partnership continually evaluates other potential acquisitions.

PIPELINE OPERATIONS

                                                                                   SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                    JUNE 30,
                                    ---------------------------------------   -------------------------
                                        1992         1993          1994           1994          1995
                                    ------------  -----------  ------------   -----------   -----------
Revenues  . . . . . . . . . . .     $     42,179  $    44,107  $     46,117   $    21,853   $    26,125
Operating costs . . . . . . . .           14,507       16,453        17,777         8,570         9,592
Depreciation and amortization .            4,124        4,055         4,276         2,126         2,488
General and administrative  . .            2,752        3,132         2,908         1,540         1,503
                                    ------------  -----------  ------------   -----------   -----------
Operating income  . . . . . . .     $     20,796  $    20,467  $     21,156   $     9,617   $    12,542
                                    ============  ===========  ============   ===========   ===========

         The Pipelines' revenues are based on volumes shipped and the distances over which such volumes are transported. Revenues increased 5% in both 1994 and 1993. KPOP implemented a tariff increase of approximately 5.5% in April 1994, which accounted for more than one-half of its increase in revenues in 1994 over 1993, and approximately 5.6% in July 1992, which accounted for substantially all of its increase in revenues in 1993 over 1992. KPOP does not expect to increase its tariffs in 1995. Because tariff rates are regulated by the FERC, the Pipelines compete primarily on the basis of quality of service, including delivering products at convenient locations on a timely basis to meet the needs of its customers. Barrel miles increased 2% to 14.5 billion barrel miles in 1994 from 14.2 billion barrel miles in 1993. The increase in barrel miles was primarily due to increased long-haul shipments related to product pricing advantages for shippers to western area terminals served by the East Pipeline and a decrease in short-haul shipments.

         Operating costs, which primarily include fuel and power costs, materials and supplies, maintenance and repair costs, salaries, wages and employee benefits, and property and other taxes, increased 8% in 1994 and 13% in 1993. Property taxes increased $300,000 and $900,000 in 1994 and 1993, respectively. The 1994 property tax increase was primarily due to tax rate adjustments in Kansas and Nebraska and the 1993 property tax increase was primarily due to non-recurring refunds received in 1992 and tax rate adjustments in Nebraska in 1993. Power costs increased by $600,000 in 1994 due to increased barrel miles, utility rates and increased usage of drag reducers to increase throughput on portions of the East Pipeline. Material, supplies and outside services increased $400,000 in 1994 primarily due to unusually high repair and maintenance expenditures. General and administrative costs include managerial, accounting and administrative personnel costs, office rental and expense, legal and professional costs and other non-operating costs.

         The West Pipeline reported revenues of $4.8 million, operating costs of approximately $1.5 million and depreciation and amortization of approximately $0.3 million, which resulted in operating income of approximately $3.0 million for the period from February 24, 1995 (date of acquisition) to June 30, 1995. Such amount accounts for substantially all of the Partnership's increase in operating income for the six months ended June 30, 1995 as compared with the same period in 1994.

TERMINALING OPERATIONS

                                                                                   SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                    JUNE 30,
                                    ---------------------------------------   -------------------------
                                        1992         1993          1994           1994          1995
                                    ----------    -----------  ------------   -----------   -----------
                                           PRO FORMA*           HISTORICAL            HISTORICAL
                                          (UNAUDITED)
Revenues  . . . . . . . . . . .     $   26,852    $    29,921  $     32,628   $    15,354   $    17,599
Operating costs . . . . . . . .         13,500         15,064        15,809         7,295         8,677
Depreciation and amortization .          2,242          2,496         2,981         1,385         1,673
General and administrative  . .          1,442          1,949         2,016           966         1,068
                                    ----------    -----------  ------------   -----------   -----------
Operating income  . . . . . . .     $    9,668    $    10,412  $     11,822   $     5,708   $     6,181
                                    ==========    ===========  ============   ===========   ===========

_________
* Represents the operations of ST Services, Inc., which was acquired by the Partnership in March 1993.

         The increases in revenues are attributable to increases in prices charged for storage and tankage volumes utilized. Revenues increased 9% in 1994 and 11% in 1993. Average annual tankage utilized increased 200,000 barrels to 6.1 million barrels compared to 5.9 million barrels in 1993 as a direct result of terminal acquisitions in 1994. Average annual revenues per barrel of tankage utilized increased by $0.26 in 1994 to $5.33 per barrel. Total tankage capacity (7.7 million barrels at June 30, 1995) has been, and is expected to remain, adequate to meet existing customer storage requirements. Customers consider factors such as location, access to cost effective transportation and quality of service in addition to pricing when selecting terminal storage.

         For the six months ended June 30, 1995, revenues and operating costs increased 15% and 19%, respectively, primarily as a result of the acquisition of the Westwego terminal in June 1994. The average barrels of tankage utilized increased 8% to 6.4 million barrels while the average annualized revenue per barrel stored increased to $5.51 in the six months ended June 30, 1995 compared to $5.21 for the same period in 1994.

LIQUIDITY AND CAPITAL RESOURCES

         The ratio of current assets to current liabilities decreased to 0.8 to 1 at June 30, 1995 and December 31, 1994 from 1.29 to 1 at December 31, 1993. The decrease was primarily the result of terminal acquisitions in 1994 funded from the Partnership's cash balances. Cash provided by operating activities was $37.9 million, $37.2 million and $26.6 million for the years 1994, 1993 and 1992, respectively. Cash provided by operating activities was $20.0 million and $18.1 million for the six months ended June 30, 1995 and 1994, respectively. The increase in cash flow from operating activities in 1993 was due to the acquisition of ST, and the first six months 1995 increase was a direct result of the West Pipeline and Westwego terminal acquisitions.

         Capital expenditures were $19.5 million, $8.1 million and $3.2 million for the years 1994, 1993 and 1992, respectively, and $4.7 million and $13.9 million for the six months ended June 30, 1995 and 1994, respectively.
Included in capital expenditures for the year 1994 were three terminal acquisitions by ST that totalled $12.3 million. During all periods, adequate pipeline capacity existed to accommodate volume growth, and the expenditures required for environmental and safety improvements were not, and are not expected in the future to be, material. Environmental damages caused by sudden and accidental occurrences are included under the Partnership's insurance coverage. Kaneb, which had an unaudited consolidated net worth of approximately $21.3 million at June 30, 1995, has indemnified the Partnership against liabilities for environmental damages resulting from operations of the East Pipeline prior to October 3, 1989; however, amounts expended by the

Partnership, and reimbursed by Kaneb, have been immaterial and are not expected to be material in the future. Capital expenditures of the Partnership (including ST but excluding the West Pipeline) for maintenance of existing operations during 1995 are expected to be approximately $7.0 million. Capital expenditures for expansionary purposes during 1995 are expected to be approximately $1.0 million, excluding acquisition costs of the West Pipeline. The Partnership expects capital expenditures in 1995 on the West Pipeline to range from approximately $1.5 million to $2.0 million.

         The Partnership makes distributions of 100% of its Available Cash to Unitholders and the General Partner. Available Cash consists generally of all the cash receipts less all cash disbursements and reserves. A distribution of $2.20 per unit was paid to Senior Preference Unitholders in 1994, 1993 and 1992. During 1994, 1993 and 1992, the Partnership paid distributions of $12.3 million, ($2.20 per unit), $19.3 million ($2.20 per unit and $1.20 per unit in arrearages) and $15.0 million ($2.20 per unit and $0.45 per unit in arrearages) to the holders of Preference Units. During 1994, the Partnership paid distributions of $1.7 million ($0.55 per unit) to the holders of Common Units.

         The Partnership expects to fund future cash distributions and maintenance capital expenditures with existing cash and cash flows from operating activities, and expansionary capital expenditures and some environmental expenditures are expected to be funded through additional Partnership borrowings.

         In 1994, STI sold $33 million of notes to a group of insurance companies. Proceeds from these sales were used to refinance existing debt of the Partnership that was incurred in connection with the ST acquisition in 1993 and the terminal acquisitions in 1994. The notes bear interest at the rate of 8.05% per annum and are due on December 22, 2001. In 1994, the Partnership entered into the Credit Agreement with a group of banks that provides a $15 million revolving credit facility for working capital and general partnership purposes. Borrowings under the Credit Agreement bear interest at variable rates and are due and payable in November 1997. The Credit Agreement has a commitment fee of 0.2% per annum of the unused credit facility. No amounts were drawn under this credit facility at June 30, 1995. The notes and credit facility are secured by a mortgage on the East Pipeline and all the outstanding common stock of STS and are guaranteed by KPOP, STS, STI and STOP.

         The Partnership acquired the West Pipeline in February 1995 from Wyco Pipe Line Company, a company jointly owned by GATX Terminals Corporation and Amoco Pipeline Company, for $27.1 million. The acquisition was financed by the sale of $27 million of first mortgage notes due February 24, 2002, which bear interest at the rate of 8.37% per annum. The acquisition is expected to increase the Partnership's revenues, costs, net income and net cash provided by operating activities. See the pro forma financial statements of the Partnership included elsewhere in this Prospectus.

         The proposed acquisition of the Steuart terminaling assets will be financed by a bridge loan from TCB for a 120-day period. Such loan will bear interest at a variable rate based on the LIBOR rate plus 50 to 100 basis points. See "Business and Properties of the Partnership--Liquids Terminaling Business--Recent Developments". Should the Partnership not refinance such loan within the 120-day period, it will be syndicated with a group of lenders acceptable to the Partnership and TCB for a two year revolving period followed by a four year, fully amortized term period. Such loan will be secured, pari passu with the existing notes and credit facility, by a mortgage on the East Pipeline and all of the outstanding common stock of STS and will be guaranteed by KPOP, STS, STI and STOP.

         In the FERC's Lakehead decision issued June 15, 1995, the FERC partially disallowed Lakehead's inclusion of income taxes in its cost of service. Specifically, the FERC held that Lakehead was entitled to receive an income tax allowance with respect to income attributable to its corporate partners, but was not entitled to receive such an allowance for income attributable to the partnership interests held by individuals. Both Lakehead and representatives of its customers have filed motions for rehearing. It is possible that either Lakehead or its customers may ultimately seek judicial review of the FERC decision. It is difficult to predict what position would be adopted by a reviewing court on the income tax issue. In another FERC proceeding that has not yet reached the hearing stage, involving a different oil pipeline limited partnership, various shippers have challenged such pipeline's inclusion of an income tax allowance in its cost of service. The FERC Staff has also filed testimony that supports the disallowance of income taxes. If the FERC were to disallow the income tax allowance in the cost of service of the Pipelines on the basis set forth in the Lakehead order, the General Partner believes that the Partnership's ability to pay the Minimum Quarterly Distribution to the holders of the Senior Preference Units, Preference Units and Preference B Units would not be impaired; however, in view of the uncertainties involved in this issue, there can be no assurance in this regard.

                   BUSINESS AND PROPERTIES OF THE PARTNERSHIP

         The Partnership is engaged, through its operating subsidiaries, in the refined petroleum products pipeline business and the terminaling of petroleum products and specialty liquids business.

PRODUCTS PIPELINE BUSINESS

         Introduction

         The Partnership's pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Kansas, Nebraska, Iowa, South Dakota, North Dakota, Colorado and Wyoming. The acquisition of the West Pipeline in February 1995 increased the Partnership's pipeline business in South Dakota and expanded it into Wyoming and Colorado. None of the results for 1994 or prior years include the West Pipeline.

         The East Pipeline is an integrated pipeline transporting refined petroleum products, including propane, received from refineries in southeast Kansas, or from other connecting pipelines, to terminals in Kansas, Nebraska, Iowa, South Dakota and North Dakota and to receiving pipeline connections in Kansas. Shippers on the East Pipeline obtain refined petroleum products from refineries connected to the East Pipeline directly or through other pipelines. Such refineries obtain crude oil primarily from producing areas in Kansas, Oklahoma and Texas. Five connecting pipelines deliver propane from gas processing plants in Texas, New Mexico, Oklahoma and Kansas to the East Pipeline for shipment.

        The Pipelines' revenues are based on volumes shipped and the distances over which such volumes are transported. The following table reflects the total volume and barrel miles of refined petroleum products shipped and total operating revenues earned by the East Pipeline for each of the periods indicated and by the West Pipeline since its acquisition on February 24, 1995.

                                                                                           SIX MONTHS
                                            YEAR ENDED DECEMBER 31,                      ENDED JUNE 30,
                               --------------------------------------------    -----------------------------
                                 1990        1991        1992        1993        1994      1994       1995
                               --------    --------    --------    --------    --------  ---------  --------
Volume (1)  . . . . . . .        53,087      51,635      55,111      56,234      54,546     27,210    34,549
Barrel miles(2) . . . . .        13,165      13,245      14,287      14,160      14,460      7,019     7,568
Revenues (thousands)  . .      $ 37,618    $ 39,415    $ 42,179    $ 44,107    $ 46,117  $  21,853  $ 26,125

_________
(1) Volumes are expressed in thousands of barrels of refined petroleum product.
(2) Barrel miles are shown in millions. A barrel mile is the movement of one barrel of refined petroleum product one mile.

         The increase in barrel miles from 1993 to 1994 was primarily due to increased long-haul shipments related to product pricing advantages for shippers to western area terminals served by the East Pipeline. However, aggregate volumes transported decreased from 1993 to 1994 because of a reduction in short-haul shipments resulting primarily from the closing of three Coastal refineries in 1993.

         The mix of refined petroleum products delivered varies seasonally, with gasoline demand peaking in early summer, diesel fuel demand peaking in late summer and propane demand higher in the fall. In addition, weather conditions in the geographic areas served by the East Pipeline affect the demand for and the mix of the refined petroleum products delivered through the East Pipeline, although historically any impact on the volumes shipped has been short-term. Tariffs charged shippers for transportation do not vary according to the type of products delivered.

       The following table sets forth, in thousands of barrels, the volumes of gasoline, diesel and fuel oil, propane and other refined petroleum products transported by the East Pipeline during the periods indicated and by the West Pipeline since its acquisition on February 24, 1995.

                                                                                               SIX MONTHS
                                             YEAR ENDED DECEMBER 31,                         ENDED JUNE 30,
                           -----------------------------------------------------------  ----------------------
                              1990        1991         1992        1993        1994        1994         1995
                           ----------  ----------   ----------  ----------  ----------  ----------  ----------
Gasoline  . . . . . . .        26,841      24,152       24,816      25,407      23,958      12,312      17,655
Diesel and fuel oil . .        18,991      20,047       23,374      25,269      26,355      12,063      14,647
Propane . . . . . . . .         4,703       4,441        4,676       4,153       4,204       1,921       1,497
Other . . . . . . . . .         2,552       2,995        2,245       1,366          44         914         750
                           ----------  ----------   ----------  ----------  ----------  ----------   ---------
  Total . . . . . . . .        53,087      51,635       55,111      56,195      54,561      27,210      34,549
                           ==========  ==========   ==========  ==========  ==========  ==========   =========

         In October 1991, two single-use pipelines were acquired from Calnev Pipe Line Company for $2.65 million. Each system, one of which is located in Umatilla, Oregon and the other in Rawlins, Wyoming, supplies diesel fuel to Union Pacific Railroad Company's fueling facilities under contracts expiring in October 1996. Such contracts are renewable thereafter for successive two year terms unless canceled by either party. The Oregon line is fully automated and the Wyoming line requires minimal start-up assistance, which is provided by the railroad. In May 1993, KPOP began operating a newly constructed single-use pipeline near Pasco, Washington. For the year ended December 31, 1994, the three systems combined transported a total of 2.8 million barrels of diesel fuel, representing an aggregate of $1.2 million in revenues.

         West Pipeline Acquisition

         Effective February 24, 1995, KPOP acquired the West Pipeline from Wyco Pipe Line Company for $27.1 million in cash. The West Pipeline consists of approximately 550 miles of pipeline and four truck loading terminals located in Wyoming, South Dakota and Colorado. On a pro forma basis for the year ended December 31, 1994, the West Pipeline would have accounted for approximately 15% of the Partnership's revenues.

         Unlike the East Pipeline's service area, which is largely agricultural, the West Pipeline serves the growing Denver and northeastern Colorado markets. The West Pipeline also supplies the jet fuel for Ellsworth Air Force Base at Rapid City, South Dakota. The West Pipeline has a relatively small number of shippers, who, with only a few exceptions, are also shippers on the East Pipeline.

         Pipeline Operations

         The East Pipeline and the West Pipeline are integrated pipeline systems of approximately 2,075 miles and 550 miles, respectively. The Pipelines primarily transport gasoline, diesel oil, fuel oil and propane. Products are transported primarily for refiners, marketers and distributors of such products. The Pipelines have been constructed and are maintained consistent with applicable federal, state and local laws and regulations, standards prescribed by the American Petroleum Institute and accepted industry practice.

         Except for the three single-use pipelines (see "Glossary") and certain ethanol facilities, all of the Partnership's pipeline operations constitute common carrier operations and are subject to federal tariff regulation. Also, certain of its intrastate common carrier operations are subject to state tariff regulation. Common carrier activities are those under which transportation through the Pipelines are available at published tariffs filed with the FERC in the case of interstate shipments, or the relevant state authority in the case of intrastate shipments in Kansas, Colorado and Wyoming, to any shipper of refined petroleum products who requests such services and satisfies the conditions and specifications for transportation. For a description of the federal and state tariff regulations applicable to the common carrier transportation activities of the Partnership, see "--Regulation".

         The Partnership has not engaged, nor does it currently intend to engage, in the merchant function of buying and selling refined petroleum products.

         In general, a shipper on one of the Pipelines acquires refined petroleum products from refineries connected to such Pipeline, or, if such shipper already owns the refined petroleum products, delivers such products to such Pipeline from those refineries or through pipelines that connect with such Pipeline. Tariffs for such transportation are charged to shippers based upon transportation from the origination point on such Pipeline to the point of delivery. Such tariffs also include charges for terminaling and storage of product at such Pipeline's terminals. Pipelines are generally the lowest cost method for intermediate and long-haul overland transportation of refined petroleum products.

         Each shipper is required to supply KPOP with a notice of shipment indicating sources of products and destinations. All shipments are tested to ensure compliance with KPOP's specifications. Shippers are usually invoiced by sight draft by KPOP immediately upon the product entering one of the Pipelines.

         The operations of the Pipelines also include 20 truck loading terminals through which refined petroleum products are delivered to petroleum transport trucks. The following table shows, with respect to each of such terminals, its location, number of tanks owned by the Partnership, storage capacity in barrels and truck capacity. Except as indicated in the notes to the table, each terminal is owned by KPOP.

                                NO. OF         STORAGE CAPACITY          TRUCK
  LOCATIONS OF TERMINALS         TANKS             (BARRELS)          CAPACITY(1)
--------------------------    ----------    ----------------------   --------------
KANSAS:
    Hutchinson  . . . . .            9                   161,690                1
    Concordia(2)  . . . .            7                    79,339                2
NEBRASKA:
    Superior. . . . . . .           11                   192,027                1
    Geneva  . . . . . . .           39                   678,128                8
    North Platte  . . . .           22                   197,914                5
    Osceola . . . . . . .            8                    79,444                2
    Columbus  . . . . . .           12                   191,417                2
    Norfolk . . . . . . .           16                   186,981                4
IOWA:
    LeMars  . . . . . . .            9                   102,914                2
    Rock Rapids . . . . .           12                   366,081                2
    Milford(3)  . . . . .           11                   171,937                2
SOUTH DAKOTA:
    Yankton . . . . . . .           25                   245,473                4
    Mitchell  . . . . . .            8                    71,450                2
    Wolsey  . . . . . . .           21                   148,499                4
    Aberdeen  . . . . . .           12                   181,450                2
    Rapid City  . . . . .           13                   256,352                2
NORTH DAKOTA:
    Jamestown . . . . . .           13                   188,178                2
WYOMING:
    Cheyenne  . . . . . .           15                   345,009                2
COLORADO:
    DuPont  . . . . . . .           17                   689,269                6
    Fountain  . . . . . .           13                   365,920                5
                              --------               -----------
             Totals . . .          293                 4,899,472
                              ========               ===========

_________
(1)   Number of trucks that may be simultaneously loaded.
(2) The Concordia terminal is situated on land leased through the year 2060 for a total rental of $2,000.
(3) The Milford terminal is situated on land leased through August 7, 2007 at an annual rental rate of $2,400. KPOP has the right to renew such lease upon its expiration for an additional term of 20 years at the same annual rental rate.

         The East Pipeline includes intermediate storage facilities consisting of 13 storage tanks at El Dorado, Kansas and 10 storage tanks at McPherson, Kansas with aggregate capacities of 388,041 and 534,135 barrels, respectively. During 1994, approximately 53% and 93% of the deliveries of the East Pipeline and the West Pipeline, respectively, were made through their terminals, and approximately 47% and 7% of the respective deliveries of such lines were made to other pipelines and customer owned storage tanks. Storage of product at terminals pending delivery is considered by the Partnership to be an integral part of the product delivery service of the Pipelines. Shippers generally store refined petroleum products for less than one week. Ancillary services, including injection of shipper-furnished and generic additives, are available at each terminal.

         Demand for and Sources of Refined Petroleum Products

       The Partnership's pipeline business depends in large part on (i) the level of demand for refined petroleum products in the markets served by the Pipelines and (ii) the ability and willingness of refiners and marketers having access to the Pipelines to supply such demand by deliveries through the Pipelines.

         Most of the refined petroleum products delivered through the East Pipeline are ultimately used in agricultural operations, including fuel for farm equipment, irrigation systems, trucks transporting crops and crop drying facilities. Demand for refined petroleum products for agricultural use, and the relative mix of products required, is affected by weather conditions in the markets served by the East Pipeline. The agricultural sector is also affected by government agricultural policies and crop prices. Although periods of drought suppress agricultural demand for some refined petroleum products, particularly those used for fueling farm equipment, during such times the demand for fuel for irrigation systems often increases.

         While there is some agricultural demand for the refined petroleum products delivered through the West Pipeline, as well as military jet fuel volumes, most of the demand is centered in the Denver and Colorado Springs/Fountain areas. Because demand on the West Pipeline is significantly weighted toward urban and suburban areas, the product mix on the West Pipeline includes a substantially higher percentage of motor gasoline than the product mix on the East Pipeline.

         The Pipelines are dependent upon adequate levels of production of refined petroleum products by refineries connected to the Pipelines, directly or through connecting pipelines. The refineries are, in turn, dependent upon adequate supplies of suitable grades of crude oil. The refineries connected directly to the East Pipeline obtain crude oil from producing fields located primarily in Kansas, Oklahoma and Texas, and, to a much lesser extent, from other domestic or foreign sources. The major refineries connected directly to the West Pipeline are located in Casper and Cheyenne, Wyoming and Denver, Colorado. Refineries in Billings and Laurel, Montana are connected to the West Pipeline through other pipelines. These refineries obtain their supplies of crude oil primarily from Rocky Mountain sources. If operations at any one refinery were discontinued, the Partnership believes (assuming unchanged demand for refined petroleum products in markets served by the Pipelines) that the effects thereof would be short-term in nature, and the Partnership's business would not be materially adversely affected over the long term because such discontinued production could be replaced by other refineries or by other sources. Three refineries connected directly to the East Pipeline, located at El Dorado, Wichita and Augusta, Kansas, and operated by Coastal Refining and Marketing, Inc., were closed during 1993.

         The majority of the refined petroleum product transported through the East Pipeline is produced at three refineries in southeast Kansas located at McPherson, El Dorado and Arkansas City, Kansas and operated by National Cooperative Refinery Association ("NCRA"), Texaco, Inc. ("Texaco") and Total Petroleum, respectively. These refineries, which are connected directly to the East Pipeline, shipped an aggregate of 29.7 million barrels of refined petroleum products through the East Pipeline in 1994. One of such refineries, the McPherson, Kansas refinery operated by NCRA, accounted for approximately 54% of such amount.

         The East Pipeline also has direct access by third party pipelines to four other refineries in Kansas, Oklahoma and Texas and to Gulf Coast supplies of products through a connecting pipeline that receives products from a pipeline originating on the Gulf Coast. Five connecting pipelines deliver propane from gas processing plants in Texas, New Mexico, Oklahoma and Kansas to the East Pipeline for shipment.

         The majority of the refined petroleum products transported through the West Pipeline is produced at the Frontier Oil & Refining Company refinery located at Cheyenne, Wyoming, the Total Petroleum and Conoco Oil refineries located at Denver, Colorado and Sinclair's Little America refinery located at Casper, Wyoming. These refineries are connected directly to the West Pipeline.

         Competition and Business Considerations

         The Partnership provides common carrier transportation services through the Pipelines at posted tariffs. Demand for transportation services by the Pipelines arises, ultimately, from demand for refined petroleum products in the markets they serve. See "--Demand for and Sources of Refined Petroleum Products". The Partnership's business will, therefore, be subject to many factors beyond its control.

         The East Pipeline's major competitor is an independent regulated common carrier pipeline system owned by Williams Pipeline Company ("Williams") that operates approximately 100 miles east of and parallel with the East Pipeline. This competing pipeline system is a substantially more extensive system than the East Pipeline. Furthermore, Williams and its affiliates have capital and financial resources substantially greater than those of the Partnership. Competition with Williams is based primarily on transportation charges, quality of customer service and proximity to end users although refined product pricing at either the origin or terminal point on a pipeline may outweigh transportation costs. Fifteen of the East Pipeline's 16 delivery terminals are in direct competition with Williams' terminals located within two to 145 miles.

         Upon the expiration of a five year settlement agreement pursuant to which its tariffs had been frozen, Williams filed a comprehensive new tariff on January 16, 1990. The filing proposed a tariff design for the future that would allow Williams substantial flexibility to raise or lower various rates without regulatory review and specifically provided increases in rates to many destinations, decreases in rates to other destinations, volume incentive rates at some terminals and rebates for shipments into certain counties from specified terminals. Some counties in which rebates would apply lie in the traditional service area of the East Pipeline. The Partnership intervened in the Williams tariff proceeding before the FERC and protested the rebates. Nine shippers also intervened or protested the Williams filing.

         On February 15, 1990, FERC suspended the Williams tariff for the maximum statutory period of seven months. Williams chose a bifurcated proceeding under the authority of the FERC's ruling in the Buckeye Pipeline Company case (see "--Regulation"). Under the first phase of such a proceeding, a determination was to be made whether Williams lacked significant market power in its various markets. Discrimination issues were also scheduled to be determined during the first phase. Ultimately Williams would be required to prove that its tariff rates are just, reasonable and non-discriminatory. The tariff became effective September 16, 1990 subject to refund depending on the outcome of the FERC proceedings. A hearing was held before an administrative law judge of the FERC from June 3 to August 9, 1991 on the first phase of the proceeding. On January 24, 1992, the judge issued an initial decision which determined that Williams had market power in 10 of 32 markets in which it operated and deferred most of the other issues involved to the second phase of the case on the grounds that they involved cost issues. All active parties have filed briefs and exceptions to the judge's initial decision. On July 27, 1994, the FERC issued its Opinion and Order on the Initial Decision. The FERC determined that Williams had market power in 19 of 32 markets. The FERC also denied Williams' motion proposing rate standards to apply to Phase II of the proceeding and directed the administrative law judge to proceed with Phase II for the purpose of establishing base rates in the 19 markets where Williams had market power. All discrimination issues were also to be decided in Phase II. Williams filed its direct testimony in Phase II on January 23, 1995. The discovery phase of the proceeding is just starting. During the pendency of the proceeding, Williams has instituted other tariff changes, which have been permitted to go into effect subsequent to their suspension, subject to refund depending on the final outcome of the 1990 FERC tariff proceedings. The Partnership has reached a settlement with Williams, and assuming that it is completed, will be withdrawing from the case.

         The West Pipeline competes with the truck loading racks of the Cheyenne and Denver refineries and the Denver terminals of the Chase Pipeline Company and Phillips Petroleum pipelines. A new Diamond Shamrock terminal in Colorado Springs connected to a Diamond Shamrock pipeline from their Texas Panhandle refinery is a major competitor for the West Pipeline's Fountain terminal in Colorado Springs.

         Because pipelines are generally the lowest cost method for intermediate and long-haul movement of refined petroleum products, the Pipelines' more significant competitors are common carrier and proprietary pipelines owned and operated by major integrated and large independent oil companies and other companies in the areas where the Pipelines deliver products. Competition between common carrier pipelines is based primarily on transportation charges, quality of customer service and proximity to end users. The Partnership believes that high capital costs, tariff regulation, environmental considerations and problems in acquiring rights-of-way make it unlikely that other competing pipeline systems comparable in size and scope to the Pipelines will be built in the near future, provided that the Pipelines have available capacity to satisfy demand and its tariffs remain at reasonable levels.

         The costs associated with transporting products from a loading terminal to end users limit the geographic size of the market that can be served economically by any terminal. Transportation to end users from the loading terminals of the Partnership is conducted principally by trucking operations of unrelated third parties.

         Trucks may competitively deliver products in some of the areas served by the Pipelines. Trucking costs, however, render that mode of transportation uncompetitive for longer hauls or larger volumes. The Partnership does not believe that trucks are, or will be, over the long term effective competition to its long-haul volumes.

Description of the Pipelines

         East Pipeline

         Construction of the East Pipeline commenced in the 1950's with lines from southern Kansas to Geneva, Nebraska. During the 1960's, the East Pipeline was expanded north to its present terminus at Jamestown, North Dakota. In 1981, the North Platte line was built and, in 1982, the 16" line from McPherson, Kansas to Geneva, Nebraska was laid. In 1984, the Partnership acquired a 6" pipeline from Champlin Oil Company. A portion of this 6" line is the line running south through Superior, Nebraska, to Hutchinson, Kansas. The other end of the line runs northeast approximately 175 miles crossing the main pipeline at Osceola, Nebraska, through a terminal at Columbus, Nebraska, and later crossing and interconnecting with the Yankton/Milford line to terminate at Rock Rapids, Iowa.

         KPOP owns the 2,075 mile East Pipeline except for the 203 mile North Platte Line, which is held under a capitalized lease that expires at the end of 1998 and that provides rights to renew the lease for five years. KPOP has the option to purchase the North Platte Line at the end of the lease term for approximately $5 million. If such option is not exercised, the lessor can require KPOP to purchase such line at a lower price. KPOP also owns 235 product distribution tanks with total storage capacity of approximately 3.2 million barrels located at 16 distribution terminals in Kansas, Nebraska, Iowa, South Dakota and North Dakota and 23 product tanks with total storage capacity of approximately 922,000 barrels at its tank farm installations at McPherson and El Dorado, Kansas. The

East Pipeline further consists of six origin pump stations at refineries in Kansas and 38 booster pump stations along the system in Kansas, Nebraska, Iowa, South Dakota and North Dakota. The system uses distribution terminals, various office and warehouse facilities, and an extensive quality control laboratory. KPOP leases office space for its operating headquarters in Wichita, Kansas.

         West Pipeline

         The West Pipeline originates at Casper, Wyoming where it is connected to Sinclair's Little America refinery. It also receives product at the Strouds station, a short distance from Casper, through a connection with the Seminoe Pipe Line, which provides the West Pipeline with access to three refineries in the Billings, Montana area. From the Strouds station, the 8" main line continues easterly to Douglas Junction, Wyoming, where a 6" lateral line branches off to the Rapid City, South Dakota terminal approximately 190 miles away. The Rapid City terminal also receives product from Wyoming Refining's Newcastle, Wyoming refinery through their pipeline that enters the West Pipeline near the Wyoming/South Dakota border near Mule Creek, Wyoming.

         From Douglas Junction the main 8" line continues southward to a truck loading terminal at Cheyenne. At Cheyenne, the West Pipeline can receive product from the Frontier refinery and can deliver product to the Cheyenne Pipe Line. From Cheyenne, an 8" line extends south into Colorado to the West Pipeline's Dupont terminal near Denver. At Denver, through its Commerce City station, the West Pipeline can receive and transfer product to the Total Petroleum and Conoco Oil refineries and the Phillips Petroleum terminal. From Commerce City, a 6" line continues south 90 miles to the final terminal at Fountain, Colorado.

         The West Pipeline is the nearest pipeline parallelling the East Pipeline to the west. The East Pipeline's North Platte line that terminates in western Nebraska is approximately 200 miles east of the West Pipeline's Cheyenne terminal. The small Cheyenne Pipe Line that moves from west to east connects the West Pipeline at Cheyenne, Wyoming with North Platte, Nebraska, although that line has been deactivated from Sidney, Nebraska (approximately 100 miles from Cheyenne) to North Platte.

         Maintenance and Monitoring

         To prolong the useful lives of the Pipelines, routine preventive maintenance is performed. Such maintenance includes cathodic protection to prevent external corrosion and inhibitors for internal corrosion, periodic internal inspection of the Pipelines and frequent patrols of the Pipelines' rights-of-way. The Pipelines are patrolled at regular intervals to identify equipment or activities by third parties, that, if left unchecked, could result in encroachment of the Pipelines and other problems. Supervisory Control and Data Acquisition ("SCADA"), a remote supervisory control software program, continuously monitors the East Pipeline for operational control from the Wichita office. The program monitors quantities of refined petroleum products injected in and delivered through the East Pipeline, except at two continuously manned locations, as well as pressure and temperature variations through the East Pipeline, and automatically signals any deviation from normal operations that requires attention. Portions of the systems can be shut down by remote control. The program is fully operational throughout the East Pipeline.

         A new, improved SCADA system is in the process of being installed. This system will be installed first on the West Pipeline, which is currently being controlled by Amoco Pipe Line Company's SCADA system, and then on the East Pipeline. The new system is estimated to be in operation on the West Pipeline by October 1, 1995 and on the East Pipeline in early 1996.

         In addition to the maintenance described above, routine maintenance is also performed on the terminal and storage facilities associated with the Pipelines. Such terminal and storage facilities also include automatic tank alarm systems.

LIQUIDS TERMINALING BUSINESS

         Introduction

         ST is one of the largest independent petroleum products and specialty liquids terminaling companies in the United States. For the year ended December 31, 1994, on a pro forma basis giving effect to the acquisition of the West Pipeline, the Partnership's terminaling business would have accounted for approximately 35% of the Partnership's revenues. ST operates 23 facilities in 16 states, with a total storage capacity of approximately 7.7 million barrels. ST and its predecessors have been in the terminaling business for over 30 years and handle a wide variety of products from petroleum products to specialty chemicals to edible liquids.

         ST's terminal facilities provide throughput and storage on a fee basis for specialty chemicals, petroleum products and other liquids. ST's three largest terminal facilities are located in Texas City, Texas, Westwego, Louisiana and Baltimore, Maryland. These facilities accounted for approximately 68% of ST's revenues and 48% of its tankage capacity in 1994.

         The Texas City terminal is a deep-water facility primarily serving the petrochemical industry along the Gulf Coast. The facility is the largest independent terminal facility in Texas City and has the ability to handle a wide range of specialty chemicals. The facility is located within 16 miles of open water and has three deep-water loading docks with 36- to 40-foot drafts. In 1994, the Texas City facility accounted for approximately 42% of ST's revenues.

         The Westwego terminal, purchased in June 1994, is a deep-water facility on the Mississippi River at New Orleans that handles molasses, fertilizer, animal and vegetable fats and oils, latex and caustic solutions.
In 1994, the Westwego facility accounted for approximately 5% of ST's revenues.

         The Baltimore terminal is the largest independent terminal facility in the Baltimore area and also has a deep- water loading dock with a 33-foot draft. The Baltimore facility provides terminaling services for asphalt, fructose, caustics, latex and other products. In 1994, the Baltimore facility accounted for approximately 22% of ST's revenues.

         In addition to the Texas City, Westwego and Baltimore terminaling facilities, ST operates 20 other terminaling facilities in 14 states. These inland terminaling facilities primarily handle petroleum products. Five of these terminaling facilities are located on or near U.S. military bases and have pipelines owned and operated by ST that deliver jet fuel directly to the bases.

         The following table outlines ST's terminal locations, capacities, tanks and primary products handled.

                              TANKAGE      NO. OF                    PRIMARY
        FACILITY             CAPACITY      TANKS                PRODUCTS HANDLED
-------------------------   ----------   ---------   --------------------------------------
                            (IN MBBLS)
PRIMARY TERMINALS:
  Texas City, TX  . . .          1,987         123   Chemicals
  Westwego, LA(a) . . .            858          54   Molasses, Fertilizer
  Baltimore, MD . . . .            826          50   Chemicals, Asphalt

INLAND TERMINALS:
  Stockton, CA  . . . .            314          18   Petroleum Products
  Indianapolis, IN  . .            410          18   Petroleum Products
  Macon, GA(b)  . . . .            307          10   Petroleum Products, Jet Fuel
  Imperial, CA  . . . .            124           6   Petroleum Products
  Columbus, GA  . . . .            187          35   Petroleum Products, Chemicals
  Salina, KS(c) . . . .             65           9   Petroleum Products
  Chillicothe, IL . . .            270           6   Petroleum Products
  Alamogordo, NM(b) . .            120           5   Jet Fuel
  Virginia Beach, VA(b)             40           2   Jet Fuel
  Drumright, OK . . . .            315           4   Jet Fuel
  Moundville, AL  . . .            310           6   Jet Fuel
  San Antonio, TX . . .            207           4   Jet Fuel
  Winona, MN  . . . . .            229           7   Fertilizer
  Montgomery, AL(b) . .            162           7   Jet Fuel
  Tucson, AZ(d) . . . .             90           7   Petroleum Products
  Bremen, GA  . . . . .            180           8   Petroleum Products, Jet Fuel
  Peru, IL    . . . . .            221           8   Petroleum Products, Jet Fuel
  Homestead, FL(b)  . .             72           2   Jet Fuel
  Milwaukee, WI . . . .            308           7   Petroleum Products
  Augusta, GA(e)  . . .            110           8   Petroleum Products
                            ----------   ---------
         Totals   . . .          7,712         404
                            ==========   =========

_________
(a)  Terminal purchased on June 8, 1994.
(b) Facility also includes pipelines to U.S. government military base locations.
(c)  Terminal purchased on January 18, 1994.
(d)  Represents 50% interest in 181 MBbl terminal.
(e)  Terminal purchased on July 7, 1994.

         Description of Terminals

         Texas City, Texas. The Texas City facility is situated on 39 acres of land, leased from the Texas City Terminal Railway Company with long-term renewal options. It is located in Galveston County near the mouth of the Houston Ship Channel and is approximately 16 miles from open water. The eastern end of the Texas City site is adjacent to three deep-water docking facilities, which are also owned by Texas City Terminal Railway. The three deep-water docks include two 36 foot draft docks and a 40 foot draft dock. ST is charged dockage and wharfage fees on a per vessel and per unit basis, respectively, by Texas City Terminal Railway, which it passes directly to the shipper or owner of the incoming or outgoing products.

         ST handles and stores a wide range of specialty chemicals, including petrochemicals, at the Texas City facility. The facilities are designed to accommodate a diverse product mix, and include (i) tanks equipped for the specific storage needs of the various products handled; (ii) piping and pumping equipment for moving the product between the tanks and the transportation modes; and (iii) an extensive infrastructure of support equipment. The tankage at Texas City is constructed of either mild carbon steel, stainless steel or aluminum. Certain of the tanks, piping and pumping equipment are equipped for special product needs, including among other things, equipment that can control temperature, air pressure, air mixture or moisture. ST receives or delivers the majority of the specialty chemicals that it handles via ship or barge at Texas City. ST also receives and delivers liquids via rail tank cars and transport trucks. Additionally, the terminal has direct pipeline connections to refineries in Texas City.

         The Texas City tank facility consists of 123 tanks with a total capacity of approximately 1,987 MBbls. All recently built tanks are equipped with "double bottoms", which provide a leak detection system between the primary and secondary bottom. ST's facility has been designed with several preventative structural measures to minimize the occurrence and level of damage in the event of a spill or fire. All loading areas, tanks, pipes and pumping areas are "contained" to collect any spillage and water run-off.

         Westwego, Louisiana. Acquired in June 1994, the Westwego facility is situated on 27 acres of owned land adjacent to the West bank of the Mississippi River across from New Orleans. A new dock built in 1992 is capable of handling ocean going vessels and barges. The terminal has numerous handling facilities for receiving and shipping by rail and tank truck as well as vessels and barges.

         The Westwego terminal historically has been primarily a terminal for molasses, and animal and vegetable fats and oils. The former owner, PM Ag, Products, Inc., has contracted with ST for five years for terminaling in five large molasses tanks. In recent years, the terminal has broadened its product mix to include fertilizer, latex and caustic solutions. The facility includes a blending plant for the processing of certain molasses-based feeds and a laboratory for quality control and analysis.

         The facility consists of 54 large tanks with a total capacity of approximately 858 MBbls. There are also approximately 30 smaller tanks for manufacturing and processing.

         Baltimore, Maryland. The Baltimore facility is situated on 18 acres of owned land, located just south of Baltimore near the Harbor Tunnel on the Chesapeake Bay. ST also owns a 700-foot finger pier with a 33-foot draft channel and berth. The dock gives ST the ability to receive and distribute shipments of product by barge and ship.

         Similar to the Texas City facility, Baltimore is a specialty liquids terminal. The primary products handled at the Baltimore facility include asphalt, fructose, latex, caustic solutions and chemicals. ST receives and delivers a variety of products via ship, barge, rail, truck and a common carrier pipeline.

         The Baltimore tank facility consists of 50 tanks with a total capacity of approximately 826 MBbls. All of the utilized tanks are dedicated to specific products of customers under contract. Certain tanks are customized to accommodate the requirements of different products.

         Inland Terminals. In addition to ST's three major facilities, ST has 20 inland terminal facilities throughout the United States. These facilities represented approximately 52% of ST's total tankage capacity and approximately 32% of its total revenue for 1994. Except for the facility in Columbus, Georgia, which handles petroleum and specialty chemicals, and the facility in Winona, Minnesota, which handles fertilizer solutions, these inland facilities receive, store and deliver refined petroleum products for a variety of customers.

         In 1994, terminaling and pipeline transportation of jet fuel for the U.S. Department of Defense represented 11% of ST's revenues. Nine of ST's 20 inland terminal sites are involved in the terminaling or transport (via pipeline) of jet fuel for the Department of Defense. Five of the nine locations are utilized solely by the Department of Defense. Five of the nine locations include pipelines that deliver jet fuel directly to nearby military bases.

         The base closing list released by the Department of Defense on March 12, 1993 included the closure of the Naval Air Station in Glenview, Illinois which was served by ST's terminal in Peru, Illinois. In addition, on May 10, 1995, the Defense Base Closure and Realignment Commission approved for further analysis and consideration as potential candidates for closure or realignment Homestead Air Reserve Station in Florida, which was served by an ST Pipeline until the base became inactive following damage inflicted by Hurricane Andrew in 1992, Kelly Air Force Base in Texas, which is supplied by transport truck from ST's San Antonio terminal, and the Defense Distribution Depot Warner-Robins in Georgia, which is served by ST's Macon terminal. ST does not believe that, in the aggregate, the inland terminals serving the Department of Defense will experience a significant decrease in cash flows for the foreseeable future as a result of Department of Defense changes in activity. However, the third party pipeline serving the Drumright, Oklahoma terminal reversed the direction of product flow in 1994 causing jet fuel to become unavailable at this location. The Drumright terminal accounts for approximately four percent of ST's aggregate storage capacity. Jet fuel was the only product handled at Drumright, and ST is exploring alternative uses for this terminal. In the absence of an alternative use, this terminal may be forced to close, which would not have a material effect on the Partnership's results of operations.

         Recent Developments

         On August 27, 1995, the Partnership entered into Asset Purchase Agreements to acquire the liquids terminaling assets of Steuart. It is anticipated that the acquisition price of approximately $82 million will be financed by bank borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". The Steuart terminaling assets consist of seven petroleum products terminals located in the District of Columbia, Florida, Georgia, Maryland and Virginia and the pipeline and terminaling services to Andrews Air Force Base in Maryland. The terminals have in the aggregate approximately 9 million barrels of storage capacity in 87 tanks. For the year ended December 31, 1994, on a pro forma basis giving effect to the acquisition of the West Pipeline and the pending acquisition of Steuart's terminaling assets, revenues generated by the assets to be acquired from Steuart would have accounted for approximately 22% of the Partnership's revenues. Strategically, the Steuart acquisition would give the Partnership a significantly increased presence in the East Coast of the United States. Steuart's two largest facilities are the Piney Point, Maryland terminal located near Washington, D.C. and the Jacksonville terminal located in Jacksonville, Florida.

         The largest Steuart terminal is located on approximately 400 acres on the Potomac River at Piney Point, Maryland. The Piney Point terminal has approximately 5.5 million barrels of storage capacity in 30 tanks and is the closest deep water facility to Washington, D.C. The Piney Point terminal competes with other large petroleum terminals in the East Coast, water-borne market extending from New York Harbor to Norfolk, Virginia. The terminal currently stores petroleum products, consisting primarily of fuel oil. The terminal has a dock with a 36-foot draft for tankers and four berths for barges. It also has truck loading facilities and product blending capabilities and is connected to a residual fuel oil pipeline which supplies two power generating stations. Piney Point's principal customers include Potomac Electric Power Company ("PEPCO"), Sun Oil, major oil companies, independent oil companies, and commodity trading houses. The Piney Point facility is connected to PEPCO by a 52-mile PEPCO-owned pipeline.





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
         The second largest Steuart terminal, located at Jacksonville, Florida, is located on the St. John's River and consists of a main terminal and two annexes with approximately 2.1 million barrels of storage capacity in 28 tanks. The Jacksonville terminal is currently used to store petroleum products including gasoline, No. 2 oil, No. 6 oil, diesel, jet fuel, kerosene and bunker fuel. This terminal has a tanker berth with a 38-foot draft and six barge berths. The facility also has three barges, which are used for the transportation of bunker fuels and commercial/industrial residual fuel oils. The Jacksonville terminal, located on approximately 86 acres, also offers truck and rail car loading facilities and facilities to blend residual fuels for ship bunkering. Approximately one third of the Jacksonville facility's revenues are derived from Aectra Refining and Marketing ("Aectra") under a long term contract which runs through 1999. Aectra's contract provides for annual minimum throughput with renewals for up to 14 years.

         Other smaller Steuart terminals are located in Brunswick, Georgia, Dumfries, Virginia, Savannah, Georgia and Washington, D.C. (two terminals). All of these terminals, except one in Washington, D.C., which is served by the Colonial pipeline, have facilities to receive from barges or ships and facilities to load tank trucks. Except for the Brunswick, Georgia terminal, which is leased, and the Savannah, Georgia facility, which is co-owned with Aectra, each of these facilities is owned by Steuart.

         Steuart also owns, through Piney Point Industries, Inc. ("PPI"), an
11.3 mile pipeline, three 24,000 barrel double-bottomed tanks and an administration building located at Andrews Air Force Base. PPI has provided pipeline carrier and terminaling services to Andrews Air Force Base on a tariff basis for the Defense Fuel Supply Center for the past 30 years.

         The closing of the acquisition of the Steuart terminaling assets is conditioned upon satisfactory completion of a due diligence investigation, receipt of all necessary consents and approvals, the execution of certain throughput agreements and certain other conditions. If all conditions to closing are satisfied, it is anticipated that the Partnership would acquire the Steuart terminaling assets prior to October 31, 1995. There can be no assurance that the acquisition will be consummated or, if consummated, that the terms of the acquisition will not vary materially from those described herein.

         Competition and Business Considerations

         The independent liquids terminaling industry is fragmented and includes both large, well financed companies that own many terminal locations and small companies that may own a single terminal location. ST is a member of the Independent Liquid Terminals Association ("ILTA"), which, among other functions, publishes a directory of terminal locations of its members throughout the United States. Customers with specific location and facility demands generally use the ILTA directory to identify the terminals in the region available for specific needs, and then select the preferred providers on the basis of service, specific terminal capabilities and environmental compliance. Customers then seek competitive proposals to ultimately select the terminal retained.

         In addition to the terminals owned by independent terminal operators, many major energy and chemical companies also own extensive terminal facilities. Although such terminals often have the same capabilities as terminals owned by independent operators, they generally do not provide terminaling services to third parties. In many instances, major energy and chemical companies that own storage and terminaling facilities are also significant customers of independent terminal operators. Such companies typically have strong demand for terminals owned by independent operators when independent terminals have more cost effective locations near key transportation links such as deep water ports. Major energy and chemical companies also need independent terminal storage when their captive storage facilities are inadequate, either because of size constraints, the nature of the stored material or specialized handling requirements.

         Independent terminal owners compete based on the location and versatility of terminals, service and price. A favorably located terminal will have access to various cost effective transportation modes both to and from the terminal. Possible transportation modes include waterways, railroads, roadways and pipelines. Terminals located near deep water port facilities are referred to as "deep water terminals" and terminals without such facilities are referred to as "inland terminals" (some inland facilities are served by barges on navigable rivers).

         Terminal versatility is a function of the operator's ability to offer safe handling for a diverse group of products with complex handling requirements. The service function typically provided by the terminal includes, among other things, the safe storage of the product at specified temperature, moisture and other conditions, as well as loading and unloading at the terminal. An increasingly important aspect of versatility and the service function is an operator's ability to offer product handling and storage in compliance with environmental regulations. A terminal operator's ability to offer competitive pricing is often dependent on the quality, specifications and versatility of the facilities owned by the operator. Although many products require modest terminal modification, operators with a greater diversity of terminals with versatile storage applications typically require less modification prior to usage, ultimately reducing the storage cost.

         Several companies offering liquid terminaling facilities have significantly more capacity than ST. However, the majority of ST's tankage can be described as "niche" facilities that are equipped to properly handle "specialty" liquids or provide facilities or services where management believes they enjoy an advantage over competitors. Most of the larger operators, including GATX Terminals Corporation, Williams, Northville Industries Corporation, Petroleum Fuel & Terminal Company and Steuart Petroleum Company, have facilities used primarily for petroleum related products. As a result, most of Steuart's terminals will be competing against other large petroleum products terminals rather than the specialty liquids facilities offered by the majority of ST's tankage at ST's waterfront terminals. Such specialty or "niche" tankage is less abundant in the U.S., and "specialty" liquids typically command higher terminal fees than lower- price bulk terminaling for petroleum products.

CAPITAL EXPENDITURES

         Capital expenditures with respect to the East Pipeline were $3.2 million, $5.1 million and $2.2 million, respectively, for the years ended December 31, 1992, 1993 and 1994, respectively. Approximately 66% of the aggregate of these capital expenditures related primarily to maintenance of existing operations and approximately 28% related to expansion projects. The remaining 6% related primarily to environmental expenditures. During these periods, adequate capacity on the East Pipeline existed to accommodate volume growth.

         Capital expenditures by ST were $6.0 million, $3.2 million and $17.3 million, respectively, for the years ended December 31, 1992, 1993 and 1994, respectively. In 1994, capital expenditures related primarily to the acquisition of terminals at Salina, Kansas, Westwego, Louisiana, and Augusta, Georgia.

         Capital expenditures of the Partnership (including ST but excluding the West Pipeline) for maintenance of existing operations during 1995 are expected to be approximately $7.0 million. Capital expenditures for expansionary purposes during 1995 are expected to be approximately $1.0 million, excluding acquisition costs of the West Pipeline. Additional expansionary capital expenditures will depend on future opportunities to expand the Partnership's operations. The Partnership expects capital expenditures in 1995 on the West Pipeline to range from approximately $1.5 million to $2.0 million. The Partnership anticipates that capital expenditures in 1996 for the Steuart terminals will range from approximately $2.5 to $3.5 million. Such future expenditures, however, will depend on many factors beyond the Partnership's control, including, without limitation, demand for refined petroleum products and terminaling services in the Partnership's market areas, local, state and federal governmental regulations and fuel conservation efforts and the availability of financing on acceptable terms. No assurance can be given that required capital expenditures will not exceed anticipated amounts during the year or thereafter or that the Partnership will be able to finance such expenditures through borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity".

REGULATION

         Interstate Regulation

         General. The interstate common carrier pipeline operations of the Partnership are subject to rate regulation by the FERC under the Interstate Commerce Act. The Interstate Commerce Act provides, among other things, that to be lawful the rates of common carrier petroleum pipelines must be "just and reasonable" and not unduly discriminatory. New and changed rates must be filed with the FERC, which may investigate their lawfulness on protest or its own motion. The FERC may suspend the effectiveness of such rates for up to seven months. If the suspension expires before completion of the investigation, the rates go into effect, but the pipeline can be required to refund to shippers, with interest, any difference between the level the FERC determines to be lawful and the filed rates under investigation. Rates that have become final and effective may be challenged by complaint to a court or the FERC filed by a shipper or on the FERC's own initiative, and reparations may be recovered by the party filing the complaint for the two year period prior to the complaint if the FERC finds the rate to be unlawful.

         Under Title XVIII of the Energy Policy Act of 1992 (the "EP Act"), rates that were in effect on October 24, 1991 that were not subject to a protest, investigation or complaint are deemed to be just and reasonable. Such rates are subject to challenge only for limited reasons, relating to (i) substantially changed circumstances in either the economic circumstances of the subject pipeline or the nature of the services, (ii) a contractual bar that prevented the complainant from previously challenging the rates or (iii) a claim that such rates are unduly discriminatory or preferential. Any relief granted pursuant to such challenges may be prospective only. Because the Partnership's rates that were in effect on October 24, 1991 were subject to investigation and protest at that time, its rates were not deemed to be just and reasonable pursuant to the EP Act. The Partnership's current rates became final and effective in April 1994, and the Partnership believes that its currently effective tariffs are just and reasonable and would withstand challenge under the FERC's cost-based rate standards. Because of the complexity of rate making, however, the lawfulness of any rate is never assured.

         In general, petroleum product pipeline rates are cost-based. Such rates are permitted to generate operating revenues, based on projected volumes, not greater than the total of the following components: (i) operating expenses, (ii) depreciation and amortization, (iii) federal and state income taxes (determined on a separate company basis and adjusted or "normalized" to avoid year to year variations in rates due to the effect of timing differences between book and tax accounting for certain expenses, primarily depreciation) and (iv) an overall allowed rate of return on the pipeline's "rate base". Generally, rate base is a measurement of the investment in, or value of, the common carrier assets of a petroleum products pipeline.

         In 1985, the FERC began issuing a series of Opinions ("FERC Opinions") providing that oil pipeline rates would continue to be cost-based. The FERC Opinions required that the rate base be calculated by the net depreciated "trended original cost" ("TOC") methodology. Under the TOC methodology, after a starting rate base has been determined, a pipeline's rate base is to be (i) increased by property additions at cost plus an amount equal to the equity portion of the rate base multiplied or "trended" by an inflation factor and (ii) decreased by property retirements, depreciation and amortization of rate base write-ups reflecting inflation.

         The FERC Opinions allow for a rate of return for petroleum products pipelines determined by adding (i) the product of a rate of return equal to the nominal cost of debt multiplied by the portion of the rate base that is deemed to be financed with debt and (ii) the product of a rate of return equal to the real (i.e., inflation-free) cost of equity multiplied by the portion of the rate base that is deemed to be financed with equity. The appropriate rate of return for a petroleum pipeline is determined on a case-by-case basis, taking into account cost of capital, competitive factors and business and financial risks associated with pipeline operations.

         The Interstate Commerce Commission, which regulated oil pipelines until 1978, had formerly determined rate base by using a current valuation methodology. The FERC Opinions abandoned the valuation methodology and required pipelines to establish a transition rate base for the pipeline's existing plant. The transition rate base, called the "starting rate base", is the sum of (i) the net depreciated original cost of the pipeline's property multiplied by the ratio of debt to total capitalization and (ii) the net depreciated reproduction portion of the valuation rate base as of 1983, multiplied by the ratio of equity to total capitalization. The original cost of land, rights of way less book depreciation, allowed working capital and plant less book depreciation that were not included in the 1983 valuation may be added to the starting rate base.

         The actual capital structure as of June 28, 1985 of either the pipeline or its parent is typically used to establish the starting rate base. In general, the pipeline's structure is used if the pipeline issues long-term debt to outside investors without any parent guarantee and the parent's structure is used if the pipeline has no long-term debt, issues long-term debt to its parent, or its long-term debt is guaranteed by its parent. In individual cases, however, the FERC may determine that the actual capital structure of the pipeline or its parent is inappropriate for rate regulation purposes. The FERC may then impute to the pipeline the capital structure it deems appropriate to the pipeline's risk.

         In addition to the TOC methodology, the FERC has indicated a willingness to consider departures from cost-of- service rates depending upon whether a pipeline's individual markets are sufficiently competitive. In a proceeding involving Buckeye Pipeline Company, the FERC invited jurisdictional pipelines to demonstrate that they lack significant market power in all or some of their markets. In Buckeye, the FERC accepted a three-year experimental program of light- handed regulation of the pipeline's rates. Under the program, the FERC permitted the use of the volume-weighted average of Buckeye's actual rates in those markets where it lacked significant market power to determine the price cap for rates in non-competitive markets.

         The Partnership has not attempted to depart from cost-based rates. Instead, it has continued to rely on the traditional, cost-based TOC methodology. The TOC methodology has not been subject to judicial review.

         Title XVIII of the EP Act required the FERC to issue a ruling establishing a simplified and generally applicable rate making methodology for oil pipelines no later than October 24, 1993. The FERC was also required to issue a final rule to streamline procedures relating to oil and product pipeline rates "in order to avoid unnecessary regulatory costs and delays" no later than April 24, 1994.

         On October 22, 1993, the FERC issued Order No. 561 implementing the EP Act. Order No. 561, among other things, adopted a simplified and generally acceptable rate making methodology for future oil pipeline rate changes in the form of indexation. Indexation, which is also known as price cap regulation, establishes ceiling prices on oil pipeline rates based on application of a broad-based measure of inflation in the general economy to existing rates.
Rate increases up to the ceiling level
are to be discretionary for the pipeline, and, for such rate increases, there will be no need to file cost-of-service or supporting data. Moreover, so long as the ceiling is not exceeded, a pipeline may make a limitless number of rate change filings.

         The pipeline rates in effect at December 31, 1994, which are determined to be just and reasonable, become the "Base Rates" for application of the indexing mechanism. This indexing mechanism calculates a ceiling rate. The pipeline may increase its rates to this calculated ceiling rate without filing a formal cost based justification and with limited risk of shipper protests. Shippers may still be permitted to protest pipeline rates, even if the rate change does not exceed the index ceiling, if the shipper can demonstrate that the "increase is so substantially in excess of the actual cost increases incurred by the pipeline" that the proposed rate would be unjust and unreasonable. The index is cumulative, attaching to the applicable ceiling rate and not to the actual rate charged. Thus, a rate that is not increased to the ceiling level in a given year may still be increased to the ceiling level in the following year. The pipeline may be required to decrease the current rate if the rate being charged exceeds the ceiling level.

         The index underlying Order No. 561 is to serve as the principal basis for the establishment of oil pipeline rate changes in the future. As explained by the FERC in Order Nos. 561 and 561-A, however, there may be circumstances where the indexing mechanism will not apply. Specifically, the FERC determined that a pipeline may utilize any one of the following three alternative methodologies to indexing:

                 (i) A cost-of-service methodology may be utilized by a pipeline to justify a change in a rate if a pipeline can demonstrate that its increased costs are prudently incurred and that there is a substantial divergence between such increased costs and the rate that would be produced by application of the index;

                 (ii) A pipeline may file a rate change as part of a settlement when it secures the agreement of all of its existing shippers; and

                 (iii) Consistent with the Buckeye precedent, a pipeline may base its rates upon a "light-handed" market-based form of regulation if it is able to demonstrate a lack of significant market power in the relevant markets.

         The indexing mechanism does not apply to initial rates of a pipeline, which will still generally be established using the traditional TOC methodology. Order No. 561 provides, however, that a pipeline can file an initial rate based upon the agreement of at least one non-affiliated shipper, without an accompanying cost-of-service justification for such rate. Yet, if this agreed-upon rate is protested by another shipper, the pipeline will be required to justify the initial rate on a cost-of-service basis. The initial rate that is established by the pipeline becomes the pipeline's "Base Rate", and the indexing mechanism will be applicable to that rate in subsequent years.

         On October 28, 1994, after hearings and public comment period, the FERC issued Order Nos. 571 and 572, intended as procedural follow-ups to Order No. 561. In Order No. 571, the FERC (i) articulated cost-of-service and reporting requirements to be applicable to pipeline initial rates and to situations where indexing is determined to be inappropriate; (ii) adopted rules for the establishment of revised depreciation rates; and (iii) revised the information required to be reported by pipelines in their Form No. 6, "Annual Report for Oil Pipelines". Order No. 572 establishes the filing requirements and procedures that must be followed when a pipeline seeks to charge market-based rates.

         On June 15, 1995, the FERC issued a decision involving Lakehead, an unrelated oil pipeline limited partnership. In this decision, the FERC partially disallowed Lakehead's inclusion of income taxes in its cost of service, and thereby reversed the previous December 1993 ruling of the Presiding Administrative Law Judge on this issue. Specifically, the FERC held that Lakehead was entitled to receive an income tax allowance with respect to income attributable to its corporate partners, but was not entitled to receive such an allowance for income attributable to the partnership interests held by individuals. Both Lakehead and representatives of its customers have filed motions for rehearing. It is unlikely, however, that the FERC will reverse itself on this issue on rehearing. It is possible that either Lakehead or its customers may ultimately seek judicial review of the FERC decision, and it is difficult to predict what position would be adopted by a reviewing court on the income tax issue. In another FERC proceeding that has not yet reached the hearing stage, involving a different oil pipeline limited partnership, various shippers have challenged such pipeline's inclusion of an income tax allowance in its cost of service. The FERC Staff has also filed testimony that supports the disallowance of income taxes. If the FERC were to disallow the income tax allowance in the cost of service of the Pipelines on the basis set forth in the Lakehead order, the General Partner believes that the Partnership's ability to pay the Minimum Quarterly Distribution to the holders of the Senior Preference Units, Preference Units and Preference B Units would not be impaired; however, in view of the uncertainties involved in this issue, there can be no assurance in this regard.

         Intrastate Regulation

         The intrastate operations of the East Pipeline in Kansas are subject to regulation by the Kansas Corporation Commission, and the intrastate operations of the West Pipeline in Colorado and Wyoming are subject to regulation by the Colorado Public Utility Commission and the Wyoming Public Service Commission, respectively. Like the FERC, the state regulatory authorities require that shippers be notified of proposed intrastate tariff increases and have an opportunity to protest such increases. KPOP also files with such state authorities copies of interstate tariff changes filed with the FERC. In addition to challenges to new or proposed rates, challenges to intrastate rates that have already become effective are permitted by complaint of an interested person or by independent action of the appropriate regulatory authority.

LEGAL PROCEEDINGS

         The Partnership is a party to several lawsuits arising in the ordinary course of business. Subject to certain deductibles and self-insurance retentions, substantially all the claims made in these lawsuits are covered by insurance policies.

ENVIRONMENTAL MATTERS

         General

         The operations of the Partnership are subject to federal, state and local laws and regulations relating to protection of the environment. Although the Partnership believes that its operations are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that significant costs and liabilities will not be incurred by the Partnership. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Partnership, could result in substantial costs and liabilities to the Partnership.

         Water

         The Oil Pollution Act ("OPA") was enacted in 1990 and amends provisions of the Federal Water Pollution Control Act of 1972 ("FWPCA") and other statutes as they pertain to prevention and response to oil spills. The OPA subjects owners of facilities to strict, joint and potentially unlimited liability for removal costs and certain other consequences of an oil spill, where such spill is into navigable waters, along shorelines or in the exclusive economic zone. In the event of an oil spill into such waters, substantial liabilities could be imposed upon the Partnership. States in which the Partnership operates have also enacted similar laws. Regulations are currently being developed under OPA and state laws that may also impose additional regulatory burdens on the Partnership.

         The Pipelines cross several navigable rivers and streams. The FWPCA imposes strict controls against the discharge of oil and its derivatives into navigable waters. The FWPCA provides penalties for any discharges of petroleum products in reportable quantities and imposes substantial potential liability for the costs of removing an oil spill. State laws for the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of a release of petroleum or its derivatives in surface waters or into the groundwater.

         Contamination resulting from spills or releases of refined petroleum products are not unusual within the petroleum pipeline industry. The East Pipeline has experienced limited groundwater contamination at four terminal sites (Milford, Iowa, Norfolk and Columbus, Nebraska, and Yankton, South Dakota) resulting from spills of refined petroleum products. Regulatory authorities have been notified of these findings and cleanup is underway using extraction wells and air strippers. The Partnership estimates that approximately $666,000 has been expended through June 30, 1995, for remediation at these four sites and that ongoing remediation expenses at each site will be less than $5,000 per year for the next several years. Groundwater contamination is also known to exist at East Pipeline sites in Augusta, Kansas and in Potwin, Kansas, but no remediation has been required. Although no assurances can be made, if remediation is required, the Partnership believes that the resulting cost would not be material.

         The East Pipeline experienced a spill due to third party damage during the first quarter of 1991. Remediation of the groundwater impacted by this spill has been underway since the second quarter of 1991. The Partnership estimates that on-going remediation expenses will be in the range of $10,000 to $15,000 per year. Regulatory authorities have been notified. The Partnership has filed suit against the third party seeking compensation for damages. The case is currently scheduled for trial in October 1995.

         During 1994, the East Pipeline experienced a seam rupture of its 8" northbound line in Nebraska in January and another similar rupture on the same line in April. As a result of these ruptures, KPOP reduced the maximum operating pressure on this line to 60% of the Maximum Allowable Operating Pressure ("MAOP") and, on May 24, commenced a hydrostatic test to determine the integrity of over 80 miles of that line. The test was completed on the entire 80 miles on May 29, 1994, and the line was authorized to return to approximately 80% of MAOP pending review by the Department of Transportation ("DOT") of the hydrostatic test results. On July 29, 1994, the DOT authorized most of the line to return to the historical MAOP. Approximately 30 miles of the line was authorized to return to slightly less than historical MAOP. Although the Partnership has expended approximately $159,000 through June 30, 1995, for remediation at these rupture sites, the total amount of remediation expenses that will be required has not yet been determined. These expenses are not expected to have a material effect upon the results of the Partnership.

         ST has experienced groundwater contamination at its terminal sites at Baltimore, Maryland, and Alamogordo, New Mexico. Regulatory authorities have been notified of these findings and cleanup is underway using extraction wells and air strippers. Groundwater contamination also exists at the ST terminal site in Stockton, California and in the areas surrounding this site as a result of the past operations of five of the facilities operating in this area. ST has entered into an agreement with three of these other companies to allocate responsibility for the clean up of the contaminated area. Under the initial estimate of remedial costs, the parties (including ST) at Stockton would pay in total approximately $752,000. However, the remediation costs have not been finalized and could ultimately increase or decrease. In addition, ST is responsible for up to two-thirds of the costs associated with existing groundwater contamination at a formerly owned terminal at Marcy, New York, which also is being remediated through extraction wells and air strippers. The Partnership has expended approximately $477,000 through June 30, 1995, to date for remediation at these four sites and estimates that on-going remediation expenses will aggregate approximately $300,000 to $450,000 over the next three years.

         Groundwater contamination has been identified at ST terminal sites at Montgomery, Alabama and Milwaukee, Wisconsin, but no remediation has taken place. Shell Oil Company has indemnified ST for any contamination at the Milwaukee site prior to ST's acquisition of such facility. Star Enterprises, the former owner of the Montgomery terminal, has indemnified ST for contamination at a portion of the Montgomery site where contamination has been identified prior to ST's acquisition of the facility. A remediation system is in place to address groundwater contamination at the ST terminal facility in Augusta, Georgia. Star Enterprises, the former owner of the Augusta terminal, has indemnified ST for this contamination and has retained responsibility for the remediation system. There is also a possibility that groundwater contamination may exist at other facilities. Although no assurance in this regard can be given, the Partnership believes that such contamination, if present, could be remediated with extraction wells and air strippers similar to those that are currently in use and that resulting costs would not be material.

         In 1991, the Environmental Protection Agency (the "EPA") implemented regulations expanding the definition of hazardous waste. The Toxicity Characteristic Leaching Procedure ("TCLP") has broadened the definition of hazardous waste by including 25 constituents that were not previously included in determining that a waste is hazardous. Water that comes in contact with petroleum may fail the "TCLP" procedure and require additional treatment prior to its disposal. The Partnership plans to install totally enclosed wastewater treatment systems at all East Pipeline terminal sites to treat such petroleum contaminated water, especially tank bottom water. Previously, this waste water was disposed of in evaporation ponds located at each site. The East Pipeline has discontinued this practice and is installing onsite treatment systems. These systems, the installation of which commenced in 1993, will be completed in 1995.

         The EPA has promulgated regulations that may require the Partnership to apply for permits to discharge storm water runoff. Storm water discharge permits also may be required in certain states in which the Partnership operates. Where such requirements are applicable, the Partnership has applied for such permits and, after the permits are received, will be required to sample storm water effluent before releasing it. The Partnership believes that effluent limitations could be met, if necessary, with minor modifications to existing facilities and operations. Although no assurance in this regard can be given, the Partnership believes that the changes will not have a material effect on the Partnership's financial condition or results of operations.

         Groundwater remediation efforts are ongoing at the West Pipeline's Dupont, Colorado terminal and will be required at the three other West Pipeline terminals and one pump station. Regulatory officials have been consulted in the development of remediation plans. In the course of acquisition negotiations, KPOP's regulatory group and its outside environmental consultants agreed upon the extent and costs of these required remediations. In connection with the purchase of the West Pipeline, KPOP agreed to implement the agreed remediation plans at these specific sites over the next five years in return for the payment by Wyco Pipe Line Company of the estimated costs thereof. At the closing, Wyco Pipe Line Company paid $1,312,000 to KPOP to cover the discounted future costs of these remediations.

         The Steuart terminals have experienced groundwater contamination at the Piney Point, Maryland, Jacksonville, Florida and each of the Washington, D.C. facilities. Foreseeable remediation expenses are estimated not to exceed $1 million. The Partnership has agreed to assume the existing remediation and the costs thereof up to $1 million. The Asset Purchase Agreements have procedures for adjusting the purchase price should the amount of necessary remediation expenses discovered prior to the closing exceed $1 million. The Asset Purchase Agreements also provide, with respect to unknown environmental damages that are discovered after the closing and that were caused by operations conducted by Steuart prior to the closing of the Steuart terminals acquisition, that the Partnership and Steuart will share expenses associated with such environmental damages at a ratio of 20% for the Partnership and 80% for Steuart until a total of $2.5 million has been expended. Thereafter, such expenses will be the Partnership's responsibility. This indemnity will expire three years from the closing of the Steuart terminals acquisition and will be secured by a cash escrow fund.

         Aboveground Storage Tank Acts

         A number of the states in which the Partnership operates have passed statutes regulating aboveground tanks containing liquid substances. Generally, these statutes require that such tanks include secondary containment systems or that the operators take certain alternative precautions to ensure that no contamination results from any leaks in the tanks. Although there is not currently a federal statute regulating these aboveground tanks, there is a possibility that such a law will be passed within the next couple of years.
The Partnership is in substantial compliance with all aboveground storage tank laws in the states with such laws. Although no assurance can be given, the Partnership believes that the future implementation of aboveground storage tank laws by either additional states or by the federal government will not have a material adverse effect on the Partnership's financial condition or results of operations.

         Air Emissions

         The operations of the Partnership are subject to the Federal Clean Air Act and comparable state and local statutes. The Partnership believes that the operations of the Pipelines are in substantial compliance with such statutes in all states in which they operate.

         Amendments to the Federal Clean Air Act enacted in late 1990 will require most industrial operations in the United States to incur future capital expenditures in order to meet the air emission control standards that are to be developed and implemented by the EPA and state environmental agencies during the next decade. Pursuant to these Clean Air Act Amendments, those Partnership facilities that emit volatile organic compounds ("VOC") or nitrogen oxides and are located in non-attainment areas will be subject to increasingly stringent regulations, including requirements that certain sources install reasonably available control technology. The EPA is also required to promulgate new regulations governing the emissions of hazardous air pollutants. Some of the Partnership's facilities are included within the categories of hazardous air pollutant sources that will be affected by these regulations. Additionally, new dockside loading facilities owned or operated by the Partnership will be subject to the New Source Performance Standards that were proposed in May 1994. These regulations will control VOC emissions from the loading and unloading of tank vessels.

         Although the Partnership is in substantial compliance with applicable air pollution laws, in anticipation of the passage of stricter air control regulations, the Partnership is taking actions to substantially reduce its air emissions. The Partnership plans to install bottom loading and vapor recovery equipment on the loading racks at almost all of the terminal sites that do not already have such emissions control equipment. These modifications are expected to reduce substantially the total air emissions from each of these facilities. Having begun in 1993, this project is being phased in over a period of years at an approximate cost of $5.0 million. Another project that is underway is the installation of marine vapor collection equipment and a large flare at the Texas City terminal site. This Texas City project is estimated to cost approximately $2.0 million and to be completed by the end of 1995.

         Solid Waste

         The Partnership generates non-hazardous solid wastes that are subject to the requirements of the Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA is considering the adoption of stricter disposal standards for non-hazardous wastes. RCRA also governs the disposal of hazardous wastes. At present, the Partnership is not required to comply with a substantial portion of the RCRA requirements because the Partnership's operations generate minimal quantities of hazardous wastes. However, it is anticipated that additional wastes, which could include wastes currently generated during pipeline operations, will in the future be designated as "hazardous wastes". Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes. Such changes in the regulations may result in additional capital expenditures or operating expenses by the Partnership.

         At the terminal sites at which groundwater contamination is present, there is also limited soil contamination as a result of the aforementioned spills. The Partnership is under no present requirements to remove these contaminated soils, but the Partnership may be required to do so in the future. Soil contamination also may be present at other Partnership facilities at which spills or releases have occurred. Under certain circumstances, the Partnership may be required to clean up such contaminated soils. Although these costs should not have a material adverse effect on the Partnership, no assurance can be given in this regard.

         Superfund

         The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as "Superfund", imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the site and companies that disposed or arranged for the disposal of the hazardous substances found at the site. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of its ordinary operations, the Partnership may generate waste that may fall within CERCLA's definition of a "hazardous substance". The Partnership may be responsible under CERCLA for all or part of the costs required to clean up sites at which such wastes have been disposed.

         ST has been named a potentially responsible party for a site located at Elkton, Maryland, operated by Spectron, Inc. until August 1988. This site is presently under the oversight of the EPA and is listed as a federal "Superfund" site. A small amount of material handled by Spectron was attributed to ST. The Partnership believes that ST will be able to settle its potential obligation in connection with this matter for an aggregate cost of approximately $10,000. However, until a final settlement agreement is signed with the EPA, there is a possibility that the EPA could bring additional claims against ST.

         Environmental Impact Statement

         The National Environmental Policy Act of 1969 (the "NEPA") applies to certain extensions or additions to a pipeline system. Under NEPA, if any project that would significantly affect the quality of the environment requires a permit or approval from any federal agency, a detailed environmental impact statement must be prepared. The effect of the NEPA may be to delay or prevent construction of new facilities or to alter their location, design or method of construction.

         Indemnification

         Kaneb has agreed to indemnify the Partnership against liabilities for damage to the environment resulting from operations of the East Pipeline prior to October 3, 1989. Such indemnification does not extend to any liabilities that arise after such date to the extent such liabilities result from changes in environmental laws or regulations. Nevertheless, the Partnership will remain liable for the remediation of groundwater contamination resulting from three spills and the possible groundwater contamination at a pumping and storage site referred to under "--Water" to the standards that are in effect at the time such remediation operations are concluded. In addition, ST's former owner has agreed to indemnify the Partnership against liabilities for damages to the environment from operations conducted by such former owner prior to March 2, 1993. The indemnity, which expires March 1, 1998, is limited in amount to 60% of any claim exceeding $100,000 until an aggregate amount of $10 million has been paid by ST's former owner. In addition, with respect to unknown environmental expenses from operations conducted by Wyco Pipe Line Company prior to the closing of the Partnership's acquisition of the West Pipeline, KPOP has agreed to pay the first $150,000 of such expenses, KPOP and Wyco Pipe Line Company will share, on an equal basis, the next $900,000 of such expenses and Wyco Pipe Line Company will indemnify KPOP for up to $2,950,000 of such expenses thereafter. The indemnity expires in August 1999. To the extent environmental liabilities exceed the amount of such indemnity, KPOP has affirmatively assumed the excess environmental liabilities.

         The Steuart terminals Asset Purchase Agreements provide, with respect to unknown environmental damages that are discovered after the closing of the Steuart terminals acquisition and that were caused by operations conducted by Steuart prior to the closing, that the Partnership and Steuart will share expenses associated with such environmental damages at a ratio of 20% for the Partnership and 80% for Steuart until a total of $2.5 million has been expended. Thereafter, such expenses will be the Partnership's responsibility. This indemnity will expire three years from the closing of the Steuart terminals acquisition and will be secured by a cash escrow fund.

SAFETY REGULATION

         The Pipelines are subject to regulation by the Department of Transportation under the Hazardous Liquid Pipeline Safety Act of 1979 ("HLPSA") relating to the design, installation, testing, construction, operation, replacement and management of their pipeline facilities. The HLPSA covers petroleum and petroleum products and requires any entity that owns or operates pipeline facilities to comply with such plan, to permit access to and copying of records and to make certain reports and provide information as required by the Secretary of Transportation.

         The Federal Pipeline Safety Act of 1992 amended the HLPSA to include
requirements for the future use of internal inspection devices.   The
Partnership does not believe that it will be required to make any substantial capital expenditures to comply with the requirements of HLPSA as so amended.

         The Partnership is subject to the requirements of the Federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The Partnership believes that it is in general compliance with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to benzene.

         The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act, and comparable state statutes require the Partnership to organize information about the hazardous materials used in its operations. Certain parts of this information must be reported to employees, state and local governmental authorities, and local citizens upon request. In general, the Partnership expects to increase its expenditures during the next decade to comply with higher industry and regulatory safety standards such as those described above. Such expenditures cannot be accurately estimated at this time, although they are not expected to have a material adverse impact on the Partnership.

EMPLOYEES

         The Partnership has no employees. The pipeline business of the Partnership is conducted by the General Partner, KPL, which at June 30, 1995, employed 163 persons, approximately 56 of whom were salaried and, approximately 107 of whom were hourly rate employees. Approximately 107 persons employed by KPL were subject to representation by unions for collective bargaining purposes; however, the last collective bargaining contract expired in 1967 and the employees have not operated under a contract since that date.

         The Partnership's liquids terminaling business is conducted through subsidiaries of ST which at June 30, 1995, employed 175 persons, approximately 105 of whom were salaried and approximately 70 of whom were hourly rate employees. Approximately 34 persons employed by ST were subject to representation by the Oil, Chemical and Atomic Workers International Union AFL-CIO ("OCAW"). ST has an agreement with OCAW regarding conditions of employment for the above persons, which is in effect through June 28, 1996. This agreement is subject to automatic renewal for successive one- year periods unless ST or OCAW serves written notice to terminate or modify such agreement in a timely manner.

                               CASH DISTRIBUTIONS

GENERAL

         Because the Partnership holds all of its assets and conducts all of its operations through the Operating Partnerships and STI, all Cash from Operations will be generated by such subsidiaries, and the distribution of such cash from such subsidiaries to the Partnership is expected to be the principal source of Available Cash (see "Glossary") from which to make distributions.
The Operating Partnerships are required under their partnership agreements to distribute 100% of their available cash. Available cash is defined in the partnership agreements of the Operating Partnerships in substantially the same manner as is Available Cash of the Partnership; and the board of directors of STI has adopted a dividend policy under which all available cash (defined in substantially the same manner as is Available Cash of the Partnership) is to be distributed to KPOP as a dividend. Since KPL will have a 1% general partner's interest in all distributions of KPOP and a 1/99th general partner's interest in all distributions of the Partnership, the holders of LP Units will have a 98% interest in Partnership distributions on a combined basis (subject to incentive distributions to the General Partner as described below). Accordingly, the following paragraphs describing distributions to Unitholders and the General Partner, and the percentage interests in distributions by the Partnership, are stated on the basis of cash available for distribution by the Partnership, KPOP and KPOP's subsidiaries on a combined basis.

         The Partnership will make distributions to Unitholders and the General Partner with respect to each calendar quarter in an amount equal to 100% of its Available Cash for such quarter, except in connection with the dissolution and liquidation of the Partnership. Distributions by the Partnership of its Available Cash will be made 98% to Unitholders and 2% to the General Partner, subject to the payment of incentive distributions to the General Partner if certain target levels of cash distributions to the Unitholders are achieved. The distribution to Unitholders of Available Cash that constitutes Cash from Operations with respect to each quarter within the Preference Period is subject to the preferential rights of the holders of the Senior Preference Units to receive for such quarter $0.55 per Senior Preference Unit (the "Minimum Quarterly Distribution"), plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters, prior to any distribution of Available Cash that constitutes Cash from Operations to holders of Preference Units, Preference B Units or Common Units with respect to such quarter. In addition, for each quarter through the quarter ending September 30, 1997, the distribution of Available Cash that constitutes Cash from Operations to holders of Preference B Units is subject to the preferential rights of the holders of the Preference Units to receive the Minimum Quarterly Distribution for such quarter, plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters. After such time, the Preference B Units will be deemed to be Preference Units for purposes of determining the priority and amount of distributions of Available Cash on the Preference Units and Preference B Units. During the Preference Period the distribution of Available Cash that constitutes Cash from Operations to holders of Common Units is subject to the preferential rights of the holders of the Senior Preference Units, the Preference Units and the Preference B Units to receive the Minimum Quarterly Distribution for such quarter, plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters. The Common Units are not entitled to arrearages in the payment of the Minimum Quarterly Distribution.

         The Preference Period commenced upon the formation of the Partnership and, in general, will continue indefinitely until the Minimum Quarterly Distribution has been paid to holders of all LP Units for 12 consecutive quarters and certain other conditions are met. The holders of the Common Units have not been paid the full amount of the Minimum Quarterly Distribution in any quarter since the formation of the Partnership. Therefore, such condition has not yet been met in any quarter. Upon expiration of the Preference Period, all distinctions between the Senior Preference Units, the Preference Units, the Preference B Units and the Common Units will automatically cease.

         The Partnership has paid the Minimum Quarterly Distribution on outstanding Senior Preference Units for each quarter since the Partnership's inception. The Partnership has also paid the Minimum Quarterly Distribution on Preference Units with respect to all quarters since inception of the Partnership, except for deficiencies in the payment of distributions with respect to the second, third and fourth quarters of 1991 totalling $9,323,000. All such arrearages were satisfied in 1992 and 1993. Had the operations of the West Pipeline, ST and the other terminals acquired by the Partnership since its inception been included in the Partnership's operations from such date, the General Partner believes that such arrearages would not have been incurred. No Preference B Units will have been issued prior to the closing of the offering made by this Prospectus.

         The Partnership believes that it will be able to make distributions of Available Cash on the Preference Units of not less than the Minimum Quarterly Distribution for each quarter during at least the next two years, although no assurance can be given with respect to such distributions. Distributions totalling $2,686,000 and $1,896,000 were paid on the Common Units with respect to the final three calendar quarters of 1994 and the first two quarters of 1995, respectively. The Partnership believes that had the acquisition of the West Pipeline been completed as of the beginning of 1994, the Partnership could have distributed approximately $5.3 million to the holders of Common Units with respect to such year. See "Distributions".

         The priorities of distributions of Available Cash are set forth below under the captions "--Quarterly Distributions of Available Cash--Distributions of Cash from Operations During Preference Period" and "--Distributions of Cash from Operations After Preference Period" and "--Distributions of

Cash from Interim Capital Transactions". Distributions of Available Cash are characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. Cash from Operations generally refers to all cash generated by the Partnership's operations after deducting related expenses and new reserves. Cash from Interim Capital Transactions will generally be generated by (i) borrowings and sales of debt securities by the Partnership (other than for working capital purposes), (ii) sales of equity interests in the Partnership and (iii) sales or other dispositions of assets of the Partnership. All Available Cash distributed by the Partnership on any date from any source will be treated as if it were a distribution of Cash from Operations until the sum of all Available Cash distributed as Cash from Operations to the Unitholders and to the General Partner (including any incentive distributions) equals the aggregate amount of all Cash from Operations generated by the Partnership since the Partnership commenced operations through the end of the prior calendar quarter; any remaining Available Cash distributed on such date will be treated as if it were a distribution of Cash from Interim Capital Transactions, except as otherwise set forth below under the caption "--Distributions of Cash from Interim Capital Transactions".

         The Partnership expects to make distributions of all Available Cash within 45 days after the end of each calendar quarter to holders of record on the applicable record date. The first distribution on the Preference Units to which Unitholders acquiring Preference Units pursuant to this offering will be entitled will be with respect to the quarter ending December 31, 1995. Such distribution is expected to be made on or before February 14, 1996 to holders of record of such LP Units as of January 31, 1996. All record holders of Preference Units on such record date would be entitled to a full distribution.

         A more complete description of the manner in which distributions of cash will be made prior to commencement of the dissolution and liquidation of the Partnership is set forth below under "--Quarterly Distributions of Available Cash". Distributions of cash in connection with the dissolution and liquidation of the Partnership will be made as described below under "--Distributions of Cash Upon Liquidation".

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

         Distributions of Cash from Operations During Preference Period

         Distributions by the Partnership of Available Cash that constitute Cash from Operations in respect of any calendar quarter during the Preference Period will be made in the following priorities:

                 first, 98% of such Available Cash to Unitholders holding Senior Preference Units pro rata and 2% thereof to the General Partner until there has been distributed in respect of each Senior Preference Unit an amount equal to the sum of the Minimum Quarterly Distribution for such quarter plus an amount equal to any cumulative arrearages in the Minimum Quarterly Distribution on each Senior Preference Unit with respect to any prior quarter;

                 second, 98% of any such Available Cash then remaining to Unitholders holding Preference Units pro rata and 2% thereof to the General Partner until there has been distributed in respect of each Preference Unit an amount equal to the sum of the Minimum Quarterly Distribution for such quarter plus an amount equal to any cumulative arrearages in the Minimum Quarterly Distribution on each Preference Unit with respect to any prior quarter;

                 third, 98% of any such Available Cash then remaining to Unitholders holding Preference B Units pro rata and 2% thereof to the General Partner until there has been distributed in respect of each Preference B Unit an amount equal to the sum of the Minimum

         Quarterly Distribution for such quarter plus an amount equal to any cumulative arrearages in the Minimum Quarterly Distribution on each Preference B Unit with respect to any prior quarter;

                 fourth, 98% of any such Available Cash then remaining to Unitholders holding Common Units pro rata and 2% thereof to the General Partner until there has been distributed in respect of each Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

                 thereafter, in the manner specified under "--Distributions of Cash from Operations After Preference Period" below, commencing with paragraph second

; provided, however, that after the record date for distributions with respect to the quarter ending September 30, 1997, no distribution will be made pursuant to paragraph third above and the Preference B Units shall be deemed to be Preference Units for purposes of determining the priority and amount of distributions of Available Cash that constitutes Cash from Operations.

         Any holder of Preference B Units may, at its option exercisable from time to time after the record date for distributions with respect to the quarter ending September 30, 1997, exchange Preference B Units for an equal number of Preference Units. See "--Exchange of Preference Units and Preference B Units".

         Distributions of Cash from Operations After Preference Period

         Distributions by the Partnership of Available Cash that constitute Cash from Operations in respect of any calendar quarter after the Preference Period will be made in the following priorities:

                 first, 98% of such Available Cash to all Unitholders pro rata and 2% thereof to the General Partner until there has been distributed in respect of each LP Unit an amount equal to the Minimum Quarterly Distribution;

                 second, 98% of any such Available Cash then remaining to all Unitholders pro rata and 2% thereof to the General Partner until there has been distributed in respect of each LP Unit an amount equal to the excess of (i) $0.60 per LP Unit (the "First Target Distribution") over
         (ii) the Minimum Quarterly Distribution;

                 third, 90% of any such Available Cash then remaining to all Unitholders pro rata and 10% (8% incentive distribution plus 2% normal distribution) thereof to the General Partner until there has been distributed in respect of each LP Unit an amount equal to the excess of (i) $0.65 per LP Unit (the "Second Target Distribution") over (ii) the First Target Distribution;

                 fourth, 80% of any such Available Cash then remaining to all Unitholders pro rata and 20% (18% incentive distribution plus 2% normal distribution) thereof to the General Partner until there has been distributed in respect of each LP Unit an amount equal to the excess of (i) $0.70 per LP Unit (the "Third Target Distribution") over
         (ii) the Second Target Distribution; and

                 thereafter, 70% of any such Available Cash then remaining to all Unitholders pro rata and 30% (28% incentive distribution plus 2% normal distribution) thereof to the General Partner.

         The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution are each subject to adjustment as described below under "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels".

DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

         Distributions on any date by the Partnership of Available Cash that constitute Cash from Interim Capital Transactions will be distributed 98% to all Unitholders pro rata and 2% to the General Partner until the Partnership shall have made distributions of Available Cash constituting Cash from Interim Capital Transactions in respect of each Senior Preference Unit, Preference Unit and Preference B Unit in an aggregate amount equal to $22 per unit.
Thereafter, all distributions of Available Cash that constitute Cash from Interim Capital Transactions will be distributed as if they were Cash from Operations.

DISTRIBUTION RESTRICTION ON PREFERENCE UNITS, PREFERENCE B UNITS AND COMMON
UNITS

         The Partnership Agreement prohibits the Partnership from distributing Available Cash on the Preference Units, Preference B Units or Common Units or acquiring Preference Units, Preference B Units or Common Units with Available Cash in respect of any calendar quarter if (i) the Preference Period continues in effect during the quarter in respect of which the distribution or acquisition would be made and (ii) after giving effect to such distribution or acquisition, the sum of (A) plus (B) would exceed an amount equal to $45 million plus 80% of the aggregate expansive capital expenditures since the inception of the Partnership greater than $45 million, where (A) is equal to the outstanding principal balance as of the proposed distribution or acquisition date, as the case may be, of the Partnership's consolidated indebtedness (excluding borrowings for working capital purposes) and (B) is equal to the amount of revenues collected by the Partnership that (x) are then subject to possible refund under a pending rate case and (y) are not maintained by the Partnership in a separate reserve fund. At June 30, 1995, the Partnership's consolidated indebtedness was $71.1 million, and its aggregate Expansive Capital Expenditures since October 3, 1989 was approximately $116.8 million. Therefore, at June 30, 1995, the Partnership could have borrowed an additional $156.9 million (approximately) for Expansive Capital Expenditures without being restricted in the payment of distributions to the holders of Preference Units. The General Partner does not currently anticipate that this restriction will prevent the distribution of the Minimum Quarterly Distribution to the holders of Preference Units.

EXCHANGE OF PREFERENCE UNITS AND PREFERENCE B UNITS

         KPL has agreed to exchange, upon consummation of the offering made by this Prospectus, an aggregate of 1,000,000 Preference Units for an equal number of Preference B Units. The purpose of such exchange is to cause 1,000,000 of the Preference Units currently owned by KPL to be subordinate through the quarter ending September 30, 1997, for purposes of determining the priority and amount of distributions of Available Cash, to the rights of the holders of Preference Units. After the Record Date for distributions of Available Cash to the holders of Preference Units with respect to the quarter ending September 30, 1997, the Preference B Units shall be deemed to be Preference Units for purposes of determining the priority and amount of distributions of Available Cash on the Preference Units and the Preference B Units. Thereafter, the holders of Preference B Units will not have a right to receive distributions of Available Cash that is senior in priority to the rights of the holders of Preference Units. In addition, any holder of Preference B Units may, at its option exercisable from time to time after the record date for distributions with respect to the quarter ending September 30, 1997, exchange Preference B Units for an equal number of Preference Units. Each such exchange shall be conditioned upon receipt by the Partnership of an Opinion of Counsel that the intrinsic economic and federal income tax characteristics of the Preference Units issuable upon such exchange are identical to the intrinsic economic and federal income tax characteristics of the Preference Units outstanding immediately prior to such exchange. The effect of any such exchange will be to increase the number of Preference Units issued and outstanding.

EXCHANGE OF PREFERENCE UNITS AND PREFERENCE B UNITS FOR SENIOR PREFERENCE UNITS

         Of the Preference Units and Preference B Units held by KPL after the offering made by this Prospectus, after the record date for distributions to the holders of Senior Preference Units with respect to the quarter ending September 30, 1997, up to 2,650,000 may be exchanged for an equal number of Senior Preference Units upon the distribution by the Partnership of Available Cash that constitutes Cash from Operations to all Unitholders in respect of each of the four full consecutive preceding calendar quarters (including the calendar quarter with respect to which such distribution is being made) in an amount at least equal to $.70 per LP Unit. The Partnership has not had, and does not anticipate that it will have in the foreseeable future, sufficient Available Cash to permit distributions at such level for four full consecutive calendar quarters.

         In addition, such exchange is permitted only if, as of such date, the sum of (A) plus (B) is less than an amount equal to $45 million, plus 80% of the aggregate Expansive Capital Expenditures since October 3, 1989, greater than $45 million, where (A) is equal to the outstanding principal balance as of such date of the Partnership's consolidated indebtedness (excluding borrowings for working capital purposes) and (B) is equal to the amount of revenues collected by the Partnership that (x) are then subject to possible refund under a pending rate case and (y) are not maintained by the Partnership in a separate reserve fund. The following table illustrates the application of such formula as of June 30, 1995 (in millions):

                                                                   HISTORICAL               PRO FORMA(1)
                                                            ------------------------   -----------------------
Aggregate Expansive Capital Expenditures since
  October 3, 1989 in excess of $45 million  . . . . . .     $     71.8   $      --     $    228.7   $     --
                                                            ----------                 ----------
  Times 80% . . . . . . . . . . . . . . . . . . . . . .                         57.4                     183.0
Plus $45 Million  . . . . . . . . . . . . . . . . . . .                         45.0                      45.0
                                                                         -----------                ----------
"Indebtedness Limitation" . . . . . . . . . . . . . . .                  $     102.4                $    228.0
                                                                         ===========                ==========

Principal Balance of Partnership's
  Consolidated Indebtedness . . . . . . . . . . . . . .     $     71.1   $      --     $    228.0   $     --
  Less Borrowings for Working Capital Purposes  . . . .           --            71.1         --          228.0
                                                            ----------                 ----------
Revenues collected that were subject to refund  . . . .                          --                       --
                                                                         -----------                ----------
"Net Indebtedness"  . . . . . . . . . . . . . . . . . .                  $      71.1                $    228.0
                                                                         ===========                ==========

"Indebtedness Limitation" less
  "Net Indebtedness"  . . . . . . . . . . . . . . . . .                  $      31.3                $      0.0
                                                                         ===========                ==========

_________
(1) Pro forma amounts assume that the Partnership borrowed an additional $156.9 million at June 30, 1995 for
       Expansive Capital Expenditures.

At June 30, 1995, the Partnership could have incurred additional consolidated indebtedness for Expansive Capital Expenditures in the amount of $156.9 million at such date without impairing its ability to meet such test. Such test does not limit borrowings for working capital purposes.

         Each such exchange shall be conditioned upon receipt by the Partnership of an Opinion of Counsel that the intrinsic economic and federal income tax characteristics of the Senior Preference Units issuable upon such exchange are identical to the intrinsic economic and federal income tax characteristics of the Senior Preference Units outstanding immediately prior to such exchange. Any Preference Units or Preference B Units so exchanged will have the right to receive distributions of

Available Cash (including any distributions upon liquidation) prior to the distribution of Available Cash on the Preference Units and Preference B Units.

STATUS OF LP UNITS AT END OF PREFERENCE PERIOD

         At such time as the Preference Period has ended, all differences and distinctions between Senior Preference Units, Preference Units, Preference B Units and Common Units for the purpose of distributions shall automatically cease. The Senior Preference Units, Preference Units, Preference B Units and Common Units shall remain separately identified until such time as the Partnership has received an opinion of counsel that the intrinsic economic and federal income tax characteristics of the Senior Preference Units are identical to the intrinsic economic and federal income tax characteristics of the other LP Units. Upon receipt of such an opinion of counsel, the Senior Preference Units, Preference Units, Preference B Units and Common Units shall thereafter be designated "Units".

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

         The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution will be proportionately adjusted in the event of any combination or subdivision (whether effected by a distribution payable in LP Units or otherwise) of LP Units. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution will also be adjusted proportionately downward to equal the product resulting from multiplying each of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution by a fraction, of which the numerator shall be the Unrecovered Capital (as defined below) immediately after giving effect to such distribution and of which the denominator shall be the Unrecovered Capital immediately prior to such distribution. For such purposes, "Unrecovered Capital" means, at any time, an amount equal to the excess of (i) $22 over (ii) the sum of all distributions theretofore made in respect of a hypothetical Senior Preference Unit offered in the initial public offering of the Partnership (expressed on a per Senior Preference Unit basis) out of Available Cash constituting Cash from Interim Capital Transactions.

         The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution also may be adjusted if legislation is enacted that causes the Partnership to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes. In such event, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution for each quarter thereafter would be reduced to an amount equal to the product of (i) each of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution multiplied by (ii) 1 minus the sum of (x) the maximum marginal federal corporate income tax rate (expressed as a fraction) plus (y) the effective overall state and local income tax rate (expressed as a fraction) applicable to the Partnership for the taxable year in which such quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes).

DISTRIBUTIONS OF CASH UPON LIQUIDATION

         The Partnership and the Operating Partnerships will dissolve on December 31, 2039, unless sooner dissolved pursuant to the terms of the Partnership Agreement. In connection with the dissolution and liquidation of the Partnership, the proceeds of such liquidation shall be applied, first, in accordance with the provisions of the Partnership Agreement and applicable law to the payment of creditors of the Partnership in the order of priority provided by law and, thereafter, any remaining proceeds (or assets in kind) will be distributed to Unitholders and the General Partner as set forth below.

         Generally, the holders of Senior Preference Units, Preference Units and Preference B Units will have no preference with respect to liquidation proceeds available for distribution to Unitholders. In such event, the holders of Senior Preference Units, Preference Units and Preference B Units would be entitled to share with the holders of Common Units and the General Partner in the remainder of the Partnership's assets in proportion to their capital account balances in the Partnership, after giving effect to the following allocations of any gain or loss realized from sales or other dispositions of assets following commencement of the dissolution and liquidation of the Partnership ("Terminating Capital Transactions"), including any unrealized gain or loss attributable to assets distributed in kind. During the Preference Period, any such gain will be allocated as follows:

                 first, to each partner having a deficit balance in such partner's capital account to the extent of and in proportion to such deficit balance;

                 second, any then remaining gain would be allocated 98% to the holders of Senior Preference Units pro rata and 2% to the General Partner, until the capital account of each Senior Preference Unit equals the sum of the Remaining Capital (as defined below) in respect of such Senior Preference Unit plus any cumulative arrearages then existing in the payment of the Minimum Quarterly Distribution on such Senior Preference Unit with respect to any quarter within the Preference Period;

                 third, any then remaining gain would be allocated 98% to the holders of Preference Units pro rata and 2% to the General Partner, until the capital account of each Preference Unit equals the sum of the Remaining Capital in respect of such Preference Unit plus any cumulative arrearages then existing in the payment of the Minimum Quarterly Distribution on such Preference Unit with respect to any quarter within the Preference Period;

                 fourth, any then remaining gain would be allocated 98% to the holders of Preference B Units pro rata and 2% to the General Partner, until the capital account of each Preference B Unit equals the sum of the Remaining Capital in respect of such Preference B Unit plus any cumulative arrearages then existing in the payment of the Minimum Quarterly Distribution on such Preference B Unit with respect to any quarter within the Preference Period;

                 fifth, any then remaining gain would be allocated 98% to the holders of Common Units pro rata and 2% to the General Partner, until the capital account of each Common Unit equals the Remaining Capital in respect of such Common Unit;

                 sixth, any then remaining gain would be allocated 98% to all Unitholders pro rata and 2% to the General Partner until the capital account of each outstanding LP Unit is equal to the sum of (a) the Remaining Capital with respect to such LP Unit plus (b) any cumulative arrearages then existing in the payment of the Minimum Quarterly Distribution with respect to such LP Unit (in the case of a Senior Preference Unit, a Preference Unit or a Preference B Unit) plus (c) the excess of the First Target Distribution over the Minimum Quarterly Distribution of each quarter of the Partnership's existence less (d) the amount of any distributions of Cash from Operations in excess of the Minimum Quarterly Distribution which were distributed 98% to the Unitholders pro rata and 2% to the General Partner for each quarter of the Partnership's existence ((b), if applicable, plus (c) less (d) being the "Target Amount");

                 seventh, any then remaining gain would be allocated 90% to all Unitholders pro rata and 10% (8% incentive allocation plus 2% normal allocation) to the General Partner, until the capital account of each outstanding LP Unit is equal to the sum of (a) the Remaining Capital with respect to such LP Unit plus (b) the Target Amount plus (c) the excess of the Second Target Distribution over the First Target Distribution for each quarter of the Partnership's existence less (d) the amount of any distributions of Cash from Operations in excess of the First Target Distribution which were distributed 90% to the Unitholders pro rata and 10% to the General Partner for each quarter of the Partnership's existence (the respective Target Amount plus (c) less (d) being referred to as the "Second Target Amount");

                 eighth, any then remaining gain would be allocated 80% to all Unitholders pro rata and 20% (18% incentive allocation plus 2% normal allocation) to the General Partner, until the capital account of each outstanding LP Unit is equal to the sum of (a) the Remaining Capital with respect to such LP Unit plus (b) the Second Target Amount plus
         (c) the excess of the Third Target Distribution over the Second Target Distribution for each quarter of the Partnership's existence less (d) the amount of any distributions of Cash from Operations in excess of the Second Target Distribution which were distributed 80% to the Unitholders pro rata and 20% to the General Partner for each quarter of the Partnership's existence; and

                 thereafter, any then remaining gain would be allocated 70% to all Unitholders pro rata and 30% (28% incentive allocation plus 2% normal allocation) to the General Partner.

For such purposes, "Remaining Capital" means, at any time with respect to any class or series of LP Units, the price per LP Unit at which such class or series of LP Units was initially sold by the Partnership, as determined by the General Partner, less the sum of any distributions of Available Cash constituting Cash from Interim Capital Transactions and any distributions of cash (or the fair value of any assets distributed in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an LP Unit of such class or series that was sold in the initial offering of such LP Units.

         After September 30, 1997, no allocations will be made under paragraph fourth above and the Preference B Units shall be deemed to be Preference Units for purposes of the allocations described above. In addition, after the Preference Period, any such gain will be allocated as above described; provided that no allocations will be made under paragraphs second, third and fourth and that the references to "Common Units" after the Preference Period shall refer to "Units".

         Any holder of Preference B Units may, at its option exercisable from time to time after the record date for distributions with respect to the quarter ending September 30, 1997, exchange Preference B Units for an equal number of Preference Units. See "--Exchange of Preference Units and Preference B Units".

         Holders of Senior Preference Units, Preference Units or Preference B Units will have no preferential right in respect of any excess of the cumulative arrearages in the Minimum Quarterly Distribution on such Senior Preference Units, Preference Units or Preference B Units, as the case may be, with respect to any quarter ending during the Preference Period over the amount of such gain available for allocation to the holders of Senior Preference Units, Preference Units or Preference B Units.

         Any loss or unrealized loss will be allocated to the General Partner and the Unitholders: first, in proportion to the positive balances in such partners' capital accounts until all such balances are reduced to zero; and second, to the General Partner.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

GENERAL

         The General Partner will make all decisions relating to the management of the Partnership. In some cases the officers of KPL who make such decisions also may be officers of Kaneb. In addition, Kaneb owns all the capital stock of KPL and owns, either directly or through a subsidiary, all of the outstanding Common Units. Certain conflicts of interest could arise as a result of the relationships among the General Partner, Kaneb and the Partnership. The directors and officers of Kaneb have fiduciary duties to manage Kaneb, including its investments in its subsidiaries and affiliates, in a manner beneficial to the stockholders of Kaneb. The General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to the Unitholders. The duty of the directors of Kaneb to the stockholders of Kaneb may, therefore, conflict with the duties of the General Partner to the Unitholders. The Audit Committee of the Board of Directors of the General Partner will review conflicts of interest that may arise between Kaneb or its subsidiaries, on the one hand, and the Partnership or any partner thereof, on the other hand. In resolving any conflict of interest that may arise, the Audit Committee may consider (i) the relative interests of any party to such conflict and the benefits and burdens relating to such interest, (ii) any customary or accepted industry practices, (iii) any applicable generally accepted accounting or engineering practices or principles and (iv) such additional factors as the Audit Committee determines in its sole discretion to be relevant, reasonable and appropriate under the circumstances. The Audit Committee will have access to the management of KPL, and independent advisers as appropriate, and will attempt to resolve any such conflict of interest consistent with provisions of the Partnership Agreement and the General Partner's fiduciary duties under Delaware law. While final authority with respect to all decisions of the General Partner, including those involving conflicts of interest, is vested in the General Partner's board of directors, it is anticipated that the board would give considerable weight to the recommendations of the Audit Committee as to matters involving conflicts of interest.

         Potential conflicts of interest could arise in the situations described below, among others:

                 (a) Under the definitions of Available Cash and Cash from Operations set forth elsewhere herein, the amount of cash expenditures, borrowings and reserves in any quarter may affect the extent to which there is sufficient Available Cash constituting Cash from Operations to meet the Minimum Quarterly Distribution on all Senior Preference Units and Preference Units without subordination of distributions on the Preference B Units and the Common Units. In addition, the General Partner's determination whether to make, or which portion of an expenditure constitutes, an Expansive Capital Expenditure may have the same effect. Borrowings and issuances of additional LP Units also increase the amount of Available Cash and, in the case of working capital borrowings, the amount of Cash from Operations. By purchasing a Preference Unit, a Unitholder agrees that borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty of the General Partner to the Partnership or the Unitholders whether or not the purpose or effect thereof is to avoid subordination of Preference Units, Preference B Units or Common Units. Further, such purchaser agrees that any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash and Cash from Operations will be deemed not to breach any duty of the General Partner to the Partnership or the Unitholders. See "Cash Distributions". Such provisions purport to limit the liability of the General Partner to the Partnership and the Unitholders, are not supported by an opinion of counsel as to their enforceability and may not be enforceable under Delaware law.

                 (b) Under the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), the Amended and Restated Agreement of

         Limited Partnership of KPOP and the Agreement of Limited Partnership of STOP (the "Operating Partnership Agreements"; collectively with the Partnership Agreement, the "Partnership Agreements"), the General Partner will exercise its discretion in managing the business of the Partnership and, as a result, the General Partner is not restricted from paying Kaneb and its subsidiaries and affiliates for any services rendered on terms fair and reasonable to the Partnership. In this connection, the General Partner will determine which of its direct or indirect costs (including costs allocated to the General Partner by its affiliates) are reimbursable by the Partnership.

                 (c) The General Partner or any of its affiliates may lend to the Partnership or its operating subsidiaries funds needed by such entities for such periods of time as the General Partner may determine; provided, however, that the General Partner or such affiliate may not charge the Partnership or its operating subsidiaries interest at a rate greater than the lesser of (i) the actual interest cost (including points or other financing charges or fees) that the General Partner or such affiliate is required to pay on funds borrowed by it from commercial banks and (ii) the rate (including points or other financing charges or fees) that would be charged the borrowing entity (without reference to the General Partner's financial abilities or guaranties) by unrelated lenders on comparable loans. The borrowing entity will reimburse the General Partner or such affiliate, as the case may be, for any costs incurred by it in connection with the borrowing of funds obtained by the General Partner or such affiliate and loaned to the borrowing entity. The Partnership may lend or contribute to its operating subsidiaries and such operating subsidiaries may borrow funds from the Partnership, on terms and conditions established at the sole discretion of the General Partner.

                 (d) KPL (through its ownership of the Preference Units, Preference B Units, Common Units and the general partner interest in the Partnership and KPOP) has certain varying percentage interests and priorities with respect to Available Cash and net proceeds of capital transactions. See "Cash Distributions". The timing and amount of cash receipts and proceeds of capital transactions received by or allocated to KPL may be affected by various determinations made by KPL as the general partner under the Partnership Agreements (including, for example, those relating to the decision to liquidate the Partnership, the timing of any capital transaction, the establishment and maintenance of reserves, the timing of expenditures, the incurrence of debt and other matters).

                 (e) Upon the request of the General Partner or any affiliate thereof holding LP Units or other securities of the Partnership, the Partnership shall be required to register the offer and sale of such number of such securities (aggregating at least $2.0 million in value) specified by the General Partner or such affiliate under the Securities Act and the securities laws of any states reasonably requested by the General Partner or such affiliate. All costs and expenses of such registration will be paid by the General Partner or such affiliate and none of such costs will be allocated to the Partnership. Under certain circumstances, the General Partner or such affiliate also will have the right to include such securities in a registration statement under the Securities Act proposed by the Partnership for an offering of securities of the Partnership for cash.

                 (f) Neither the Partnership Agreements nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner, Kaneb and its affiliates, on the other hand, were or will be the result of arm's length negotiations.

                 (g) As is customary in many types of public securities offerings, the Preference Unitholders have not been represented by separate counsel in connection with the preparation of the Partnership Agreements or the other agreements referred to herein or in establishing the terms of the offering made by this Prospectus. The attorneys, accountants and others who have performed services for the Partnership in connection with the offering have been employed by the General Partner, Kaneb and their affiliates and may continue to represent the General Partner, Kaneb and their affiliates. Attorneys, accountants and others who will perform services for the Partnership in the future will be selected by the General Partner and also may perform services for the General Partner, Kaneb and their affiliates. The General Partner may retain separate counsel for the Partnership or the Unitholders after the sale of the Preference Units offered by this Prospectus, depending on the nature of any conflict that might arise in the future, but does not intend to do so in most cases.

                 (h) The decision whether to purchase outstanding LP Units at any time may involve the General Partner or Kaneb in a conflict of interest. See "Description of the Partnership Agreements--Limited Call Right".

                 (i) Subject to their fiduciary duties to the Partnership and the limited partners of the Partnership, KPL and its affiliates are permitted to engage in activities in competition with the Partnership and the Operating Partnerships.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER

         The General Partner will be accountable to the Partnership as a fiduciary. Consequently, the General Partner must exercise good faith and integrity in handling the assets and affairs of the Partnership in addition to such other obligations as the General Partner may assume under the Partnership Agreement. The Partnership Agreement provides that whenever a conflict of interest arises between the General Partner or its affiliates, on the one hand, and the Partnership or any limited partner, on the other hand, the General Partner will, in resolving such conflict or determining such action, consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices and, if applicable, generally accepted accounting practices or principles. The same considerations shall apply whenever the Partnership Agreement provides that the General Partner shall act in a manner that is fair and reasonable to the Partnership or the limited partners. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partner, although it is not clear under Delaware law that such provisions would be enforceable because of a lack of judicial authority directly on point. Without modifying the strict fiduciary standard that might otherwise apply, the Partnership's ability to engage in transactions with the General Partner or its affiliates or involving conflicts of interest, even if beneficial to the Partnership, would be impaired. The Partnership Agreement also provides that in certain circumstances the General Partner shall act in its sole discretion, in good faith or pursuant to other appropriate standards.

         The Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has failed to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, cases have been decided under the common law of partnerships in Delaware and the common or statutory law of other jurisdictions to the effect that a limited partner may institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners. In addition, counsel has advised the General Partner that on the basis of federal statutes and rules and decisions by federal courts, it appears that limited partners have the right, subject to the provisions of the Federal Rules of Civil Procedure, to bring partnership derivative actions or actions against a general partner in the federal courts to enforce federal rights of the limited partners, including, in each case, rights under certain Securities and Exchange Commission rules.

         The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited as required to permit the General Partner to act under the Partnership Agreement or any other agreement contemplated therein and to make any decision pursuant to the authority prescribed in the Partnership Agreement so long as such action is not inconsistent with the overall purposes of the Partnership. Further, the Partnership Agreement provides that the General Partner will not be liable for monetary damages to the Partnership, the Unitholders or assignees for any acts or omissions if the General Partner acted in good faith. The extent to which these provisions would be enforceable under Delaware law is not clear, however. In addition, the Partnership is required, under the terms of the Partnership Agreements, to indemnify the General Partner and its directors, officers, employees and agents against liabilities, costs and expenses incurred by the General Partner or other such persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and such action did not constitute gross negligence or willful misconduct on the part of the General Partner or other such persons and, with respect to any criminal proceeding, had no reasonable cause to believe that their conduct was unlawful. See "Description of the Partnership Agreements--Indemnification".

         The fiduciary obligations of general partners is a rapidly developing and changing area of the law, and Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the General Partner and the remedies available to Unitholders.

                      DESCRIPTION OF THE PREFERENCE UNITS

GENERAL

         The Preference Units have been registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and the Partnership is subject to the reporting and proxy solicitation requirements of the Exchange Act. The Partnership is required to file periodic reports containing financial and other information with the Securities and Exchange Commission.

         Upon the closing of the offering made by this Prospectus, the Underwriters will offer the Preference Units directly to the public.
Purchasers of Preference Units in this offering and subsequent transferees of Preference Units (or their brokers, agents or nominees on their behalf) will be required to execute a transfer application.

         Preference Units may be held in "street name" or by any other nominee holder. As among the Partnership, the beneficial owner and the nominee holder, the Partnership will be entitled to treat the nominee holder of a Preference Unit as the absolute owner thereof.

         The Preference Units have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

TRANSFER OF PREFERENCE UNITS

         Until a Preference Unit has been transferred on the books of the Partnership, the Partnership, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Preference Unit, may treat the record holder thereof as the absolute owner for all purposes. A transfer of a Preference Unit (including a transfer from the Underwriters as a part of the offering made by this Prospectus) will not be recorded or recognized by the Partnership unless the transferee or his nominee holder executes and delivers the transfer application. By executing and delivering the transfer application, the transferee of Preference Units automatically requests admission as a substituted limited partner in the Partnership, agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, represents that such transferee has capacity and authority to enter into the Partnership Agreement, grants powers of attorney to the General Partner and any liquidator of the Partnership and makes the consents and waivers contained in the Partnership Agreement. An assignee will become a limited partner of the Partnership in respect of the transferred Preference Units upon the consent of the General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the General Partner. Preference Units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee who executes and delivers a transfer application the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Preference Units. A purchaser or transferee of Preference Units who does not execute and deliver a transfer application obtains only (i) the right to assign the Preference Units to a purchaser or other transferee and (ii) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Preference Units. Thus, a purchaser or transferee of Preference Units who does not execute and deliver a transfer application will not receive cash distributions unless the Preference Units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such Preference Units and may not receive certain federal income tax information or reports furnished to record holders of Preference Units. The transferor of Preference Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Preference Units, but a transferee agrees, by acceptance of the certificate representing such Preference Unit, that the transferor will not have a duty to see to the execution of the transfer application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the transfer application. See "Description of the Partnership Agreements--Status as Limited Partner or Assignee".

         In the event the Partnership is or becomes subject to federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any Preference Unitholder or assignee, the General Partner may redeem the Preference Units held by such Preference Unitholder or assignee. To avoid any such cancellation or forfeiture, the General Partner may request a record holder of a Preference Unit to furnish to the General Partner certain information about his nationality, citizenship or other related status. If the record holder fails to furnish such information or if the General Partner determines, on the basis of the information furnished by such holder in response to the request, that the cancellation or forfeiture of any property in which the Partnership has an interest may occur, the General Partner may be substituted as the Preference Unitholder for such record holder, who will then be treated as a non-citizen assignee, and the General Partner will have the right to redeem the Preference Units held by such record holder. See "Description of the Partnership Agreements--Non-citizen Assignees; Redemption".

                   DESCRIPTION OF THE PARTNERSHIP AGREEMENTS

         The following paragraphs are a summary of the material provisions of the Partnership Agreements. A copy of the Partnership Agreements is available on request (see "Incorporation of Certain Documents"). The following discussion is qualified in its entirety by reference to the Partnership Agreements.

         Certain provisions of the Partnership Agreements are summarized elsewhere in this Prospectus under various headings. With regard to various transactions and relationships of the Partnership with

KPL and its affiliates, see "Conflicts of Interest and Fiduciary Responsibilities"; with regard to the transfer of Preference Units, see "Description of the Preference Units"; with regard to distributions of Available Cash, see "Cash Distributions"; and with regard to allocations of taxable income and taxable loss, see "Federal Income Tax Considerations". Prospective investors are urged to review these sections of this Prospectus carefully.

ORGANIZATION AND DURATION

         The Partnership and KPOP were organized in 1989 as Delaware limited partnerships. STOP was organized in 1993 as a Delaware limited partnership. KPL is the general partner of both the Partnership and KPOP. A wholly owned corporate subsidiary of KPOP is the sole general partner of STOP. KPL holds a 2% interest as general partner in the Partnership and KPOP on a combined basis. The Unitholders (including Kaneb through its subsidiaries) hold a 98% interest as limited partners in the Partnership and KPOP on a combined basis. The Partnership and the Operating Partnerships will dissolve on December 31, 2039, unless sooner dissolved pursuant to the terms of the Partnership Agreements.

PURPOSE

         The purpose of the Partnership under the Partnership Agreement is limited to serving as the limited partner of KPOP and any other business permitted under the Delaware Act. The Operating Partnership Agreements provide that the Operating Partnerships may engage in the transportation of refined petroleum products through the Pipelines, the specialty liquids storage business and any other business permitted under the Delaware Act.

         The General Partner is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Partnership.

POWER OF ATTORNEY

         Each limited partner of the Partnership, and each person who acquires an LP Unit from a prior holder and executes and delivers a transfer application with respect thereto, grants to the General Partner and, if a liquidating trustee has been appointed, the liquidating trustee a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership or the amendment of the Partnership Agreement and to make the consents and waivers contained in the Partnership Agreement.

RESTRICTIONS ON AUTHORITY OF THE GENERAL PARTNER

         The authority of the General Partner is limited in certain respects under the Partnership Agreement. The General Partner is prohibited, without the prior approval of holders of record of a majority of the LP Units and, during the Preference Period, the approval of the holders of a majority of the Senior Preference Units (excluding for purposes of such determination Senior Preference Units held by KPL and its affiliates), from, among other things, selling or exchanging all or substantially all of the Partnership's assets in a single transaction or a series of related transactions or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, provided that the Partnership may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of its assets and may sell all or substantially all of its assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. Except as provided in the Partnership Agreement and generally described below under "--Amendment of Partnership Agreements", any amendment to a provision of the Partnership Agreement generally will require the approval of the holders of a majority of the LP Units, and any amendment which would materially and adversely affect any class of LP Units will require the approval of the holders of a majority of such class of affected LP Units (excluding for purposes of such determination LP Units held by KPL and its affiliates unless KPL and its affiliates own all of the LP Units of such class). A merger or consolidation of the Partnership requires the approval of the General Partner and the holders of a majority of each class of LP Units, voting as separate classes (with the holders of Preference Units and Preference B Units voting together as a single class); provided that the Senior Preference Units held by the General Partner or its affiliates will be excluded from such vote.

         In general, the General Partner may not take any action, or refuse to take any reasonable action, without the consent of the holders of a majority of each class of LP Units, and, during the Preference Period, the vote of a majority of Senior Preference Units other than Senior Preference Units owned by KPL and its affiliates, the effect of which would be to cause the Partnership or either of the Operating Partnerships to be taxable as corporation or to be treated as an association taxable as a corporation for federal income tax purposes.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

         The General Partner has agreed not to voluntarily withdraw as general partner of the Partnership and KPOP prior to January 1, 2000 (with limited exceptions described below) without the approval of a majority of the LP Units and the approval of the holders of a majority of the Senior Preference Units (excluding for purposes of such determination Senior Preference Units held by KPL and its affiliates), after which time KPL may withdraw as such general partner by giving 90 days' written notice. A majority of the holders of the LP Units may elect a successor General Partner, subject to the receipt by the Partnership of an opinion of counsel that the selection of a successor may be taken without the approval of all of the limited partners of the Partnership, such action would not result in the loss of limited liability of the Unitholders of any class or the limited liability of the Partnership as the limited partner of the Operating Partnerships or cause the Partnership to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes and that any required consents by any regulatory authorities have been obtained. If such an opinion of counsel cannot be obtained, the Partnership will be dissolved after such withdrawal. Notwithstanding the foregoing, prior to January 1, 2000, KPL may withdraw without such Unitholder approval upon 90 days' notice to the limited partners of the Partnership if more than 50% of the LP Units are held or controlled by one person and its affiliates other than the withdrawing General Partner and its affiliates.

         KPL may not be removed as general partner of the Partnership unless such removal is approved by the affirmative vote of the holders of not less than 85% of the LP Units and any other limited partner interests, voting as a single class, and approved by the affirmative vote of holders of not less than 85% of each class of LP Units and any other limited partner interests outstanding, voting as separate classes (with the holders of Preference Units and Preference B Units voting together as a single class), in each case including for purposes of such determination LP Units and any other limited partner interests owned by KPL and its affiliates, provided that certain other conditions are satisfied. Any such removal is subject to the approval of the successor general partner by a majority of the LP Units then outstanding (including LP Units held by the removed general partner and its affiliates) and receipt of an opinion of counsel that such removal and the approval of a successor may be effected without the approval of all Partners and that such actions will not result in the loss of the limited liability of any limited partner of the Partnership or of the limited partner of the Operating Partnerships or cause the Partnership to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes and that any required consents by any regulatory authorities have been obtained.

         Removal or withdrawal of the General Partner of the Partnership also constitutes removal or withdrawal, as the case may be, of KPL as the general partner of KPOP.

         In the event of withdrawal of KPL or removal of KPL by the limited partners of the Partnership or by the limited partner of KPOP, a successor general partner will have the option to acquire the general partner interests of the departing general partner (the "Departing Partner") for a cash payment equal to the fair market value of such interests. Such market value will be determined by agreement between the Departing Partner and a successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the Departing Partner and a successor general partner (or if no expert can be agreed upon, by the expert chosen by agreement of the expert selected by each of them). In addition, the Partnership also would be required to reimburse the Departing Partner for all employee-related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the Departing Partner for the benefit of the Partnership.

         If the above-described option is not exercised by the successor general partner, the Departing Partner's general partner interest in the Partnership will be converted into Common Units equal to the fair market value of such interests.

         KPL may transfer its general partner interests in the Partnership without the approval of the limited partners of the Partnership (i) to an affiliate of KPL or (ii) upon its merger or consolidation into another entity or the transfer of all or substantially all of its assets to another entity provided in either case that such entity assumes the rights and duties of the General Partner and agrees to be bound by the provisions of the Partnership Agreements. In addition KPL may (i) transfer part of its interest in items of Partnership income, gain, losses, deductions, credits, distributions or surplus, (ii) transfer all of its interest in items of Partnership income, gain, losses, deductions, credits, distributions or surplus if KPL agrees to continue as general partner, (iii) mortgage, pledge, hypothecate or grant a security interest in its partnership interest or (iv) transfer its partnership interest pursuant to a forced sale upon the foreclosure of any encumbrance created pursuant to clause (iii) above. In each case described above in this paragraph the transfer, merger, assumption or sale is subject to the requirement that the transferee furnish to the Partnership an opinion of counsel that such transfer, merger, assumption or sale (i) may be taken without the approval of all limited partners of the Partnership to such specific act,
(ii) would not cause the loss of limited liability of the limited partners of the Partnership under the Partnership Agreements and (iii) would not cause the Partnership to be taxable as a corporation or treated as an association taxable as a corporation for federal income tax purposes. In the case of any other transfer, in addition to the foregoing requirements, the vote of the holders of a majority of the LP Units, including during the Preference Period the approval of the holders of a majority of the Senior Preference Units (excluding for purposes of such determination Senior Preference Units held by KPL and its affiliates), is required.

STATUS AS LIMITED PARTNER OR ASSIGNEE

         Except as described under "--Limited Liability", LP Units are fully paid and Unitholders will not be required to make additional contributions to the Partnership.

         Each purchaser of Preference Units offered by this Prospectus must execute a transfer application requesting admission as, and agreeing to become, a substituted limited partner in the Partnership. If such action is not taken, a purchaser will not be registered as a record holder of Preference Units on the books of the transfer agent or issued a Preference Unit. Purchasers may hold Preference Units in nominee accounts. See "Description of the Preference Units-- Transfer of Preference Units" for a more complete description of the requirements for the transfer of Preference Units.

         An assignee, pending its admission as a substituted limited partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote, and exercise other powers attributable to Preference Units owned by an assignee who has not become a substituted limited partner, at the written direction of such assignee. See "--Meetings; Voting" below. Transferees who do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of Preference Units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Preference Units. The only right such transferees will have is the right to negotiate such Preference Units to a purchaser or other transferee and the right to transfer the right to request admission as a limited partner of the Partnership in respect of the transferred Preference Units to a purchaser or other transferee who executes a transfer application in respect of the Preference Units. A nominee or broker who has executed a transfer application with respect to Preference Units held in street name or nominee accounts will receive such distributions and reports pertaining to such Preference Units.

NON-CITIZEN ASSIGNEES; REDEMPTION

         If the Partnership is or becomes subject to federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any limited partner of the Partnership or assignee, the Partnership may redeem the LP Units held by such limited partner or assignee. To avoid any such cancellation or forfeiture, the General Partner may require each limited partner of the Partnership or assignee to furnish information about his nationality, citizenship, residency or related status. If a limited partner of the Partnership or assignee fails to furnish information about his nationality, citizenship, residency or related status within 30 days after a request for such information, such limited partner or assignee may be treated as a non-citizen assignee ("non-citizen assignee"). The Partnership Agreement sets forth the rights of such a limited partner or assignee upon redemption.
Pending such redemption or in lieu thereof, the General Partner may change the status of any such limited partner or assignee to that of a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his LP Units and may not receive distributions in kind upon liquidation of the Partnership. See "--Status as limited partner or Assignee".

ISSUANCE OF ADDITIONAL LP UNITS AND SECURITIES

         The Partnership Agreement authorizes the General Partner to cause the Partnership to issue Additional LP Units (additional limited partner interests and other equity securities of the Partnership) for such consideration and on such terms and conditions as shall be established by the General Partner including, without limitation, Preference Units in addition to the Preference Units offered by this Prospectus and Additional LP Units with rights to distributions or in liquidation ranking prior or senior to or on a parity with Preference Units. During the Preference Period, however, the Partnership may not issue (i) more than 7,750,000 additional Senior Preference Units (other than any Senior Preference Units issuable upon exchange of Preference Units if certain conditions are met), (ii) any other class of partnership interest of the Partnership on a parity with, convertible into or exchangeable for Senior Preference Units or (iii) any other classes of partnership interests of the Partnership ranking prior to or on a parity with the Senior Preference Units, without the approval of the holders of a majority of the outstanding Senior Preference Units (excluding for purposes of such determination Senior Preference Units held by the General Partner and its affiliates). After the Preference Period, there is no restriction on the ability of the Partnership to issue Additional LP Units, including, without limitation, Additional LP Units with rights to distributions or in liquidation ranking prior or senior to any of the outstanding LP Units. The General Partner will take into account the interests of the holders of each class of the LP Units in determining whether to cause the Partnership to issue Additional LP Units.





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
LIMITED CALL RIGHT

         If at any time after the Preference Period less than 750,000 of the LP Units are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign and transfer to any of its affiliates or to the Partnership, on a date to be selected by the General Partner on at least 10 but not more than 60 days' notice, to purchase all, but not less than all, of the LP Units held by such nonaffiliated persons. In the event of any such purchase, the price payable for any LP Units of a particular class shall be the greater of (i) the Current Market Price (as defined below) as of the date the General Partner mails written notice of its election to purchase LP Units or (ii) the highest cash price paid by the General Partner or any of its affiliates for any LP Unit of such class purchased within the 90 days preceding the date the General Partner mails notice of its election to purchase such LP Units.

         As used herein, (i) "Current Market Price" of an LP Unit as of any date means the average of the daily Closing Prices (as hereinafter defined) per LP Unit for the twenty consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the LP Units are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the LP Units are listed or admitted to trading or, if the LP Units are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such day the LP Units are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the LP Units selected by the independent committee of the board of directors of the Partnership, or, if on any such day no market maker is making a market in the LP Units, the fair value of such LP Units on such day as determined reasonably and in good faith by the independent committee of the board of directors of the Partnership, and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which the LP Units are listed or admitted to trading is open for the transaction of business or, if the LP Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

AMENDMENT OF PARTNERSHIP AGREEMENTS

         Amendments to the Partnership Agreement may be proposed only by the General Partner. If an amendment is proposed, the General Partner is required to seek written approval of the holders of the number of LP Units required to approve such amendment or call a meeting of the limited partners of the Partnership to consider and vote upon the proposed amendment. Proposed amendments (other than those described below) must be approved by holders of a majority of the LP Units, except that any amendment which materially and adversely affects a class of LP Units in relation to any other class of LP Units or the general partner interest in the Partnership will require the approval of at least a majority in interest of the LP Units of the class so affected (excluding for purposes of such determination, LP Units of such class owned by KPL and its affiliates, unless KPL and its affiliates own all of the LP Units of such class).

         Amendments to the Operating Partnership Agreements may be proposed either by the general partner or by the limited partner of the respective Operating Partnerships. Proposed amendments to the Operating Partnership Agreement of KPOP (other than those described below) require the approval of the Partnership, as the limited partner of KPOP, and the General Partner.

         The General Partner may make amendments to the Partnership Agreements without the approval of any limited partner of the Partnership or assignee of the Partnership to reflect (i) a change in the name of the Partnership or the location of the principal place of business of the Partnership, (ii) admission, substitution, withdrawal or removal of Partners in accordance with the Partnership Agreement, (iii) a change that, in the opinion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the Partnership will not be taxable as a corporation or be treated as an association taxable as a corporation for federal income tax purposes, (iv) a change that in the sole discretion of the General Partner does not adversely affect the limited partners of the Partnership in any material respect, (v) a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute, (vi) a change that is necessary or desirable to facilitate the trading of the LP Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the LP Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the limited partners of the Partnership, (vii) a change that is required or contemplated by the Partnership Agreement or the Registration Statement of which this Prospectus is a part, (viii) an amendment that is necessary, as reflected in an opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its respective directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor, (ix) a change in a provision of the Partnership Agreement which requires any action to be taken by or on behalf of the General Partner or the Partnership pursuant to the requirements of the Delaware Act if the provisions of the Delaware Act are amended, modified or revoked so that the taking of such action is no longer required, provided that such changes are not materially adverse to the limited partners of the Partnership, (x) an amendment that in the sole discretion of the General Partner is necessary or desirable in connection with the authorization of additional LP Units, (xi) an amendment insofar as is necessary to maintain or establish the uniformity of intrinsic tax characteristics as to all LP Units or the uniformity of capital accounts underlying all LP Units and to make subsequent adjustments to distributions in a manner which, in the reasonable judgment of the General Partner, will make as little alteration in the priority and amount of distributions otherwise applicable under the Partnership Agreement, and will not otherwise alter the distributions to which Partners and assignees are entitled under the Partnership Agreement and (xii) any other amendments similar to the foregoing.

         Except for amendments described in the preceding paragraph, no amendment will become effective without the approval of the holders of 90% of the LP Units unless the Partnership obtains an opinion of counsel to the effect that such amendment will not cause the Partnership or KPOP to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes and will not affect the limited liability of any LP Unitholder or the limited partner of KPOP.

MEETINGS; VOTING

         Unitholders or assignees who are record holders of LP Units on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to LP Units that are owned by assignees who have not yet been admitted as limited partners of the Partnership, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such LP Units on





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
any matter, vote such LP Units at the written direction of such record holder. Absent such direction, the General Partner may exercise the voting rights with respect to such LP Units.

         The General Partner does not anticipate that any meeting of limited partners of the Partnership will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners of the Partnership may be taken either at a meeting of the limited partners of the Partnership or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of LP Units as would be necessary to authorize or take such action at a meeting of the limited partners of the Partnership and consented to by the General Partner. Limited partners of the Partnership may vote either in person or by proxy at meetings. A majority of the LP Units of the class for which a meeting is to be held represented in person or by proxy will constitute a quorum at a meeting of limited partners of the Partnership of the Partnership.

         Each record holder of an LP Unit has a vote according to his Percentage Interest in the Partnership, although Additional LP Units having special voting rights could, under certain circumstances, be issued by the General Partner. The Partnership Agreement provides that LP Units held in nominee or street name accounts will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

         Any notice, demand, request, report or proxy materials required or permitted to be given or made to record holders of LP Units (whether or not such record holder has been admitted as a limited partner of the Partnership) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the transfer agent at the request of the Partnership.

INDEMNIFICATION

         The Partnership Agreements provide that the Partnership will, to the fullest extent permitted by law, indemnify and advance expenses to the General Partner, any Departing Partner, any person who is or was an affiliate of the General Partner or any Departing Partner, any person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner, or any person who is or was serving at the request of the General Partner or any affiliate of the General Partner or any Departing Partner or any affiliate of any Departing Partner as an officer, director, employee, partner, agent or trustee of another person ("Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as the General Partner, Departing Partner or an affiliate of either, an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or affiliate of either or a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and such action did not constitute gross negligence or willful misconduct on the part of the Indemnitee, and, with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe its conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the Partnership. The Partnership is authorized to purchase insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, whether or not the





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
Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

LIMITED LIABILITY

         Assuming that a limited partner of the Partnership does not take part in the control of the business of the Partnership, within the meaning of the Delaware Act, and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to the Partnership in respect of his LP Units plus his share of any undistributed profits and assets of the Partnership. Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interest and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to nonrecourse liability shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which liabilities could not be ascertained from the Partnership Agreement.

         KPOP conducts business in Kansas, Nebraska, Iowa, Oregon, South Dakota, North Dakota, Colorado, Washington and Wyoming and may, in the future, conduct business in other states. STOP conducts business in 16 states. Maintenance of limited liability will require compliance with legal requirements in such jurisdictions in which the Operating Partnerships conduct business. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership, by virtue of a limited partner interest in the Operating Partnerships or otherwise, was conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners of the Partnership as a group to remove or replace the General Partner, to make certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then a limited partner of the Partnership could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partner. The Partnership will operate in such manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of Unitholders.

BOOKS AND REPORTS

         The General Partner is required to keep appropriate books of the business at the principal offices of the Partnership. The books will be maintained for both tax and financial reporting purposes on an accrual basis. The fiscal year of the Partnership is the calendar year.

         As soon as practicable, but in no event later than 120 days after the close of each calendar year, the General Partner is required to furnish each record holder of an LP Unit (as of a record date selected by the General Partner) with an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared on the accrual basis in accordance with generally accepted accounting principles, and an opinion thereon expressed by independent public accountants.





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
As soon as practicable, but in no event later than 60 days after the close of each calendar quarter (except the fourth quarter), the General Partner is required to furnish each record holder of an LP Unit (as of a record date selected by the General Partner) with unaudited financial statements prepared in the same manner.

         The General Partner is required to use all reasonable efforts to furnish each record holder of an LP Unit information required for tax reporting purposes within 75 days after the close of each taxable year. Such information is furnished in a summary form so that certain complex calculations normally required of partners can be avoided. The General Partner's ability to furnish such summary information to Unitholders is dependent on the cooperation of such Unitholders in supplying certain information to the General Partner. Every Unitholder (without regard to whether he supplies such information to the General Partner) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

         The Partnership Agreement provides that a limited partner of the Partnership can for a purpose reasonably related to such limited partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each Partner, (ii) a copy of the Partnership's tax returns, (iii) information as to the amount of cash, and a description and statement of the Net Agreed Value (as defined in the Partnership Agreement) of any other property or services, contributed or to be contributed by each Partner and the date on which each became a Partner, (iv) copies of the Partnership Agreement, the Certificate of Limited Partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition, and (vi) such other information regarding the affairs of the Partnership as is just and reasonable. The General Partner may, and intends to, keep confidential from the limited partners of the Partnership trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

TERMINATION, DISSOLUTION AND LIQUIDATION

         The Partnership will continue until December 31, 2039, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon (i) the election by the General Partner to dissolve the Partnership, if approved by the holders of a majority of the LP Units, including the approval of the holders of a majority of the Senior Preference Units (excluding Senior Preference Units held by the General Partner and its affiliates), (ii) the sale of all or substantially all of the assets and properties of the Partnership or KPOP, (iii) the bankruptcy or dissolution of the General Partner, (iv) withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer in accordance with the Partnership Agreement or withdrawal or removal following approval of a successor), provided that the Partnership shall not be dissolved upon an event described in clause (iv) if upon such removal or within 90 days after such event of withdrawal the holders of a majority of the LP Units agree in writing to the appointment, effective as of the date of such event, of a successor General Partner, (v) a written determination by the General Partner that projected future revenues of the Partnership will be insufficient to enable payment of projected Partnership costs and expenses or, if sufficient, will be such that continued operation of the Partnership is not in the best interest of the Partners or (vi) any other event that would cause the dissolution of the Partnership under the Delaware Act. Upon a dissolution pursuant to clause (iii) or clause (iv) and a failure to elect a successor General Partner, the holders of a majority of the LP Units may elect, within 180 days after such event, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new





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limited partnership on terms identical to those set forth in the Partnership
Agreement and having as a general partner an entity approved by the holders of a majority of the LP Units, subject to receipt by the Partnership of an opinion of counsel that such approval may be made without the approval of all Partners and that such reconstitution and continuation will not result in the loss of the limited liability of Unitholders or cause KPOP or the reconstituted limited partnership to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes and that any required consents of any regulatory authorities have been obtained.

         Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the liquidating trustee will liquidate the Partnership's assets and apply the proceeds of the liquidation in the order of priority set forth in the Partnership Agreements. The liquidating trustee may defer liquidation or distribution of the Partnership's assets and/or distribute assets to Partners in kind if it determines that an immediate sale would be unsuitable.

                       FEDERAL INCOME TAX CONSIDERATIONS

         This section was prepared by Fulbright & Jaworski L.L.P., counsel to the Partnership ("Counsel") and addresses all material income tax consequences to individuals who are citizens or residents of the United States. Unless otherwise noted, this section reflects Counsel's opinion with respect to the matters set forth except for statements of fact and the representations and estimates of the results of future operations of the General Partner included in such discussion as to which no opinion is expressed. Counsel bases its opinions on its interpretation of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations issued thereunder, judicial decisions, the facts set forth in this Prospectus and certain factual representations made by the General Partner. Counsel's opinions are subject to both the accuracy of such facts and the continued applicability of such legislative, administrative and judicial authorities, all of which authorities are subject to changes and interpretations that may or may not be retroactively applied.

         No ruling has been requested from the IRS with respect to the classification of the Partnership as a partnership for federal income tax purposes or any other matter affecting the Partnership. Accordingly, the IRS may adopt positions that differ from Counsel's conclusions expressed herein.
It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of Counsel's conclusions, and some or all of these conclusions ultimately may not be sustained. The costs of any contest with the IRS will be borne directly or indirectly by some or all of the Unitholders and the General Partner. Furthermore, no assurance can be given that the tax consequences of investing in the Partnership will not be significantly modified by future legislation or administrative changes or court decisions. Any such modifications may or may not be retroactively applied.

         It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the transactions contemplated by the sale of Preference Units made by this Prospectus and of an investment in such Preference Units. Moreover, certain types of taxpayers such as tax-exempt entities, regulated investment companies and insurance companies may be subject to rules and regulations unique to their status or form of organization in addition to those rules and regulations described herein. Each prospective Preference Unitholder should consult his own tax advisor in deciding to acquire Preference Units.

PARTNERSHIP STATUS

         A partnership is not a taxable entity and incurs no federal income tax liability. Each partner is required to take into account in computing his federal income tax liability his allocable share of income, gains, losses, deductions and credits of the Partnership, regardless of whether cash





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distributions are made.  Distributions by a partnership to a partner are generally not taxable unless the distribution is in excess of the partner's adjusted basis in his partnership interest.

         Counsel is of the opinion that under present law, and subject to the conditions and qualifications set forth below, for federal income tax purposes each of the Partnership and the Operating Partnerships will be treated as a partnership. Counsel's opinion as to the partnership status of the Partnership and the Operating Partnerships is based principally upon its interpretation of the factors set forth in Treasury Regulations under Section 7701 of the Code, its interpretation of Section 7704 of the Code, and upon certain representations made by the General Partner.

         The Treasury Regulations under Section 7701 of the Code provide that, for classification purposes, a corporation has six major characteristics: (i) associates, (ii) an objective to carry on a business and divide the gains therefrom, (iii) continuity of life, (iv) free transferability of interests,
(v) centralization of management and (vi) limited liability. Since the first two characteristics, associates and an objective to carry on a business and divide the gains therefrom, can be common to both partnerships and corporations, the determination of whether a limited partnership will be classified as a partnership or as an association taxable as a corporation for federal income tax purposes depends upon the extent to which the partnership has the corporate characteristics of continuity of life, free transferability of interests, centralization of management and limited liability. A limited partnership having no more than two of these four characteristics will ordinarily be classified as a partnership for federal income tax purposes. In Counsel's opinion, neither the Partnership, KPOP nor STOP have the corporate characteristics of continuity of life or limited liability, the Partnership does not have the corporate characteristic of centralization of management and the Operating Partnerships do not have the corporate characteristic of free transferability of interests. Based on this analysis, Counsel has concluded that neither the Partnership, KPOP nor STOP will be classified as an association taxable as a corporation under Section 7701 of the Code.

         Section 7704 of the Code provides that publicly traded partnerships shall, as a general rule, be taxed as corporations despite the fact that they are not classified as associations taxable as corporations under Section 7701.
Section 7704 of the Code provides an exception to this general rule (the "Natural Resource Exception") for a publicly traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income". "Qualifying income" includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil or products thereof) or marketing of any mineral or natural resource. Other types of "qualifying income" include dividends, gains from the sale of real property (including real property held by one considered to be a "dealer" in such property) and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes "qualifying income".

         The Pipelines, like other pipeline systems transporting petroleum products, includes certain ancillary storage facilities which are an integral component of the system and are necessary for efficient and competitive operation. The General Partner has advised Counsel that the Partnership provides storage of petroleum products prior to transportation through the Pipelines or subsequent to transportation through the Pipelines while awaiting delivery to the Partnership's customers. Based on these facts and statements made by Congressman Rostenkowski and Senator Bentsen on the floors of the House of Representatives and Senate, respectively, indicating that storage fees can be "qualifying income" for purposes of qualifying for the Natural Resource Exception, Counsel is of the opinion that any fees charged for such storage facilities are "qualifying income".

         STOP earns fees from its terminaling operations for petroleum products, specialty chemicals and other liquids. Fees relating to terminaling of liquids that are not oil, gas, other natural resources or products derived from oil or gas will not be qualifying income for purposes of Section 7704(d) of





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
the Code. Such fees, which consist primarily of revenues from the Westwego and Baltimore terminals, were less than 7% of Partnership revenues in 1994, and the Partnership believes that such fees will be less than 7% of Partnership revenues in 1995. STOP received a ruling from the IRS in 1993 to the effect that fees earned from its terminaling operations for petroleum or other qualifying products will be qualifying income for purposes of Section 7704(d) of the Code. Although that ruling was based on the facts as they existed in 1993, the Partnership believes that current operations continue to be in conformity with the facts disclosed and representations made in STOP's request for the ruling. For this purpose, the Steuart liquids terminaling operations are not materially different form the Partnership's current terminaling operations. The Partnership does not intend to request a similar ruling from the IRS if such business is acquired.

         If the Partnership fails to meet the Natural Resource Exception to the general rule of Section 7704 of the Code (other than a failure determined by the IRS to be inadvertent which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly-formed corporation (on the first day of the year in which it fails to meet the Natural Resource Exception) in return for stock in such corporation, and then distributed such stock to the Partners in liquidation of their interest in the Partnership.

         In rendering its opinion that the Partnership and the Operating Partnerships will each be treated as a partnership for federal income tax purposes, Counsel has relied on the following factual representations by the General Partner as to the Partnership and the Operating Partnerships:

                 1. As to each of the Partnership and KPOP, the General Partner at all times while acting as general partner will have a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in, and accounts and notes receivable from, or payable to, the Partnership, KPOP, or any other limited partnership in which it is a general partner. As to STOP, STS at all times while acting as general partner will have a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in and the accounts and notes receivable from, or payable to STOP or any other limited partnership in which it is a general partner.

                 2. Each such partnership will be operated in accordance with applicable state partnership statutes, the Partnership Agreements and the statements and representations made in this Prospectus.

                 3. Except as otherwise required by Section 704(c) of the Code, the general partner of each partnership will have at least a 1% interest in each material item of income, gain, loss, deduction and credit of its respective partnership.

                 4. For each taxable year, less than 10% of the partnerships' aggregate gross income will be derived from sources other than (i) the exploration, development, production, processing, refining, transportation or marketing of oil, gas or products thereof or (ii) other items of "qualifying income" within the meaning of
         Section 7704(d) of the Code.

                 5. The General Partner of the Partnership and the general partners of each of the Operating Partnerships will act independently of the limited partners of such partnerships.

         Counsel's opinion as to the classification of the Partnership and the Operating Partnerships is based on the assumption that if the General Partner or STS cease to be a general partner, any successor general partner will make and satisfy such representations. In this regard, if the General Partner or STS were to withdraw as a general partner at a time when there is no successor general partner, or if the successor general partner could not satisfy the above representations, then the IRS might attempt to treat the Partnership or an Operating Partnership as an association taxable as a corporation.

         If the Partnership or an Operating Partnership were taxable as a corporation or treated as an association taxable as a corporation in any taxable year, its income, gains, losses, deductions and credits would be reflected only on its tax return rather than being passed through to its partners and its net income would be taxed at corporate rates. Losses realized by the Partnership would not flow through to the Unitholders. In addition, any distribution made to a Unitholder would be treated as either dividend income (to the extent of the Partnership's, KPOP's or STOP's current or accumulated earnings and profits), in the absence of earnings and profits as a nontaxable return of capital (to the extent of the Unitholder's basis in his LP Units) or taxable capital gain (after the Unitholder's basis in the LP Units is reduced to zero). Accordingly, treatment of either the Partnership or an Operating Partnership as a corporation would probably result in a material reduction in a Unitholder's cash flow and after-tax return.

         If legislation is enacted which causes the Partnership to become taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes, the Minimum Quarterly Distribution and the Target Distributions (see "Glossary") for each quarter thereafter would be reduced to an amount equal to the product of (i) the otherwise applicable Minimum Quarterly Distribution and Target Distributions, multiplied by (ii) 1 minus the sum of (x) the maximum marginal federal income tax rate (expressed as a fraction) and (y) the effective overall state and local income tax rate (expressed as a fraction) applicable to the Partnership for the taxable year in which such quarter occurs.

         The discussion below is based on the assumption that the Partnership and the Operating Partnerships each will be classified as a partnership for federal income tax purposes. If that assumption proves to be erroneous, most, if not all, of the tax consequences described below would not be applicable to Unitholders.

PARTNER STATUS

         Unitholders who have become limited partners of the Partnership pursuant to the provisions of the Partnership Agreement will be treated as partners of the Partnership for federal income tax purposes.

         The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of such ruling, except as otherwise described herein, (i) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners of the Partnership, and (ii) Preference Unitholders whose Preference Units are held in street name or by another nominee will be treated as partners for federal income tax purposes. As such ruling does not extend, on its facts, to assignees of Preference Units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the tax status of such Preference Unitholders is unclear and Counsel expresses no opinion with respect to the status of such assignees.
Such Preference Unitholders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. A purchaser or other transferee of Preference Units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of Preference Units unless the Preference Units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such Preference Units.





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
         A beneficial owner of Preference Units whose Preference Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Preference Units for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Short Sales".

TAX CONSEQUENCES OF PREFERENCE UNIT OWNERSHIP

         Flow-through of Taxable Income

         The Partnership's income, gains, losses, deductions and credits will consist of its allocable share of the income, gains, losses, deductions and credits of the Operating Partnerships and dividends from its corporate subsidiaries. Since the Partnership is not a taxable entity and incurs no federal income tax liability, each Unitholder will be required to take into account his allocable share of income, gain, loss and deductions of the Operating Partnerships (through the Partnership) without regard to whether corresponding cash distributions are received by Unitholders. Consequently, a Preference Unitholder may be allocated income from the Partnership although he has not received a cash distribution in respect of such income.

         Treatment of Partnership Distributions

         Under Section 731 of the Code, distributions by the Partnership to a Preference Unitholder generally will not be taxable to such Preference Unitholder for federal income tax purposes to the extent of his basis in his Preference Units immediately before the distribution. Cash distributions in excess of such basis generally will be considered to be gain from the sale or exchange of the Preference Units, taxable in accordance with the rules described under "--Disposition of Preference Units". Any reduction in a Preference Unitholder's share of the Partnership's liabilities included in his basis in his Preference Units will be treated as a distribution of cash to such Unitholder. See "--Basis of Preference Units". A decrease in a Preference Unitholder's percentage interest in the Partnership because of a Partnership offering of additional LP Units will decrease such Preference Unitholder's share of nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash.

         A non-pro rata distribution of money or property may result in ordinary income to a Preference Unitholder, regardless of his basis in his Preference Units, if such distribution reduces the Unitholder's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the Preference Unitholder will be treated as having received his proportionate share of the Section 751 Assets and having exchanged such assets with the Partnership in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the Preference Unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (i) the non-pro rata portion of such distribution over (ii) the Preference Unitholder's basis for the share of such Section 751 Assets deemed relinquished in the exchange.

         Basis of Preference Units

         In general, a Preference Unitholder's tax basis for his Preference Units initially will be equal to the price of such Preference Units to him. A Preference Unitholder's tax basis will generally be increased by (i) his share of Partnership taxable income and (ii) his share of Partnership liabilities that are without recourse to any Partner ("nonrecourse liabilities"), if any. Generally, a Preference Unitholder's basis in his interest will be decreased (but not below zero) by (i) his share of Partnership distributions, (ii) his share of decreases in nonrecourse liabilities of the Partnership, (iii) his share of losses of the Partnership and (iv) his share of nondeductible expenditures of the Partnership that are





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
not chargeable to capital. A Preference Unitholder's share of nonrecourse liabilities will generally be based on his share of the Partnership's profits. See "--Disposition of Preference Units--Aggregate Tax Basis for Preference Units".

         Limitations on Deductibility of Losses

         The passive loss limitations contained in Section 469 of the Code generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) that are not in excess of the taxpayer's income from such passive activities or investments. The passive loss limitations are to be applied separately with respect to publicly traded partnerships. Consequently, losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly traded partnerships) or salary or active business income. Passive losses that are not deductible because they exceed the Preference Unitholder's income generated by the Partnership may be deducted in full when the Preference Unitholder disposes of his entire investment in the Partnership to an unrelated party in a fully taxable transaction.

         A Preference Unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. According to an IRS announcement, Treasury regulations will be issued which characterize net passive income from a publicly traded partnership as investment income for purposes of deducting investment interest.

         In addition to the foregoing limitations, a Preference Unitholder may not deduct from taxable income his share of Partnership losses, if any, to the extent that such losses exceed the lesser of (i) the adjusted tax basis of his Preference Units at the end of the Partnership's taxable year in which the loss occurs and (ii) the amount for which the Preference Unitholder is considered "at risk" under Section 465 of the Code at the end of that year. In general, a Preference Unitholder will initially be "at risk" to the extent of the purchase price of his Preference Units. A Preference Unitholder's "at risk" amount increases or decreases as his adjusted basis in his Preference Units increases or decreases, except that nonrecourse liabilities (or increases or decreases in such liabilities) of the Partnership generally do not affect his "at risk" amount. Losses disallowed to a Preference Unitholder as a result of these rules can be carried forward and will be allowable to the Preference Unitholder to the extent that his adjusted basis or "at risk" amount (whichever was the limiting factor) is increased in a subsequent year. The "at risk" rules apply to an individual Unitholder, a shareholder of a corporate Unitholder that is an S corporation and a corporate Unitholder if 50% or more of the value of such stock is owned directly or indirectly by five or fewer individuals.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

         The Partnership Agreement requires that a capital account be maintained for each partner, that the capital accounts generally be maintained in accordance with the tax accounting principles set forth in applicable Treasury Regulations under Section 704 of the Code and that all allocations to a partner be reflected by appropriate increases or decreases in his capital account. Distributions upon liquidation of the Partnership generally are to be made in accordance with positive capital account balances.

         In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partner and the Unitholders in accordance with their respective interests in the Partnership.
A class of Unitholders (such as Preference Unitholders) that receives more cash





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than another class, on a per LP Unit basis, with respect to a year will be allocated additional income equal to that excess. If the Partnership has a net loss, items of income, gain, loss and deduction will generally be allocated (1) first, to the General Partner and the Unitholders in accordance with their respective interests in the Partnership to the extent of their positive capital accounts; and (2) second, to the General Partner.

         Notwithstanding the above, as required by Section 704(c) of the Code, certain items of Partnership income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of certain property held by the Partnership ("Contributed Property"). In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders, but these allocations may not be respected. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a Unitholder will not change, but a change in the character of the income allocated to a Unitholder would result. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balances as quickly as possible.

         Under Section 704(c) of the Code, the partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, the Partnership Agreement will require that certain items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of the Unitholders. Recently released Temporary Regulations under Section 704(c) of the Code permit a partnership to make reasonable curative allocations to reduce or eliminate disparities between the tax basis and value attributable to Contributed Properties.

         Counsel is of the opinion that, with the exception of the allocation of recapture income discussed above, allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of partnership income, and investors should be aware that the allocations of recapture income in the Partnership Agreement may be successfully challenged by the IRS.

TAX TREATMENT OF OPERATIONS

         Income and Deductions in General

         No federal income tax will be paid by the Partnership. Instead, each Preference Unitholder will be required to report on his income tax return his allocable share of income, gains, losses and deductions of the Partnership. Such items must be included on the Preference Unitholder's federal income tax return without regard to whether the Partnership makes a distribution of cash to the Preference Unitholder. A Preference Unitholder is generally entitled to offset his allocable share of the Partnership's passive income with his allocable share of losses generated by the Partnership, if any. See "--Tax Consequences of Preference Unit Ownership--Limitations on Deductibility of Losses".

         A Preference Unitholder who owns Preference Units as of the first day of each month during a quarter and who disposes of such Preference Units prior to the record date for a distribution with respect to such quarter will be allocated items of Partnership income and gain attributable to the months in such quarter during which such Preference Units were owned but will not be entitled to receive such cash distribution.

         Accounting Method and Taxable Year

         The Partnership utilizes the calendar year as its taxable year and adopted the accrual method of accounting for federal income tax purposes.

         Depreciation Method

         The Partnership elected to use depreciation methods that resulted in the largest depreciation deductions in the early years of the Partnership. Property subsequently acquired or constructed by the Partnership may be depreciated using accelerated depreciation methods permitted by Section 168 of the Code.

         Section 754 Election

         The Partnership and the Operating Partnerships have each make the election permitted by Section 754 of the Code. Such election will generally permit a purchaser of Preference Units to adjust his share of the basis in the Partnership's properties pursuant to Section 743(b) of the Code. Such elections are irrevocable without the consent of the IRS. The Section 743(b) adjustment is attributed solely to a purchaser of LP Units and is not added to the basis of the Partnership's assets associated with all of the Unitholders described above under the heading "--Initial Tax Basis of Partnership Assets" (the "Common Bases"). The amount of the adjustment under Section 743(b) is the difference between the Preference Unitholder's adjusted federal income tax basis in his Preference Units and the Unitholder's proportionate share of the Common Bases attributable to the Preference Units pursuant to Section 743. The aggregate amount of the adjustment computed under Section 743(b) is then allocated among the various assets of the Partnership pursuant to the rules of
Section 755. The Section 743(b) adjustment acts in concert with the Section 704(c) allocations (including the curative allocations, if respected) in providing the purchaser of Preference Units with the equivalent of an adjusted tax basis in his share of the Partnership's properties equal to the fair market value of such share. See "--Allocation of Partnership Income, Gain, Loss and Deduction--The Partnership Agreement" and "--Uniformity of Preference Units".

         Proposed Treasury Regulation Section 1.168-2(n) generally requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the transfer occurs. The legislative history of Section 197 of the Code indicates that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be similarly treated. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150 percent declining balance method. The Partnership utilizes the 150 percent declining method on such property. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the Common Bases in such properties. The General Partner is authorized to adopt a convention to preserve the uniformity of LP Units despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation
Section 1.167(c)-1(a)(6).  See "Uniformity of Preference Units".

         Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation





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in the value of Contributed Property (to the extent of any unamortized disparity between the tax basis and value attributable to Contributed Property) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Bases of such property, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of Section 197 of the Code. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring LP Units in the same month would receive depreciation or amortization, whether attributable to Common Bases or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "-- Uniformity of Preference Units".

         The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Code. Based on these principles, the IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill which, as an intangible asset, would be amortizable over a longer period of time than the Partnership's tangible assets. Alternatively, it is possible that the IRS might seek to treat the portion of such Section 743(b) adjustment attributable to the underwriters' discount as if it were allocable to a non-deductible syndication cost.

         A Section 754 election is advantageous when the transferee's basis in such Preference Units is higher than such Preference Units' share of the aggregate basis in the Partnership's assets immediately prior to the transfer. In such case, pursuant to the election, the transferee will take a new and higher basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election would be disadvantageous if the transferee's basis in such Preference Units is lower than such Preference Units' share of the aggregate basis in the Partnership's assets immediately prior to the transfer. Thus, the amounts that a Unitholder would be able to obtain on a sale or other disposition of his Preference Units may be affected favorably or adversely by the elections under Section 754.

         The calculations and adjustments in connection with the Section 754 election depend, among other things, on the date on which a transfer occurs and the price at which the transfer occurs. To help reduce the complexity of those calculations and the resulting administrative cost to the Partnership, the General Partner will apply the following method in making the necessary adjustments pursuant to the Section 754 election on transfers subsequent to the transfers pursuant to this offering: the price paid by a transferee for his Preference Units will be deemed to be the lowest quoted trading price for the Preference Units during the calendar month in which the transfer was deemed to occur, without regard to the actual price paid. The application of such convention yields a less favorable tax result, as compared to adjustments based on actual price, to a transferee who paid more than the "convention price" for his Preference Units. The calculations under Section 754 elections are highly complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. It is possible that the IRS will successfully assert that the adjustments made by the General Partner do not meet the requirements of the Code or the applicable regulations and require a different basis adjustment to be made.

         Should the IRS require a different basis adjustment to be made, and should, in the General Partner's opinion, the expense of compliance exceed the benefit of the elections, the General Partner may seek permission from the IRS to revoke the Section 754 election previously made for the Partnership. Such a revocation may increase the ratio of a Preference Unitholder's distributive share





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
of taxable income to cash distributions and adversely affect the amount that a Preference Unitholder will receive from the sale of his Preference Units.

         Safe Harbor Leases

         Certain of the assets previously acquired by the Partnership were originally acquired by the General Partner in 1981 and 1982 pursuant to transactions that were treated as leases for federal income tax purposes under
Section 168(f)(8) of the Code as it existed in those years ("safe harbor leases") even though the transactions were not treated as leases for financial reporting and certain other purposes. Each such transaction included a provision that will allow the General Partner to acquire complete ownership of the assets at the end of the term of the safe harbor lease at a price significantly less than the anticipated value of such assets. The Partnership acquired these purchase options from the General Partner and will exercise such options on the first available date. No depreciation or cost recovery deductions may be claimed by the Partnership (or any Preference Unitholders as a result of a Section 743(b) adjustment) with respect to such assets until they are acquired pursuant to the applicable purchase option. Rental deductions are claimed by the Partnership with respect to such assets to the extent rent is paid or deemed to be paid pursuant to applicable Treasury Regulations. A significant portion of any Section 743(b) adjustment attributable to the assets subject to safe harbor leases must be allocated (based on relative fair market values) between (i) the excess of the value of the Partnership's right to use such property during the remaining terms of the safe harbor leases over the amount paid (or deemed paid) for such use (the "leasehold value") and (ii) the excess of the value of the option to purchase such assets over the price to be paid to exercise the option (the "bargain purchase value"). The portion of any
Section 743(b) adjustment attributable to the leasehold value may be amortized over the remaining term of each lease. The portion attributable to the bargain purchase value may not be amortized or depreciated; however, such amount will be added to the option price to determine the depreciable basis attributable to such asset when the purchase option is exercised. Section 743(b) adjustments attributable to the assets subject to the safe harbor leases resulting upon a subsequent sale of Preference Units by a Unitholder will be based on the relative values of the leasehold and bargain purchase interests at the time of the adjustment. The inability to claim current deductions with respect to that portion of the Section 743(b) adjustment attributable to the bargain purchase value may adversely influence the market value of Preference Units at some time in the future.

         Estimates of Relative Fair Market Values and Basis of Properties

         The consequences of the acquisition, ownership and disposition of Preference Units will depend in part on estimates by the General Partner of the relative fair market values and determinations of the initial tax basis of the assets of the Partnership. The federal income tax consequences of such estimates and determinations of basis may be subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis were found to be incorrect, the character and amount of items of income, gain, loss, deduction or credit previously reported by Preference Unitholders might change, and Preference Unitholders might be required to amend their previously filed tax returns or to file claims for refund. See "--Administrative Matters--Valuation Overstatements".

         Treatment of Short Sales

         It would appear that a Preference Unitholder whose Preference Units are loaned to a "short seller" to cover a short sale of Preference Units would be considered as having transferred beneficial ownership of such Preference Units and would, thus, no longer be a partner with respect to such Preference Units during the period of such loan. As a result, during such period any Partnership income, gains, deductions, losses or credits with respect to such Preference Units would appear not to be reportable by such Preference Unitholder, any cash distributions received by the Preference Unitholder with respect to such Preference Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS also may contend that a loan of Preference Units to a "short seller" constitutes a taxable exchange. If such a contention were successfully made, the lending Preference Unitholder may be required to recognize gain or loss. Preference Unitholders desiring to assure their status as partners should modify their brokerage account agreements, if any, to prohibit their brokers from borrowing their Preference Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests.

         Alternative Minimum Tax

         Each Preference Unitholder will be required to take into account his share of any items of Partnership income, gain or loss for purposes of the alternative minimum tax. A portion of the Partnership's depreciation deductions may be treated as an item of tax preference for this purpose. A Preference Unitholder's alternative minimum taxable income derived from the Partnership may be higher than his share of Partnership net income because the Partnership may use more accelerated methods of depreciation for purposes of computing federal taxable income or loss. Prospective Preference Unitholders should consult with their tax advisors as to the impact of an investment in Preference Units on their liability for the alternative minimum tax.

         The Partnership's assets will include all of the capital stock of two corporations, STI and STS. As corporations, they will be subject to entity-level taxation for federal and state income tax purposes. The Partnership, as their stockholder, will include in its income any amounts distributed to it by such corporations to the extent of such corporations' current and accumulated earnings and profits. The General Partner estimates that a significant portion of the cash distributions to the Partnership by such corporations will be treated as taxable dividends.

         Tax-Exempt Entities, Regulated Investment Companies and Foreign
         Investors

         Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Under Section 512 of the Code, virtually all of the taxable income derived by such an organization from the ownership of a Preference Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

         Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will be qualifying income.

         Nonresident aliens and foreign corporations, trusts or estates that acquire Preference Units will be considered to be engaged in business in the United States on account of ownership of such Units and as a consequence will be required to file federal tax returns in respect of their distributive shares of Partnership income, gain, loss, deduction or credit and pay federal income tax at regular rates (net of credits, including withholding) on such income. Generally, a partnership is required by Section 1446 of the Code to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a United States trade or business and that is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Preference Unitholders. Each foreign Preference Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the transfer agent of the Partnership on a Form W-8 in order to obtain credit for the taxes





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
withheld. Subsequent adoption of the Treasury Regulations or the issuance of other administrative pronouncements may require the Partnership to change these procedures.

         Because a foreign corporation that owns Preference Units will be treated as engaged in a United States trade or business, such a Preference Unitholder will be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's earnings and profits (as adjusted for changes in the foreign corporation's "U.S. net equity") that are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Preference Unitholder is a "qualified resident". In addition, such a Preference Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

         A foreign Preference Unitholder who sells or otherwise disposes of a Preference Unit will be subject to federal income tax on gain realized on the disposition of such Preference Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Preference Unitholder. The IRS has issued a ruling under which all or a portion of any gain that is recognized on a sale of a Preference Unit by a foreign Preference Unitholder will be subject to tax under the rule of the preceding sentence.
The Partnership does not expect that any material portion of any such gain will avoid United States taxation. If less than all of any such gain is so taxable, then Section 897 of the Code may increase the portion of any gain that is recognized by a foreign Preference Unitholder that is subject to United States income tax and withholding of 10% of the amount realized on the disposition of a Preference Unit may apply if that foreign Unitholder has held more than 5% in value of the LP Units during the five-year period ending on the date of the disposition or if the LP Units are not regularly traded on an established securities market at the time of the disposition.

UNIFORMITY OF PREFERENCE UNITS

         There can arise a lack of uniformity in the intrinsic tax characteristics of Preference Units sold pursuant to this offering and LP Units subsequently converted to Senior Preference Units or Senior Preference Units issued by the Partnership prior or subsequent to this offering. Without such uniformity, compliance with several federal income tax requirements, both statutory and regulatory, could be substantially diminished. In addition, such non-uniformity could have a negative impact on the ability of a Preference Unitholder to dispose of his interest in the Partnership. Such lack of uniformity can result from the application of Proposed Treasury Regulation
Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) or the application of certain "ceiling" limitations on the Partnership's ability to make allocations to eliminate disparities between the tax basis and value attributable to Contributed Properties.

         Depreciation conventions may be adopted or items of income and deduction may be specially allocated in a manner that is intended to preserve the uniformity of intrinsic tax characteristics among all Preference Units, despite the application of either Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) or the "ceiling" limitations to Contributed Properties. Any such special allocation will be made solely for federal income tax purposes. In the event the IRS disallows the use of such conventions, some or all of the adverse consequences described in the preceding paragraph could result. See "--Allocation of Partnership Income, Gain, Loss and Deduction" and "--Tax Treatment of Operations--Section 754 Election".





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
DISPOSITION OF PREFERENCE UNITS

         Gain or Loss in General

         If a Preference Unit is sold or otherwise disposed of, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized and the tax basis for such Preference Unit. See "--Tax Consequences of Preference Unit Ownership--Basis of Preference Units". Upon the sale of his Preference Units, a Preference Unitholder's "amount realized" will be measured by the sum of the cash or other property received plus the portion of the Partnership's nonrecourse liabilities allocated to the Preference Units sold. Similarly, upon a gift of his Preference Units, a Preference Unitholder will be deemed to have realized gain with respect to the portion of the Partnership's nonrecourse liabilities allocable to such Preference Units. To the extent that the amount of cash or property received plus the allocable share of the Partnership's nonrecourse liabilities exceeds the Preference Unitholder's basis for the Preference Units disposed of (in the case of a charitable gift, only a portion of such basis may be offset against the nonrecourse debt), the Preference Unitholder will recognize gain. The tax liability resulting from such gain could exceed the amount of cash received upon the disposition of such Preference Units.

         The IRS has ruled that a partner must maintain an aggregate adjusted tax basis for his interests in a single partnership (consisting of all interests acquired in separate transactions). On a sale of a portion of such aggregate interest, such partner would be required to allocate his aggregate tax basis between the interest sold and the interest retained by some equitable apportionment method. If applicable, the aggregation of tax basis of a Preference Unitholder effectively prohibits a Unitholder from choosing among Preference Units with varying amounts of inherent gain or loss to control the timing of the recognition of such inherent gain or loss as would be possible in a stock transaction. Thus, the IRS ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a Preference Unitholder's Preference Units. It is not clear whether such ruling applies to publicly traded partnerships, such as the Partnership, the interests in which are evidenced by separate registered certificates, providing a verifiable means of identifying each separate interest and tracing the purchase price of such interest. A Preference Unitholder considering the purchase of additional Preference Units or a sale of Preference Units purchased at differing prices should consult his tax advisor as to the possible consequences of that IRS ruling.

         To the extent that a portion of the gain upon the sale of a Preference Unit is attributable to a Preference Unitholder's share of "substantially appreciated inventory items" and "unrealized receivables" of the Partnership, as those terms are defined in Section 751 of the Code, such portion will be treated as ordinary income. Unrealized receivables include (i) to the extent not previously includable in Partnership income, any rights to pay for services rendered or to be rendered and (ii) amounts that would be subject to recapture as ordinary income if the Partnership had sold its assets at their fair market value at the time of the transfer of a Preference Unit.

         Gain from the sale or other disposition of a Preference Unit may constitute investment income under Section 163(d) of the Code. A Preference Unitholder must report to the transfer agent of the Partnership (on behalf of the Partnership) any transfer of Preference Units. See "--Information Return Filing Requirements".

         The treatment of distributions received after a Preference Unitholder has disposed of his Preference Units is unclear. Such a distribution may be fully taxable as ordinary income or may reduce a Preference Unitholder's basis for the Preference Units disposed of, resulting in a larger gain or smaller loss from such disposition.





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
         Transferor/Transferee Allocations

         In general, the Partnership's taxable income and losses are determined annually and are prorated on a monthly basis and subsequently apportioned among the Unitholders in proportion to the number of LP Units owned by them as of the opening of the NYSE on the first business day of the month. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business is allocated among the Unitholders of record as of the opening of the NYSE on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a Preference Unitholder transferring Preference Units in the open market may be allocated income, gain, loss, deduction and credit accrued after the transfer.

         The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, Counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and transferees of Preference Units. If the IRS treats transfers of Preference Units as occurring throughout each month and a monthly convention is not allowed by the regulations (or only applies to transfers of less than all of a partner's interest), the IRS may contend that taxable income or losses of the Partnership must be reallocated among the Partners. If any such contention were sustained, certain Preference Unitholders' respective tax liabilities would be adjusted to the possible detriment of other Preference Unitholders. The General Partner is authorized to revise the Partnership's method of allocation between transferors and transferees (as well as among Partners whose interests otherwise vary during a taxable period) to comply with any future regulations.

         Constructive Termination or Dissolution of Partnership

         Under Section 708(b)(1)(B) of the Code, a partnership will be considered to have been terminated if within a twelve-month period there is a sale or exchange of 50% or more of the interests in partnership capital and profits. A termination results in a closing of the partnership's taxable year for all partners, and the partnership's assets are treated as having been distributed to the partners and reconveyed to the partnership, which is then treated as a new partnership. A constructive termination of the Partnership will cause a termination of the Operating Partnerships. In the case of a Preference Unitholder reporting on a fiscal year other than a calendar year, the closing of a tax year of the Partnership may result in more than twelve months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. In addition, each Preference Unitholder will realize taxable gain to the extent that any money distributed or deemed distributed to him (including any net reduction in his share of the Partnership's nonrecourse liabilities) exceeds the adjusted basis of his Preference Units.

         A termination of the Partnership under Section 708(b)(1)(B) could result in adverse tax consequences to Unitholders since it could result in a change in the tax basis for the Partnership's properties and would require that new tax elections be made by the reconstituted partnerships. In addition, such a termination could result in a deferral of Partnership depreciation deductions. Further, such a termination may either accelerate the application of (or subject the reconstituted partnerships to the application of) any change in law effective as of a date after the termination.

         The Partnership may not have the ability to determine when a constructive termination occurs as a result of transfers of LP Units because the LP Units will be freely transferable under "street name" ownership. Thus, the Partnership may be subject to penalty for failure to file a tax return and may fail to make certain Partnership elections in a timely manner, including the Section 754 elections.





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ADMINISTRATIVE MATTERS

         Entity-Level Collections

         If the Partnership is required under applicable law or elects to pay any federal, state or local income tax on behalf of any Unitholder or the General Partner or any former Unitholder, the General Partner is authorized to pay such taxes from Partnership funds. Such payments, if made, will be treated as current distributions to the Unitholders for tax purposes, including the calculation of capital accounts. However, such payments, if made on behalf of all Unitholders, will not be treated as current distributions of Available Cash for purposes of determining whether (i) distributed cash constitutes Cash from Operations or Cash from Interim Capital Transactions or (ii) the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution or Third Target Distribution has been paid. If such payments are made on behalf of some but not all Unitholders, the payments will be treated as distributions of Available Cash for all purposes including the determination of whether (i) distributed cash constitutes Cash from Operations or Cash from Interim Capital Transactions and (ii) the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution or Third Target Distribution has been distributed on LP Units held by Unitholders on whose behalf such payments are made. The General Partner is authorized (but not required) to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of LP Units and to adjust subsequent distributions so that, after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement are maintained as nearly as practicable. If the Partnership is permitted (but not required) under applicable law to pay any such taxes, the General Partner is authorized (but not required) to pay such taxes from the Partnership funds and to amend the Partnership Agreement and adjust subsequent distributions as described above. The Partnership Agreement further provides that the General Partner is authorized (but not required) to attempt to collect tax deficiencies from persons who were Unitholders at the time such deficiencies arose and any amounts so collected will become Partnership assets.

         The amounts payable by the Partnership would be calculated based upon the maximum rate of tax for individuals or corporations, whichever is higher. Thus, such a payment by the Partnership could give rise to an overpayment of tax on behalf of an individual Partner. In such event, the individual Partner could file a claim for credit or refund with respect to the overpayment.

         Partnership Income Tax Information Returns and Partnership Audit Procedures

         The Partnership will use all reasonable efforts to furnish Unitholders with tax information within 75 days after the close of each Partnership taxable year. Specifically, the Partnership intends to furnish to each Unitholder a Schedule K-1 which sets forth his allocable share of the Partnership's income, gains, losses, deductions and credits, if any. In preparing such information, the General Partner will necessarily use various accounting and reporting conventions to determine each Unitholder's allocable share of income, gains, losses, deductions and credits. There is no assurance that any such conventions will yield a result that conforms to the requirements of the Code, regulations thereunder or administrative pronouncements of the IRS. The General Partner cannot assure prospective Preference Unitholders that the IRS will not contend that such accounting and reporting conventions are impermissible. Contesting any such allegations could result in substantial expense to the Partnership. In addition, if the IRS were to prevail, Preference Unitholders may incur substantial liabilities for taxes and interest.

         The federal income tax information returns filed by the Partnership may be audited by the IRS. The Code contains partnership audit procedures that significantly simplify the manner in which IRS audit adjustments of partnership items are resolved. Adjustments (if any) resulting from such an audit may require each Preference Unitholder to file an amended tax return, and possibly may result in an





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audit of the Preference Unitholder's return.  Any audit of a Preference
Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

         Under Sections 6221 through 6233 of the Code, partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the General Partner as the Tax Matters Partner for the Partnership.

         The Tax Matters Partner is entitled to make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. In connection with adjustments to Partnership tax returns proposed by the IRS, the Tax Matters Partner may bind any Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless the Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the Unitholders are bound) of a final Partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% profit interest in the Partnership and by Unitholders having, in the aggregate, at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each Unitholder with an interest in the outcome may participate.

         The Unitholders will generally be required to treat Partnership items on their federal income tax returns in a manner consistent with the treatment of the items on the Partnership information return. In general, that consistency requirement is waived if the Unitholder files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the Unitholder to the treatment on the Partnership return. Even if the consistency requirement is waived, adjustments to the Unitholder's tax liability with respect to Partnership items may result from an audit of the Partnership's or the Unitholder's tax return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties.

         Information Return Filing Requirements

         A Preference Unitholder who sells or exchanges Preference Units is required by Section 6050K of the Code to notify the Partnership in writing of such sale or exchange, and the Partnership is required to notify the IRS of such transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. In addition, a transferor and a transferee of a Preference Unit will be required to furnish to the IRS the amount of the consideration received for such Preference Unit that is allocated to goodwill or going concern value of the Partnership. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.

         Nominee Reporting

         Under Section 6031(c) of the Code, persons who hold an interest in the Partnership as a nominee for another person must report certain information to the Partnership. Temporary Treasury Regulations provide that such information should include (i) the name, address and taxpayer identification number of the beneficial owners and the nominee; (ii) whether the beneficial owner is (a) a person that is not a United States person, (b) a foreign government, an international organization

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or any wholly owned agency or instrumentality of either of the foregoing, or
(c) a tax-exempt entity; (iii) the amount and description of Preference Units held, acquired or transferred for the beneficial owners; and (iv) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and certain information on Preference Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Preference Units with the information furnished to the Partnership.

         Registration as a Tax Shelter

         Section 6111 of the Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. Although it is arguable that the Partnership will not be subject to the registration requirement, the General Partner, as principal organizer of the Partnership, has registered the Partnership as a tax shelter with the IRS in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. The Partnership has received a tax shelter registration number from the IRS. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Preference Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Preference Unit to furnish such registration number to the transferee is $100 for each such failure. The Unitholder must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

                             STATE AND OTHER TAXES

         In addition to federal income taxes, Unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partners reside or in which the Partnership or the Operating Partnerships do business or own property. Although an analysis of those various taxes cannot be presented here, each prospective Preference Unitholder should consider the potential impact of such taxes on his investment in the Partnership. The Operating Partnerships own property and do business in Alabama, Arizona, California, Colorado, Florida, Georgia, Indiana, Illinois, Iowa, Kansas, Louisiana, Maryland, Minnesota, Nebraska, New Mexico, North Dakota, Oklahoma, Oregon, South Dakota, Texas, Washington, Wisconsin, Wyoming and Virginia. A Preference Unitholder will likely be required to file state income tax returns in such states (other than Florida, South Dakota, Texas and Wyoming) and may be subject to penalties for failure to comply with such requirements. In addition, an obligation to file tax returns or to pay taxes may arise in other states. Moreover, in certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partner has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. The General Partner is authorized (but not required) to cause the Partnership to pay any state or local income tax on behalf of all the Partners even though such payment may be greater than the amount that would have been required to be paid if such payment had been made directly by a particular Partner or assignee; provided, however, that such tax payment shall be in the same amount with respect to each LP Unit and, in the General Partner's sole discretion, payment of such tax on behalf of all the Partners or assignees is in the best interests of the Partners or the assignees as a whole. Any amount so paid on behalf of all Partners or assignees shall be deducted as a cash operating expenditure of the Partnership in calculating "Cash from Operations".

         It is the responsibility of each prospective Preference Unitholder to investigate the legal and tax consequences, under the laws of pertinent states or localities, of his investment in the Partnership. Accordingly, each prospective Preference Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Preference Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder.

            INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS

         An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) (i) the fact that such investment could result in recognition of UBTI by such plan even if there is no net income, (ii) the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor and (iii) whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS. See "Federal Income Tax Considerations--Tax Treatment of Operations--Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors". The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is a proper investment for such plan.

         In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the General Partner also would be a fiduciary of such plan and the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

         Section 406 of ERISA and Section 4975 of the Code (which also applies to Individual Retirement Accounts which are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. The Department of Labor issued final regulations on November 13, 1986, providing guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (i) the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws,
(ii) the entity is an "operating company", i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or (iii) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partner, its affiliates and certain other persons) is held by employee benefit plans (as defined in Section 3(3) of ERISA), whether or not they are subject to the provisions of Title I of ERISA, plans described in Section 4975(e)(1) of the Code, and any entities whose underlying assets include plan assets by reason of a plan's investments in the entity. The Partnership's assets would not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (i) above, and also may satisfy requirements (ii) and (iii) above.

            SELLING UNITHOLDER AND LP UNITS ELIGIBLE FOR FUTURE SALE

         All of the Preference Units being offered by this Prospectus are being offered for the account of KPPLP. After the sale of such Preference Units by KPPLP and the exchange by KPL of 1,000,000 Preference Units for an equal number of Preference B Units, KPL and its affiliates will hold, directly or indirectly, 1,150,000 Preference Units (assuming the Underwriters' over-allotment option is not exercised), 1,000,000 Preference B Units and 3,160,000 Common Units, representing all of the outstanding Preference B Units and Common Units. Neither KPL nor KPPLP currently holds any Senior Preference Units.

         The Preference Units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any Preference Units owned by an "affiliate" of the Partnership (as that term is defined in the rules and regulations under the Securities Act) may not be resold publicly except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom under Rule 144 thereunder ("Rule 144") or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer in an offering to be sold into the market in an amount that does not exceed, during any three- month period, the greater of (i) 1% of the total number of such securities outstanding and (ii) the average weekly trading volume for the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Partnership.

         Kaneb and its affiliates have the right to cause the Partnership to register under the Securities Act any LP Units that it or its affiliates own, subject to certain limitations. Such right is assignable to purchasers of such LP Units. Kaneb and any such assignee will pay the cost of any registration that they request. In addition, Kaneb and its affiliates may sell their LP Units in private transactions at any time.

         The Partnership, the General Partner, KPPLP and Kaneb have agreed that, for a period of 90 days from the date of this Prospectus (the "Lock-Up Period"), they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any LP Units or any securities substantially similar to, convertible into or exercisable or exchangeable for LP Units, or grant options or warrants to purchase any LP Units or any securities substantially similar to, convertible into or exercisable or exchangeable for LP Units, other than the Preference Units offered by this Prospectus. Such agreement does not include any such securities that may be issued by the Partnership to acquire terminals or pipelines. See "Underwriting".

                                  UNDERWRITING

         Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, KPPLP has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from KPPLP, the number of Preference Units set forth opposite the name of such Underwriter.

                                             NUMBER OF                                                      NUMBER OF
  UNDERWRITER                             PREFERENCE UNITS        UNDERWRITER                            PREFERENCE UNITS
  -----------                             ----------------        -----------                            ----------------
  Smith Barney Inc.   . . . . . . . . . . . . .  1,025,000        Janney Montgomery Scott Inc.  . . . . . . . . .  29,000
  PaineWebber Incorporated  . . . . . . . . . .  1,025,000        Legg Mason Wood Walker,
  Bear, Stearns & Co. Inc.  . . . . . . . . . . .   68,000          Incorporated  . . . . . . . . . . . . . . . .  47,000
  Alex. Brown & Sons Incorporated . . . . . . . .   68,000        McDonald & Company Securities, Inc.   . . . . .  47,000
  CS First Boston Corporation . . . . . . . . . .   68,000        Merrill Lynch, Pierce, Fenner & Smith
  The Chicago Corporation . . . . . . . . . . . .   47,000          Incorporated  . . . . . . . . . . . . . . . .  68,000
  Cowen & Company . . . . . . . . . . . . . . . .   47,000        Morgan Stanley & Co. Incorporated . . . . . . .  68,000
  Dean Witter Reynolds Inc.   . . . . . . . . . .   68,000        Petrie Parkman & Co.  . . . . . . . . . . . . .  29,000
  Dillon, Read & Co. Inc.   . . . . . . . . . . .   68,000        Principal Financial Securities, Inc.  . . . . .  47,000
  Donaldson, Lufkin & Jenrette                                    Prudential Securities Incorporated  . . . . . .  68,000
    Securities Corporation  . . . . . . . . . . .   68,000        Ragen MacKenzie Incorporated  . . . . . . . . .  29,000
  A. G. Edwards & Sons, Inc.  . . . . . . . . . .   68,000        Rauscher Pierce Refsnes, Inc.   . . . . . . . .  47,000
  Fahnestock & Co. Inc.   . . . . . . . . . . . .   29,000        The Robinson-Humphrey Company, Inc.   . . . . .  47,000
  First of Michigan Corporation . . . . . . . . .   29,000        Southwest Securities, Inc.  . . . . . . . . . .  29,000
  Furman Selz Incorporated  . . . . . . . . . . .   47,000        Stephens Inc.   . . . . . . . . . . . . . . . .  29,000
  Goldman, Sachs & Co.  . . . . . . . . . . . . .   68,000        Tucker Anthony Incorporated . . . . . . . . . .  47,000
  Interstate/Johnson Lane Corporation . . . . . .   29,000        Wheat, First Securities, Inc.   . . . . . .      47,000
                                                                                                                ---------
                                                                    Total . . . . . . . . . . . . . . . . . . . 3,500,000
                                                                                                                =========

         The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Preference Units are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Preference Units offered by this Prospectus (other than those covered by the over-allotment option described below) if any such Preference Units are taken.

         The Underwriters, for whom Smith Barney Inc. and PaineWebber Incorporated are acting as representatives, propose to offer part of the Preference Units directly to the public at the initial public offering price set forth on the cover page of this Prospectus and part of such Preference Units to certain dealers at such price less a concession not in excess of $0.68 per Preference Unit. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per Preference Unit to certain other dealers.

         Prior to this offering, there has been no public market for the Preference Units. The initial public offering price has been negotiated among KPL, KPPLP and the Underwriters. Among the factors considered in determining the initial public offering price of the Preference Units, in addition to prevailing market conditions, were the historical performance of the Partnership, the market price of the Senior Preference Units, the assets and liabilities of the Partnership, the General Partner's estimates of the business potential and earnings prospects of the Partnership, an assessment of the Partnership's management and the consideration of the above factors in relation to market valuation of companies and publicly traded limited partnerships in related businesses.

         The Partnership, the General Partner, KPPLP and Kaneb have agreed that, during the Lock-Up Period, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any LP Units or any securities substantially similar to, convertible into or exercisable or exchangeable for LP Units, or grant options or warrants to purchase any LP Units or any securities substantially similar to, convertible into or exercisable or exchangeable for LP Units, other than the Preference Units offered by this Prospectus. Such agreement does not include any such securities that may be issued by the Partnership to acquire terminals or pipelines.

         KPPLP has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 325,000 additional Preference Units at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the Preference Units offered by this Prospectus. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Preference Units as the number of Preference Units set forth opposite each Underwriter's name in the preceding table bears to the total number of Preference Units listed in such table.

         The Preference Units have been approved for listing on the New York Stock Exchange subject to official notice of issuance. To meet one of the requirements for listing the Preference Units on the NYSE, the Underwriters have undertaken to sell lots of 100 or more Preference Units to a minimum of 2,000 beneficial holders.

         As the National Association of Securities Dealers, Inc. ("NASD") views the Preference Units offered by this Prospectus as interest in a direct participation program, the offering is being made in compliance with Article III, Section 34 of the NASD's Rules of Fair Practice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

         Kaneb, the Partnership, KPPLP and KPL have agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act.

                                     LEGAL

         Certain legal matters in connection with the Preference Units will be passed upon by Fulbright & Jaworski L.L.P., Houston, Texas, as counsel for Kaneb. Certain legal matters in connection with the Preference Units will be passed upon for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas, as counsel for the Underwriters.

                                    EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994 of Kaneb Pipe Line Partners, L.P. have been so incorporated, and the financial statements of Kaneb Pipe Line Partners, L.P. as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 and the consolidated balance sheet of Kaneb Pipe Line Company and subsidiaries at December 31, 1994 included in this Prospectus have been so included, in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The audited historical financial statements of Wyco Pipe Line Company which appear in the Form 8-K of Kaneb Pipe Line Partners, L.P. dated March 13, 1995, have been so incorporated in this Prospectus by reference in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The audited historical statements of net assets to be acquired and the related statements of revenues and direct operating expenses of SPC/SIC -- Terminal Operations Division, which appear in the Form 8-K of Kaneb Pipe Line Partners, L.P. dated August 29, 1995, have been so incorporated in this Prospectus by reference in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    GLOSSARY

         "Available Cash" means with respect to any calendar quarter, (i) the sum of (a) all cash receipts of the Partnership during such quarter from all sources (including distributions of cash received from subsidiaries) and (b) any reduction in reserves established in prior quarters, less (ii) the sum of
(aa) all cash disbursements of the Partnership during such quarter, including, without limitation, disbursements for operating expenses, taxes on the Partnership as an entity or paid by the Partnership on behalf of, or amounts withheld with respect to, all but not less than all of the Unitholders, if any, debt service (including the payment of principal, premium and interest), capital expenditures and contributions, if any, to a subsidiary corporation or partnership (but excluding cash distributions to Unitholders and to KPL), (bb) any reserves established in such quarter in such amounts as the General Partner shall determine to be necessary or appropriate in its reasonable discretion (x) to provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures) or (y) to provide funds for distributions with respect to any of the next four calendar quarters and (cc) any other reserves established in such quarter in such amounts as the General Partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, less than all of the Unitholders shall not be considered cash disbursements of the Partnership that reduce "Available Cash". Notwithstanding the foregoing, "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of the dissolution and liquidation of the Partnership.

         "Barrel Mile" means the movement of one barrel of refined petroleum product one mile.

         "Cash from Interim Capital Transactions" means cash receipts of the Partnership determined by the General Partner to be from Interim Capital Transactions in accordance with the terms of the Partnership Agreement.

         "Cash from Operations" means, at any date but prior to the commencement of the dissolution and liquidation of the Partnership, on a cumulative basis, all cash receipts of the Partnership plus $3,526,000 (excluding any cash proceeds from any Interim Capital Transactions (as defined below) or Terminating Capital Transactions (as defined in "Distributions of Cash Upon Liquidation")) during the period since the commencement of operations by the Partnership through such date, less the sum of (a) all cash operating expenditures of the Partnership during such period including, without limitation, taxes imposed on the Partnership as an entity or taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all but not less than all of the Unitholders, if any, (b) all cash debt service payments of the Partnership during such period (other than payments or prepayments of principal and premium required by reason of loan agreements (including covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment of principal, whether or not then due, shall be determined at the election and in the discretion of the General Partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred), (c) all cash capital expenditures of the Partnership during such period (other than (i) cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity (assuming normal operating conditions, including down-time and maintenance) of the assets of the Partnership, taken as a whole, from the throughput or deliverable capacity or terminaling capacity (assuming normal operating conditions, including down-time and maintenance) existing immediately prior to such capital expenditures and (ii) cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions), (d) an amount equal to revenues collected pursuant to a rate increase that are subject to possible refund, (e) any additional reserves outstanding as of such date which the General Partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and (f) any reserves that the General Partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items and KPL's general partner interest in KPOP. Where cash capital expenditures are made in part to increase the throughput or deliverable capacity or terminaling capacity and in part for other purposes, the General Partner's good faith allocation thereof between the portion increasing capacity and the portion for other purposes shall be conclusive. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, less than all of the Unitholders shall not be considered cash operating expenditures of the Partnership that reduce "Cash from Operations".

         "Common Unit" means one of that certain class of LP Units with those special rights and obligations specified in the Partnership Agreement as being appurtenant to a "Common Unit".

         "East Pipeline" means KPOP's 2,075 mile integrated pipeline system and the 16 associated terminals.

         "Expansive Capital Expenditures" means cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity (assuming normal operating conditions, including down-time and maintenance) of the assets of the Partnership and its subsidiaries, taken as a whole, from the throughput or deliverable capacity or terminaling capacity (assuming normal operating conditions, including down-time and maintenance) existing immediately prior to such capital expenditures. Where cash capital expenditures are made in part to increase the throughput or deliverable capacity or terminaling capacity of the assets of the Partnership, taken as a whole, and in part for other purposes, the General Partner's good faith allocation thereof between the portion increasing capacity and the portion for other purposes shall be conclusive.

         "First Target Distribution" means $0.60 per LP Unit per calendar quarter, subject to adjustment as described under "Cash
Distributions--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels".

         "General Partner" means Kaneb Pipe Line Company, a Delaware corporation.

         "Interim Capital Transactions" means (a) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Partnership, (b) sales of partnership interests by the Partnership and (c) sales or other voluntary or involuntary dispositions of any assets of the Partnership (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including receivables and accounts or (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

         "Kaneb" means Kaneb Services, Inc., a Delaware corporation.

         "KPPLP" means KPP, L.P., a Delaware Limited partnership and an indirect wholly owned subsidiary of KPL.

         "KPL" means Kaneb Pipe Line Company, a Delaware corporation.

         "KPOP" means Kaneb Pipe Line Operating Partnership, L.P., a Delaware limited partnership.

         "LP Units" means Senior Preference Units, Preference Units, Preference B Units and Common Units.

         "MBbl" means thousand barrels.

         "Minimum Quarterly Distribution" means $0.55 per LP Unit per calendar quarter, subject to adjustment as described under "Cash
Distributions--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels".

         "Note Purchase Agreements" means the agreements among KPOP, the Partnership, STOP, STI and STS and various insurance companies providing for the purchase by such insurance companies of $33 million of notes of STI and $27 million of notes of KPOP.

         "Operating Partnership Agreements" means the Agreements of Limited Partnership of the Operating Partnerships.

         "Operating Partnerships" means KPOP and STOP.

         "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership.

         "Partnership" means Kaneb Pipe Line Partners, L.P., a Delaware limited partnership.

         "Pipelines" means the East Pipeline and the West Pipeline.

         "Preference Period" means the period ending effective as of the end of the calendar quarter as to which each of the following conditions is met: (i) the Partnership shall have distributed to all Unitholders in respect of such calendar quarter and each of the 11 full consecutive preceding calendar quarters Available Cash that constitutes Cash from Operations in an amount at least equal to the Minimum Quarterly Distribution, and (ii) as of such date, the sum of (A) plus (B) is less than an amount equal to $45 million, plus 80% of the aggregate expansive capital expenditures since the inception of the Partnership greater than $45 million, where (A) is equal to the outstanding principal balance as of such date of the Partnership's consolidated indebtedness (excluding borrowings for working capital purposes) and (B) is equal to the amount of revenues collected by the Partnership that (x) are then subject to possible refund under a pending rate case and (y) are not maintained by the Partnership in a separate reserve fund.

         "Preference B Unit" means one of that certain class of LP Units with those special rights and obligations specified in the Partnership Agreement as being appurtenant to a "Preference B Unit".

         "Preference Unit" means one of that certain class of LP Units with those special rights and obligations specified in the Partnership Agreement as being appurtenant to a "Preference Unit".

         "Second Target Distribution" means $0.65 per LP Unit, subject to adjustment as described under "Cash Distributions--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels".

         "Senior Preference Unit" means one of that certain class of LP Units with those special rights and obligations specified in the Partnership Agreement as being appurtenant to a "Senior Preference Unit".

         "Single-use pipelines" means the pipelines located in Umatilla, Oregon and Rawlins, Wyoming, which supply diesel fuel to Union Pacific Railroad facilities and were acquired by the Partnership from Calnev Pipe Line Company in October 1991 and the pipeline located at Pasco, Washington, which supplies diesel fuel to the Burlington Northern Railroad and which was constructed by the Partnership in 1993.

         "ST" means the terminal business of ST Terminals, Inc. formerly owned by an affiliate of W.R. Grace, as continued by the Partnership through its subsidiaries.

         "STI" means StanTrans, Inc., a Delaware corporation.

         "STOP" means Support Terminals Operating Partnership, L.P., a Delaware limited partnership.

         "STS" means Support Terminal Services, Inc., a Delaware corporation.

         "Target Distributions" means the First Target Distribution, the Second Target Distribution and the Third Target Distribution.

         "Third Target Distribution" means $0.70 per LP Unit, subject to adjustment as described under "Cash Distributions--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels".

         "Unitholder" means a person who holds LP Units.

         "West Pipeline" means the pipeline assets formerly owned by Wyco Pipe Line Company, as continued by the Partnership through its subsidiaries.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                     PAGE
                                                                                                                     ----
THE PARTNERSHIP

FINANCIAL STATEMENTS:

   Report of Independent Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2
   Consolidated Statements of Income -- Years Ended December 31, 1994,
      1993 and 1992 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3
   Consolidated Balance Sheets -- December 31, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-4
   Consolidated Statements of Cash Flows -- Years Ended December 31, 1994,
      1993 and 1992 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-5
   Consolidated Statements of Partners' Capital -- Years Ended December 31, 1994,
      1993 and 1992 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6
   Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7

INTERIM FINANCIAL STATEMENTS (UNAUDITED):

   Consolidated Statements of Income - Three and Six Months Ended
      June 30, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-14
   Condensed Consolidated Balance Sheets - June 30, 1995 and December 31, 1994  . . . . . . . . . . . . . . . . . .  F-15
   Condensed Consolidated Statements of Cash Flows - Six Months Ended
      June 30, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-16
   Notes to Interim Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-17

PRO FORMA FINANCIAL STATEMENTS (UNAUDITED):

   Pro Forma Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-18
   Pro Forma Consolidated Statements of Income - Six Months Ended June 30, 1995 . . . . . . . . . . . . . . . . . .  F-19
   Pro Forma Consolidated Statements of Income - Year Ended December 31, 1994 . . . . . . . . . . . . . . . . . . .  F-20
   Pro Forma Condensed Consolidated Balance Sheet -- June 30, 1995  . . . . . . . . . . . . . . . . . . . . . . . .  F-21
   Notes to Pro Forma Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-22

KANEB PIPE LINE COMPANY

   Report of Independent Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-23
   Consolidated Balance Sheet -- December 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-24
   Notes to Consolidated Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-25

                       REPORT OF INDEPENDENT ACCOUNTANTS




To the Partners of
 Kaneb Pipe Line Partners, L.P.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of partners' capital present fairly, in all material respects, the financial position of Kaneb Pipe Line Partners, L.P. and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP


Dallas, Texas
March 16, 1995

                KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS - EXCEPT PER UNIT AMOUNTS)


                                                                  YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------------
                                                      1994                 1993                 1992
                                                -----------------    -----------------    -----------------
Revenues  . . . . . . . . . . . . . . . . .     $          78,745    $          69,235    $          42,179
                                                -----------------    -----------------    -----------------

Costs and expenses:
   Operating costs  . . . . . . . . . . . .                33,586               29,012               14,507
   Depreciation and amortization  . . . . .                 7,257                6,135                4,124
   General and administrative . . . . . . .                 4,924                4,673                2,752
                                                -----------------    -----------------    -----------------
    Total costs and expenses  . . . . . . .                45,767               39,820               21,383
                                                -----------------    -----------------    -----------------

Operating income  . . . . . . . . . . . . .                32,978               29,415               20,796

Interest and other income . . . . . . . . .                 1,299                1,331                1,721

Interest expense  . . . . . . . . . . . . .                (3,706)              (3,376)              (2,338)
                                                -----------------    -----------------    -----------------


Income before minority
 interest and income taxes  . . . . . . . .                30,571               27,370               20,179

Minority interest in net income . . . . . .                  (295)                (266)                (200)

Income tax provision  . . . . . . . . . . .                  (818)                (450)                 -
                                                -----------------    -----------------    -----------------


Net income  . . . . . . . . . . . . . . . .                29,458               26,654               19,979

General partner's interest
 in net income  . . . . . . . . . . . . . .                  (295)                (266)                (200)
                                                -----------------    -----------------    -----------------


Limited partners' interest
 in net income  . . . . . . . . . . . . . .     $          29,163    $          26,388    $          19,779
                                                =================    =================    =================


Allocation of net income per Senior
 Preference Unit  . . . . . . . . . . . . .     $            2.20    $            2.20    $            2.20
                                                =================    =================    =================

          See accompanying notes to consolidated financial statements.

                KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993
                                 (IN THOUSANDS)


                                                                           1994                  1993
                                                                     -----------------     -----------------
                         ASSETS
Current assets:
   Cash and cash equivalents  . . . . . . . . . . . . . . . . .      $           4,145     $          15,061
   Accounts receivable  . . . . . . . . . . . . . . . . . . . .                  5,605                 4,504
   Current portion of receivable from general partner . . . . .                  2,241                 1,954
   Prepaid expenses . . . . . . . . . . . . . . . . . . . . . .                  1,924                 1,667
                                                                     -----------------     -----------------

    Total current assets  . . . . . . . . . . . . . . . . . . .                 13,915                23,186
                                                                     -----------------     -----------------

Receivable from general partner, less current portion . . . . .                  3,544                 5,785
                                                                     -----------------     -----------------

Property and equipment  . . . . . . . . . . . . . . . . . . . .                214,556               195,048
Less accumulated depreciation . . . . . . . . . . . . . . . . .                 68,910                61,612
                                                                     -----------------     -----------------

    Net property and equipment  . . . . . . . . . . . . . . . .                145,646               133,436
                                                                     -----------------     -----------------

                                                                     $         163,105     $         162,407
                                                                     =================     =================

         LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Current portion of long-term debt  . . . . . . . . . . . . .      $           1,548     $           3,850
   Accounts payable . . . . . . . . . . . . . . . . . . . . . .                  4,007                 3,093
   Accrued expenses . . . . . . . . . . . . . . . . . . . . . .                  2,052                 1,725
   Accrued distributions payable  . . . . . . . . . . . . . . .                  7,240                 7,240
   Deferred terminaling fees  . . . . . . . . . . . . . . . . .                  1,641                 1,600
   Payable to general partner . . . . . . . . . . . . . . . . .                    786                   493
                                                                     -----------------     -----------------

    Total current liabilities   . . . . . . . . . . . . . . . .                 17,274                18,001
                                                                     -----------------     -----------------

Long-term debt, less current portion  . . . . . . . . . . . . .                 43,265                41,814
                                                                     -----------------     -----------------

Other liabilities and deferred taxes  . . . . . . . . . . . . .                  1,820                   991
                                                                     -----------------     -----------------

Minority interest . . . . . . . . . . . . . . . . . . . . . . .                    992                 1,003
                                                                     -----------------     -----------------

Partners' capital:
   Senior preference unitholders  . . . . . . . . . . . . . . .                 47,288                47,288
   Preference unitholders . . . . . . . . . . . . . . . . . . .                 45,247                45,247
   Common unitholders . . . . . . . . . . . . . . . . . . . . .                  6,227                 7,060
   General partner  . . . . . . . . . . . . . . . . . . . . . .                    992                 1,003
                                                                     -----------------     -----------------

    Total partners' capital   . . . . . . . . . . . . . . . . .                 99,754               100,598
                                                                     -----------------     -----------------
                                                                     $         163,105     $         162,407
                                                                     =================     =================

          See accompanying notes to consolidated financial statements.

                KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                           YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------------
                                                                     1994            1993             1992
                                                                  ------------   -------------    ------------
Operating activities:
  Net income  . . . . . . . . . . . . . . . . . . . . . . . .     $     29,458   $      26,654    $     19,979
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization   . . . . . . . . . . . . .            7,257           6,135           4,124
    Minority interest in net income   . . . . . . . . . . . .              295             266             200
    Deferred income taxes   . . . . . . . . . . . . . . . . .              626             414             -
    Changes in working capital components:
       Accounts receivable  . . . . . . . . . . . . . . . . .           (1,101)          2,873           2,282
       Prepaid expenses . . . . . . . . . . . . . . . . . . .             (257)           (954)           (125)
       Accounts payable and accrued expenses  . . . . . . . .            1,282           1,874            (302)
       Payable to general partner . . . . . . . . . . . . . .              293             (78)            430
                                                                  ------------   -------------    ------------

         Net cash provided by operating activities  . . . . .           37,853          37,184          26,588
                                                                  ------------   -------------    ------------

Investing activities:
  Terminal acquisitions   . . . . . . . . . . . . . . . . . .          (12,320)            -               -
  Capital expenditures  . . . . . . . . . . . . . . . . . . .           (7,147)         (8,132)         (3,183)
  Acquisition of Support Terminal Services, Inc.  . . . . . .              -           (62,677)         (2,500)
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . .              203             242             365
                                                                  ------------   -------------    ------------

         Net cash used by investing activities  . . . . . . .          (19,264)        (70,567)         (5,318)
                                                                  ------------   -------------    ------------

Financing activities:
  Changes in receivable from general partner  . . . . . . . .            1,954           1,704           1,486
  Proceeds from issuance of partnership units   . . . . . . .              -            53,159             -
  Issuance of long-term debt  . . . . . . . . . . . . . . . .           41,350          86,300           5,100
  Payments of long-term debt  . . . . . . . . . . . . . . . .          (42,201)        (62,677)         (1,027)
  Distributions:
    Senior preference unitholders   . . . . . . . . . . . . .          (15,950)        (13,475)        (11,000)
    Preference unitholders  . . . . . . . . . . . . . . . . .          (12,308)        (19,286)        (14,978)
    Common unitholders  . . . . . . . . . . . . . . . . . . .           (1,738)            -               -
    General partner and minority interest   . . . . . . . . .             (612)           (669)           (530)
                                                                  ------------   -------------    ------------

         Net cash provided (used) by financing
          activities  . . . . . . . . . . . . . . . . . . . .          (29,505)         45,056         (20,949)
                                                                  ------------   -------------    ------------

Increase (decrease) in cash . . . . . . . . . . . . . . . . .          (10,916)         11,673             321

Cash at beginning of period . . . . . . . . . . . . . . . . .           15,061           3,388           3,067
                                                                  ------------   -------------    ------------

Cash at end of period . . . . . . . . . . . . . . . . . . . .     $      4,145   $      15,061    $      3,388
                                                                  ============   =============    ============

Supplemental information - Cash paid for interest . . . . . .     $      3,470   $       3,375    $      2,338
                                                                  ============   =============    ============

          See accompanying notes to consolidated financial statements.

                KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                                 (IN THOUSANDS)

                                              SENIOR
                                            PREFERENCE    PREFERENCE     COMMON       GENERAL
                                            UNITHOLDERS   UNITHOLDERS  UNITHOLDERS    PARTNER        TOTAL
                                            -----------   ----------   -----------   -----------   ----------
Partners' capital of January 1, 1992  .     $    23,934   $   27,047   $    10,319   $       618   $   61,918


1992 income allocation  . . . . . . . .          11,000       14,978        (6,199)          200       19,979


Distributions declared  . . . . . . . .         (11,000)     (14,978)          -            (262)     (26,240)
                                            -----------   ----------   -----------   -----------   ----------

Partners' capital at
 December 31, 1992  . . . . . . . . . .          23,934       27,047         4,120           556       55,657


1993 income allocation  . . . . . . . .          14,342       19,286        (7,240)          266       26,654


Allocation of proceeds from
 issuance of partnership units  . . . .          23,354       18,200        10,180           524       52,258


Distributions declared  . . . . . . . .         (14,342)     (19,286)          -            (343)     (33,971)
                                            -----------   ----------   -----------   -----------   ----------

Partners' capital
  at December 31, 1993  . . . . . . . .          47,288       45,247         7,060         1,003      100,598


1994 income allocation  . . . . . . . .          15,950       12,308           905           295       29,458


Distributions declared  . . . . . . . .         (15,950)     (12,308)       (1,738)         (306)     (30,302)
                                            -----------   ----------   -----------   -----------   ----------

Partners' capital at
 December 31, 1994  . . . . . . . . . .     $    47,288   $   45,247   $     6,227   $       992   $   99,754
                                            ===========   ==========   ===========   ===========   ==========

Limited Partnership Units
 outstanding at December 31, 1992 . . .           5,000        5,650         3,160            (a)      13,810


Limited Partnership Units
 issued in 1993 . . . . . . . . . . . .           2,250          -             -             -          2,250
                                            -----------   ----------   -----------   -----------   ----------

Limited Partnerships Units
 outstanding at December 31, 1994
 and 1993 . . . . . . . . . . . . . . .           7,250(b)     5,650         3,160            (a)      16,060
                                            ===========   ==========   ===========   ============  ==========

----------
(a) Kaneb Pipe Line Company owns a 1% interest in Kaneb Pipe Line Partners, L.P. as general partner.
(b) The partnership agreement allows for an additional issuance of up to 7.8 million Senior Preference Units.

          See accompanying notes to consolidated financial statements.

                KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    PARTNERSHIP ORGANIZATION

      Kaneb Pipe Line Partners, L.P. ("Partnership"), a master limited partnership, owns and operates a refined petroleum products pipeline business. The Partnership operates through Kaneb Pipe Line Operating Partnership, L.P. ("KPOP"), a limited partnership in which the Partnership holds a 99% interest as limited partner. Kaneb Pipe Line Company ("Company"), a wholly-owned subsidiary of Kaneb Services, Inc. ("Kaneb"), as general partner holds a 1% general partner interest in both the Partnership and KPOP. The Company's 1% interest in KPOP is reflected as the minority interest in the financial statements.

      Effective March 1, 1993, the Partnership acquired Support Terminal Services, Inc. ("ST"), a petroleum products and specialty liquids storage and terminaling company headquartered in Dallas, Texas, for approximately $65 million. The acquisition was accounted for as a purchase, and, accordingly, the Partnership's consolidated statement of income includes the results of operations of ST since March 1, 1993. In connection with the acquisition, the Partnership borrowed $65 million from a group of banks, which was partially repaid with $50.8 million of the proceeds from a Senior Preference Unit ("SPU") offering.

      In April 1993, the Partnership completed a public offering of 2.25 million SPUs at $25.25 per unit. The net proceeds from the offering of $52.8 million was allocated among the equity accounts of the unitholders, general partner and minority interest based on the ownership percentages in the partnership subsequent to the offering. The Partnership believes that this allocation approximates the distribution of the net assets upon liquidation, assuming the Partnership was liquidated at net book value. However, the actual distribution of the net assets upon liquidation could be significantly different as a result of the fair market value of the net assets being substantially different than the net book value of the Partnership's assets in the accompanying financial statements.

      The SPUs represent an approximate 44% ownership interest in the Partnership. The Company owns an approximate 52% interest as limited partner in the form of Preference Units and Common Units, and as the general partner owns a combined 2% interest. An approximate 2% ownership interest in the form of 60,500 Preference Units and 154,000 Common Units is held by officers of Kaneb.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The following significant accounting policies are followed by the Partnership in the preparation of the consolidated financial statements.

      CASH AND CASH EQUIVALENTS

      The Partnership's policy is to invest cash in highly liquid investments with maturities of three months or less, upon purchase. Accordingly, uninvested cash balances are kept at minimum levels. Such investments are valued at cost, which approximates market, and are classified as cash equivalents.

      PROPERTY AND EQUIPMENT

      Property and equipment are carried at historical cost. Certain leases have been capitalized and the leased assets have been included in property and equipment. Additions of new equipment and major renewals and replacements of existing equipment are capitalized. Repairs and minor replacements that do not materially increase values or extend useful lives are expensed. Depreciation of property and equipment is provided on a straight-line basis at rates based upon expected useful lives of various classes of assets. The rates used for pipeline and storage facilities of KPOP are the same as those which have been promulgated by the Federal Energy Regulatory Commission.

      REVENUE AND INCOME RECOGNITION

      KPOP provides pipeline transportation of refined petroleum products and liquified petroleum gases. Revenue is recognized upon receipt of the products into the pipeline system.

      ST provides terminaling and other ancillary services. Fees are billed one month in advance and are reported as deferred income. Revenue is recognized in the month services are provided.

      ENVIRONMENTAL MATTERS

      The operations of the Partnership are subject to federal, state and local laws and regulations relating to protection of the environment. Although the Partnership believes that its operations are in general compliance with applicable environmental regulation, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that significant costs and liabilities will not be incurred by the Partnership. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Partnership, could result in substantial costs and liabilities to the Partnership.

      Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Partnership's commitment to a formal plan of action.

      The Company has indemnified the Partnership against liabilities for damage to the environment resulting from operations of the pipeline prior to October 3, 1989 (date of formation of the Partnership). The indemnification does not extend to any liabilities that arise after such date to the extent that the liabilities result from changes in environmental laws and regulations. In addition, ST's former owner has agreed to indemnify the Partnership against liabilities for damages to the environment from operations conducted by the former owner prior to March 2, 1993. The indemnity, which expires
March 1, 1998, is limited in amount to 60% of any claim exceeding $100,000 until an aggregate amount of $10 million has been paid by ST's former owner. The Partnership has recorded a reserve for environmental claims in the amount of $1.0 million at December 31, 1994 in other liabilities on the accompanying balance sheet.

      INCOME TAX CONSIDERATIONS

      Income before income tax expense is made up of the following components:

                                                                 YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------------
                                                     1994                 1993                   1992
                                                -----------------    -----------------    -----------------
  Partnership operations  . . . . . . . . .     $      28,237,000    $      26,088,000    $      19,979,000

  Corporation operations  . . . . . . . . .             2,039,000            1,016,000                  -
                                                -----------------    -----------------    -----------------
                                                $      30,276,000    $      27,104,000    $      19,979,000
                                                =================    =================    =================

         The Partnership is not subject to federal and state income taxes. However, certain operations of ST are conducted through wholly-owned subsidiaries which are taxable entities. The provision for income taxes for the periods ended December 31, 1994 and 1993 consists of deferred U.S. federal income taxes of $.6 million and $.4 million, respectively, and current federal income taxes of $.2 million in 1994.

         Since the income or loss of the operations which are conducted through limited partnerships will be included in the tax return of the individual partners of the Partnership, no provision for income taxes has been recorded in the accompanying financial statements on these earnings. The tax returns of the Partnership are subject to examination by federal and state taxing authorities. If such examination results in adjustments to distributive shares of taxable income or loss, the tax liability of the partners would be adjusted accordingly.

         The tax attributes of the Partnership's net assets flow directly to each individual partner. Individual partners will have different investment bases depending upon the timing and prices of acquisition of partnership units. Further, each partner's tax accounting, which is partially dependent upon their individual tax position, may differ from the accounting followed in the financial statements. Accordingly, there could be significant differences between each individual partner's tax basis and their proportionate share of the net assets reported in the financial statements. Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," requires disclosure by a publicly held partnership of the aggregate difference in the basis of its net assets for financial and tax reporting purposes. Management does not believe that, in the Partnership's circumstances, the aggregate difference would be meaningful information.

         ALLOCATION OF NET INCOME AND EARNINGS PER SENIOR PREFERENCE UNIT

         Net income is allocated to the limited partnership units in an amount equal to the cash distributions declared for each reporting period and any remaining income or loss is allocated to the class of units that did not receive full distributions. If full distributions are declared to all classes of units, income will be allocated pro rata based on the aggregate amount of distributions declared.

         Earnings per SPU are calculated by dividing the amount of net income allocated to the SPUs by the weighted average number of SPUs outstanding.

         CASH DISTRIBUTIONS

         The Partnership makes quarterly distributions of 100% of its Available Cash, as defined in the Partnership Agreement, to holders of limited partnership units ("Unitholders") and the Company. Available Cash consists generally of all the cash receipts of the Partnership plus the beginning cash balance less all of its cash disbursements and reserves. The Partnership expects to make distributions of Available Cash for each quarter of not less than $.55 per Senior Preference Unit (the "Minimum Quarterly Distribution"), or $2.20 per Senior Preference Unit on an annualized basis, for the foreseeable future, although no assurance is given regarding such distributions. The Partnership expects to make distributions of all Available Cash within 45 days after the end of each quarter to holders of record on the applicable record date. A distribution of $2.20 per unit was paid to Senior Preference Unitholders in 1994, 1993 and 1992. During 1994, 1993 and 1992, the Partnership paid distributions of $2.20, $3.41 (includes $1.21 of arrearage payments) and $2.65 (includes $.45 of arrearage payments), respectively, to the Preference Unitholders. During 1994, the Partnership paid distributions of $.55 per unit to the Common Unitholders. As of December 31, 1994, no arrearages existed on any class of partnership interest.

         Distributions by the Partnership of its Available Cash are made 99% to Unitholders and 1% to the Company, subject to the payment of incentive distributions to the General Partner if certain target levels of cash distributions to the Unitholders are achieved. The distribution of Available Cash for each quarter within the Preference Period, as defined, is subject to the preferential rights of the holders of the Senior Preference Units to receive the Minimum Quarterly Distribution for such quarter, plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters, before any distribution of Available Cash is made to holders of Preference Units or Common Units for such quarter. In addition, for each quarter within the Preference Period, the distribution of any amounts to holders of Common Units is subject to the preferential rights of the holders of the Preference Units to receive the Minimum Quarterly Distribution for such quarter, plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters. The Common Units are not entitled to arrearages in the payment of the Minimum Quarterly Distribution. In general, the Preference Period will continue indefinitely until the Minimum Distribution has been paid to the holders of the Senior Preference Units, the Preference Units and the Common Units for twelve consecutive quarters. Prior to the end of the Preference Period, 2,650,000 of the Preference Units shall be converted into Senior Preference Units on a one-for-one basis if the Third Target Distribution, as defined, is paid to all Unitholders for four full consecutive quarters. The Third Target distribution is reached when distributions of Available Cash equals $2.80 per Limited Partner ("LP") Unit on an annualized basis. After the Preference Period ends all differences and distinctions between the three classes of units for the purposes of cash distributions will cease.


3.       PROPERTY AND EQUIPMENT

         The cost of property and equipment is summarized as follows:

                                                ESTIMATED
                                                  USEFUL
                                                   LIFE                 DECEMBER 31,        DECEMBER 31,
                                                 (YEARS)                    1994                1993
                                                ----------           -----------------    -----------------
  Land  . . . . . . . . . . . . . . . . . . .       -                $       4,442,000    $       3,883,000
  Buildings . . . . . . . . . . . . . . . . .       35                       3,659,000            3,282,000
  Furniture and fixtures  . . . . . . . . . .       16                       1,493,000            1,382,000
  Transportation equipment  . . . . . . . . .       6                        1,193,000            1,928,000
  Machinery and equipment . . . . . . . . . .    20 - 40                    21,967,000           20,372,000
  Pipeline and terminaling equipment  . . . .    20 - 40                   156,990,000          140,532,000
  Pipeline equipment under
   capitalized lease  . . . . . . . . . . . .    20 - 40                    21,901,000           21,632,000
  Construction work-in-progress . . . . . . .       -                        2,911,000            2,037,000
                                                                     -----------------    -----------------

    Total . . . . . . . . . . . . . . . . . .                        $     214,556,000    $     195,048,000
                                                                     =================    =================

4.       LONG-TERM DEBT AND LEASES

                                                                        DECEMBER 31,        DECEMBER 31,
                                                                            1994                1993
                                                                     -----------------    -----------------
  Term loan . . . . . . . . . . . . . . . . .                        $      33,000,000    $      32,500,000
  Obligation under capital lease  . . . . . .                               11,813,000           13,164,000
                                                                     -----------------    -----------------

    Total long-term debt  . . . . . . . . . .                               44,813,000           45,664,000
    Less current portion  . . . . . . . . . .                                1,548,000            3,850,000
                                                                     -----------------    -----------------

    Long-term debt, less current portion  . .                        $      43,265,000    $      41,814,000
                                                                     =================    =================

         In 1994, a wholly-owned subsidiary of the Partnership issued $33 million of first mortgage notes ("Notes") to a group of insurance companies. The Notes bear interest at the rate of 8.05% per annum and are due on December 22, 2001. In 1994, a wholly-owned subsidiary entered into a Restated Credit Agreement with a group of banks that provides a $15 million revolving credit facility through November 30, 1997. The credit facility bears interest at variable interest rates and has a commitment fee of .2% per annum of the unused credit facility. No amounts were drawn under the credit facility at December 31, 1994. The Notes and credit facility are secured by a mortgage on substantially all of the pipeline assets of the Partnership and contain certain financial and operational covenants.

         The following is a schedule by years of future minimum lease payments under capital and operating leases together with the present value of net minimum lease payments for capital leases as of December 31, 1994:

                                                                          CAPITAL              OPERATING
                                                                         LEASE (a)              LEASES
                                                                     -----------------    -----------------
    1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       3,080,000    $         738,000
    1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            3,080,000              589,000
    1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            3,080,000              360,000
    1998  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            7,198,000              332,000
    1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  -                319,000
    Thereafter  . . . . . . . . . . . . . . . . . . . . . . . . .                  -              2,171,000
                                                                     -----------------    -----------------

    Total minimum lease payments  . . . . . . . . . . . . . . . .           16,438,000    $       4,509,000
                                                                                          =================

    Less amount representing interest . . . . . . . . . . . . . .            4,625,000
                                                                     -----------------

    Present value of net minimum lease payments . . . . . . . . .           11,813,000

    Less current portion  . . . . . . . . . . . . . . . . . . . .            1,548,000
                                                                     -----------------

      Total obligation under capital lease,
       less current portion . . . . . . . . . . . . . . . . . . .    $      10,265,000
                                                                     =================

----------
(a) The capital lease is secured by certain pipeline equipment and the Partnership has accrued its option to purchase this equipment for approximately $4.1 million at the termination of the lease.

         Total rent expense under operating leases amounted to $.9 million, $.9 million and $.2 million for the years ended December 31, 1994, 1993 and 1992, respectively.

         KPOP and the Company entered into a payment priority agreement related to the capital lease obligation for pipeline equipment under which the Company is primarily liable for rental payments of approximately $2.9 million per year through April 1997 and KPOP is primarily liable for the remaining rental payments. KPOP has recorded a receivable of $5.8 million at December 31, 1994 from the Company for the present value of these future lease payments. This receivable bears interest at an annual rate of 13.8%, which reflects the imputed interest rate on the capital lease. KPOP recorded interest income of $.9 million, $1.2 million and $1.4 million from the Company on this receivable balance for the periods ended December 31, 1994, 1993 and 1992, respectively. The amount of the capital lease obligation that exceeds the receivable from the Company ($6.0 million at December 31, 1994) represents the present value of the lease obligation and purchase option due subsequent to April 1997.

         The Partnership believes that the carrying value of the notes represents their estimated fair value as the notes were issued in December 1994 and that it is not practicable to estimate the fair value of the capital lease obligation and the associated receivable from the general partner.

5.       RELATED PARTY TRANSACTIONS

         The Partnership has no employees and is managed and controlled by the Company. The Company and Kaneb are entitled to reimbursement of all direct and indirect costs related to the business activities of the Partnership. These costs, which totaled $9.0 million, $8.7 million and $7.2 million for the years ended December 31, 1994, 1993 and 1992, respectively, include compensation and benefits paid to officers and employees of the Company and Kaneb, insurance premiums, general and administrative costs, tax information and reporting costs, legal and audit fees. Included in this amount is $7.0 million, $7.0 million and $6.3 million of compensation and benefits, including pension costs, paid to officers and employees of the Company for the periods ended December 31, 1994, 1993 and 1992, respectively, which represent the actual amounts paid by the Company or Kaneb. In addition, the Partnership paid $.2 million during each of these respective periods for an allocable portion of the Company's overhead expenses. At December 31, 1994 and 1993, the Partnership owed the Company $.8 million and $.5 million, respectively, for these expenses which are due under normal invoice terms.

6.       QUARTERLY FINANCIAL DATA (UNAUDITED)

         Quarterly operating results for 1994 and 1993 are summarized as follows:

                                                                     QUARTER ENDED
                                       -----------------------------------------------------------------------
                                           MARCH 31,          JUNE 30,        SEPTEMBER 30,     DECEMBER 31,
                                       ----------------   ---------------    ---------------  ----------------
                                                        (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

1994:
  Revenues  . . . . . . . . . . . .    $         18,434   $        18,773    $        20,718  $         20,820
                                       ================   ===============    ===============  ================

  Operating income  . . . . . . . .    $          7,218   $         8,107    $         9,099  $          8,554
                                       ================   ===============    ===============  ================

  Net income  . . . . . . . . . . .    $          6,379   $         7,289    $         8,067  $          7,723
                                       ================   ===============    ===============  ================

  Allocation of net income per
  Senior Preference Unit  . . . . .    $            .55   $           .55    $           .55  $            .55
                                       ================   ===============    ===============  ================

1993:
  Revenues  . . . . . . . . . . . .    $         12,094   $        18,125    $        18,515  $         20,501
                                       ================   ===============    ===============  ================

  Operating income  . . . . . . . .    $          4,817   $         7,484    $         7,438  $          9,676
                                       ================   ===============    ===============  ================

  Net income  . . . . . . . . . . .    $          4,021   $         6,671    $         6,914  $          9,048
                                       ================   ===============    ===============  ================

  Allocation of net income per
  Senior Preference Unit  . . . . .    $            .55   $           .55    $           .55  $            .55
                                       ================   ===============    ===============  ================


7.       SUBSEQUENT EVENT

         Effective February 24, 1995, the Partnership, through KPOP, acquired the refined petroleum product pipeline assets of Wyco Pipe Line Company (the "West Pipeline") for $27.1 million. The acquisition was financed by the issuance of first mortgage notes to three insurance companies which are due February 24, 2002 and bear interest at the rate of 8.37% per annum. The acquisition will be accounted for as a purchase and, accordingly, the results of operations of the West Pipeline will be included in the Partnership's consolidated statement of income subsequent to the date of acquisition.

         The following summarized unaudited pro forma consolidated results of operations for years ended December 31, 1994 and 1993, assume the acquisition occurred as of the beginning of the period presented. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which might have resulted had the combination been in effect at the dates indicated, or which may occur in the future.

                                                                                  1994              1993
                                                                            ----------------  ----------------
  Revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $     92,439,000  $     80,831,000
                                                                            ================  ================

  Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $     32,245,000  $     28,932,000
                                                                            ================  ================

  Allocation of net income per Senior Preference Unit . . . . . . . . . .   $           2.20  $           2.20
                                                                            ================  ================





                                      F-13
r

                KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
               THREE AND SIX MONTHS ENDED JUNE 30, 1995 AND 1994
                    (IN THOUSANDS - EXCEPT PER UNIT AMOUNTS)
                                  (UNAUDITED)

                                                       THREE MONTHS ENDED              SIX MONTHS ENDED
                                                            JUNE 30,                       JUNE 30,
                                                  ---------------------------     --------------------------
                                                      1995            1994            1995          1994
                                                  ------------    -----------     -----------    -----------
Revenues  . . . . . . . . . . . . . . . . . . .   $     23,342    $    18,773     $    43,724    $    37,207
                                                  ------------    -----------     -----------    -----------

Costs and expenses:
  Operating costs . . . . . . . . . . . . . . .          9,711          7,685          18,269         15,865
  Depreciation and amortization . . . . . . . .          2,150          1,775           4,161          3,511
  General and administrative  . . . . . . . . .          1,384          1,206           2,571          2,506
                                                  ------------    -----------     -----------    -----------

    Total costs and expenses  . . . . . . . . .         13,245         10,666          25,001         21,882
                                                  ------------    -----------     -----------    -----------

Operating income  . . . . . . . . . . . . . . .         10,097          8,107          18,723         15,325

Other income, net (principally interest)  . . .            216            311             447            656

Interest expense  . . . . . . . . . . . . . . .         (1,662)          (870)         (3,037)        (1,741)
                                                  ------------    -----------     -----------    -----------
Income before minority interest
 and income tax expense . . . . . . . . . . . .          8,651          7,548          16,133         14,240

Minority interest in net income . . . . . . . .            (84)           (73)           (157)          (137)

Income tax expense  . . . . . . . . . . . . . .           (109)          (186)           (219)          (435)
                                                  ------------    -----------     -----------    -----------

Net income  . . . . . . . . . . . . . . . . . .          8,458          7,289          15,757         13,668

General partner's interest in net income  . . .            (84)           (73)           (157)          (137)
                                                  ------------    -----------     -----------    -----------

Limited partners' interest in net income  . . .   $      8,374    $     7,216     $    15,600    $    13,531
                                                  ============    ===========     ===========    ===========
Allocation of net income per Senior
  Preference Unit and Preference Unit . . . . .   $        .55    $       .55     $      1.10    $      1.10
                                                  ============    ===========     ===========    ===========
Weighted average number of units
  outstanding:
    Senior Preference Units . . . . . . . . . .          7,250          7,250           7,250          7,250
                                                  ============    ===========     ===========    ===========
    Preference Units  . . . . . . . . . . . . .          5,650          5,650           5,650          5,650
                                                  ============    ===========     ===========    ===========

            See notes to interim consolidated financial statements.

                KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                                           JUNE 30,          DECEMBER 31,
                                                                             1995                1994
                                                                      -----------------    -----------------
                                ASSETS
Current assets:
  Cash and cash equivalents . . . . . . . . . . . . . . . . . . .     $           3,087    $           4,145
  Accounts receivable . . . . . . . . . . . . . . . . . . . . . .                 8,181                5,605
  Current portion of receivable from general partner  . . . . . .                 2,398                2,241
  Prepaid expenses  . . . . . . . . . . . . . . . . . . . . . . .                 2,157                1,924
                                                                      -----------------    -----------------

    Total current assets  . . . . . . . . . . . . . . . . . . . .                15,823               13,915
                                                                      -----------------    -----------------

Receivable from general partner, less current portion . . . . . .                 2,305                3,544
                                                                      -----------------    -----------------

Property and equipment  . . . . . . . . . . . . . . . . . . . . .               246,341              214,556
Less accumulated depreciation and amortization  . . . . . . . . .                73,035               68,910
                                                                      -----------------    -----------------

    Net property and equipment  . . . . . . . . . . . . . . . . .               173,306              145,646
                                                                      -----------------    -----------------

                                                                      $         191,434    $         163,105
                                                                      =================    =================

                  LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Current portion of long-term debt . . . . . . . . . . . . . . .     $           1,658    $           1,548
  Accounts payable, accrued expenses and
   distributions payable  . . . . . . . . . . . . . . . . . . . .                15,761               13,299
  Deferred terminaling fees . . . . . . . . . . . . . . . . . . .                 1,763                1,641
  Payable to general partner  . . . . . . . . . . . . . . . . . .                   701                  786
                                                                      -----------------    -----------------

    Total current liabilities . . . . . . . . . . . . . . . . . .                19,883               17,274
                                                                      -----------------    -----------------

Long-term debt, less current portion  . . . . . . . . . . . . . .                69,408               43,265
                                                                      -----------------    -----------------

Other liabilities and deferred taxes  . . . . . . . . . . . . . .                 1,899                1,820
                                                                      -----------------    -----------------

Minority interest . . . . . . . . . . . . . . . . . . . . . . . .                   985                  992
                                                                      -----------------    -----------------

Partners' capital . . . . . . . . . . . . . . . . . . . . . . . .                99,259               99,754
                                                                      -----------------    -----------------

                                                                      $         191,434    $         163,105
                                                                      =================    =================

            See notes to interim consolidated financial statements.

                KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1994
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                             1995                1994
                                                                      -----------------    -----------------
Operating activities:
  Net income  . . . . . . . . . . . . . . . . . . . . . . . . . .     $          15,757    $          13,668
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization . . . . . . . . . . . . . . . .                 4,161                3,545
    Minority interest in net income . . . . . . . . . . . . . . .                   157                  137
    Deferred income taxes . . . . . . . . . . . . . . . . . . . .                   216                  430
    Changes in working capital components . . . . . . . . . . . .                  (310)                 356
                                                                      -----------------    -----------------

    Net cash provided by operating activities . . . . . . . . . .                19,981               18,136
                                                                      -----------------    -----------------

Investing activities:
  Acquisition of the West Pipeline  . . . . . . . . . . . . . . .               (27,100)                 -
  Capital expenditures  . . . . . . . . . . . . . . . . . . . . .                (4,721)             (13,924)
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  (137)                 -
                                                                      -----------------    -----------------

    Net cash used by investing activities . . . . . . . . . . . .               (31,958)             (13,924)
                                                                      -----------------    ------------------

Financing activities:
  Changes in receivable from general partner  . . . . . . . . . .                 1,082                  944
  Issuance of long-term debt  . . . . . . . . . . . . . . . . . .                28,500                5,200
  Payments of long-term debt  . . . . . . . . . . . . . . . . . .                (2,247)              (5,652)
  Distributions to partners . . . . . . . . . . . . . . . . . . .               (16,416)             (14,354)
                                                                      -----------------    -----------------

    Net cash provided (used) by financing activities  . . . . . .                10,919              (13,862)
                                                                      -----------------    -----------------

Decrease in cash  . . . . . . . . . . . . . . . . . . . . . . . .                (1,058)              (9,650)
Cash at beginning of period . . . . . . . . . . . . . . . . . . .                 4,145               15,061
                                                                      -----------------    -----------------

Cash at end of period . . . . . . . . . . . . . . . . . . . . . .     $           3,087    $           5,411
                                                                      =================    =================

Supplemental information - cash paid for interest . . . . . . . .     $           2,185    $           1,741
                                                                      =================    =================

            See notes to interim consolidated financial statements.

                KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS


1.       Significant Accounting Policies

         The unaudited financial statements of Kaneb Pipe Line Partners, L.P. ("KPP") for the periods ended June 30, 1995 and 1994 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Significant accounting policies followed by the Partnership were disclosed in the notes to the financial statements included in the Partnership's Annual Report on Form 10-K for the period ended December 31, 1994. In the opinion of the Partnership's management, the accompanying financial statements contain the adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Partnership at June 30, 1995 and the results of its operations and cash flows for the period ended June 30, 1995 and 1994. Operating results for the six month period ended June 30, 1995 are not necessarily indicative of the results that may be expected for the year ended December 31, 1995.

2.       Acquisition

         Effective February 24, 1995, the Partnership, through KPOP, acquired the refined petroleum product pipeline assets (the "West Pipeline") of Wyco Pipe Line Company for $27.1 million. The acquisition was financed by the issuance of first mortgage notes to three insurance companies which are due February 24, 2002 and bear interest at the rate of 8.37% per annum. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of the West Pipeline are included in the Partnership's consolidated statement of income subsequent to the date of acquisition.

         The following summarized unaudited pro forma consolidated results of operations for the three and six month periods ended June 30, 1995 and 1994, assume the acquisition occurred as of the beginning of the periods presented. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which might have resulted had the combination been in effect at the dates indicated, or which may occur in the future.


                                                       THREE MONTHS ENDED              SIX MONTHS ENDED
                                                            JUNE 30,                       JUNE 30,
                                                  ---------------------------     --------------------------
                                                      1995            1994            1995          1994
                                                  ------------    -----------     -----------    -----------
  Revenues  . . . . . . . . . . . . . . . . . .   $     23,342    $    21,950     $    45,439    $    43,394
                                                  ============    ===========     ===========    ===========

  Net Income  . . . . . . . . . . . . . . . . .   $      8,458    $     8,470     $    15,760    $    16,059
                                                  ============    ===========     ===========    ===========

  Allocation of net income per Senior
    Preference Unit and Preference Unit . . . .   $        .55    $       .55     $      1.10    $      1.10
                                                  ============    ===========     ===========    ===========


3.       Cash Distributions to Senior Preference Unitholders

         The cash distribution of $.55 for the second quarter of 1995 was declared to holders of record as of July 28, 1995 and was paid on August 14, 1995.

                KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

         In February 1995, Kaneb Pipe Line Partners, L.P. (the "Partnership") acquired, through its operating partnership, the refined petroleum product pipeline assets (the "West Pipeline") of Wyco Pipe Line Company for $27.1 million. The West Pipeline was owned 60% by a subsidiary of GATX Terminals Corporation and 40% by a subsidiary of Amoco Pipe Line Company. The acquisition was financed by the sale of $27 million of first mortgage notes to three insurance companies. The assets acquired from Wyco Pipe Line Company did not include certain assets that were leased to Amoco Pipe Line Company, and the purchase agreement did not provide for either (i) the continuation of an arrangement with Amoco Pipe Line Company for the monitoring and control of pipeline flows or (ii) the extension or assumption of certain credit agreements that Wyco Pipe Line Company had with its shareholders.

         On August 27, 1995, the Partnership agreed to purchase the liquids terminaling assets from Steuart Petroleum Company and certain of its affiliates (collectively, "Steuart"). The acquisition price of $82 million will be financed by bank borrowings. The contracts include a provision for an earn-out payment based upon revenues of one of the terminals exceeding a specified amount for a seven-year period beginning in 1996. The contracts also include a provision for the continuation of all terminaling contracts in place at the time of the acquisition, including those contracts with Steuart. The closing of the acquisition is conditional upon satisfactory completion of a due diligence investigation, receipt of all necessary consents and approvals, the execution of certain throughput agreements and certain other conditions. If all conditions to the closing are satisfied, it is anticipated that the Partnership would acquire the liquids terminaling assets from Steuart prior to October 31, 1995. There can be no assurance that the acquisition will be consummated or, if consummated, that the terms of the acquisition will not vary materially from those described herein. The acquisition, if consummated, will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the assets and liabilities based on their respective fair values based on valuations and other studies which are not yet completed. The allocation of the purchase price presented in the unaudited pro forma consolidated financial statements is preliminary and subject to adjustment.

         The following unaudited pro forma financial statements of the Partnership have been derived from (i) the historical financial statements of the Partnership as of June 30, 1995 and for the year ended December 31, 1994 and the six-month period ended June 30, 1995, (ii) the historical financial statements of Wyco Pipe Line Company for the year ended December 31, 1994 and the period ended February 24, 1995, and (iii) the statements of revenues and direct operating expenses for the year ended December 31, 1994 and the six-month period ended June 30, 1995 and the statements of net assets to be acquired as of June 30, 1995 of SPC/SIC -- Terminal Operations Division. The following unaudited pro forma financial statements have been compiled as if the Partnership acquired the pipeline assets of the West Pipeline and the liquids terminaling assets of Steuart as of the beginning of the period for income statement purposes and as of June 30, 1995 for balance sheet purposes. The unaudited pro forma financial statements should be read in conjunction with the notes accompanying such unaudited pro forma financial statements and with the historical financial statements and related notes of the Partnership set forth elsewhere in this Prospectus, the historical financial statements and related notes of Wyco Pipe Line Company which are incorporated by reference and the historical statements of revenues and direct operating expenses and statements of net assets to be acquired and related notes of SPC/SIC -- Terminal Operations Division which are incorporated by reference.

         The unaudited pro forma financial statements may not be indicative of the results that would have occurred if the Partnership had acquired the pipeline assets of the West Pipeline and the liquids terminaling assets of Steuart on the dates indicated or which will be obtained in the future.

                         KANEB PIPE LINE PARTNERS, L.P.
                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1995
                    (IN THOUSANDS - EXCEPT PER UNIT AMOUNTS)
                                  (UNAUDITED)

                          PARTNERSHIP                                            STEUART
                          HISTORICAL      WEST                                  HISTORICAL                     PRO
                              SIX       PIPELINE   ACQUISITION                     SIX                        FORMA-
                            MONTHS     HISTORICAL       AD-           PRO         MONTHS    ACQUISITION        WEST
                             ENDED     ENDED FEB-   JUSTMENTS-       FORMA        ENDED         AD-          PIPELINE
                           JUNE 30,     RUARY 24,      WEST           WEST       JUNE 30,   JUSTMENTS-         AND
                             1995         1995       PIPELINE       PIPELINE       1995       STEUART        STEUART
                           ---------    ---------    --------      ---------    ----------   ---------      ---------
Revenues  . . . . . . .    $  43,724    $   1,715    $    --       $   45,439   $    9,113   $   1,478 (f)  $  56,030

Costs and expenses:
  Operating costs . . .       18,269        1,158         --           19,427        3,857         (29)(g)     23,255
  Depreciation and
    amortization  . . .        4,161          128          (22)(a)      4,267        2,196         637 (h)      7,100
  General and
    administrative  . .        2,571          283         --            2,854          800        (454)(i)      3,200
                           ---------    ---------    ---------     ----------   ----------   ---------      ---------
    Total costs and
      expenses  . . . .       25,001        1,569          (22)        26,548        6,853         154         33,555
                           ---------    ---------    ---------     ----------   ----------   ---------      ---------

Operating income  . . .       18,723          146           22         18,891        2,260       1,324         22,475

Interest and other
  income  . . . . . . .          447       17,111      (16,926)(b)        632         --           -              632

Interest expense  . . .       (3,037)         -           (350)(c)     (3,387)        --        (3,075)(j)     (6,462)

Minority interest in
  net income  . . . . .         (157)         -            -             (157)        --            (6)(k)       (163)

Income taxes  . . . . .         (219)      (6,026)       6,026 (e)       (219)        --           -             (219)
                           ---------    ---------    ---------     ----------   ----------   ---------      ---------

Net income  . . . . . .    $  15,757    $  11,231    $ (11,228)    $   15,760   $    2,260   $  (1,757)        16,263
                           =========    =========    =========     ==========   ==========   =========      =========

Allocation of net
  income per Senior
  Preference Unit . . .    $    1.10                               $     1.10                               $    1.10
                           =========                               ==========                               =========

Allocation of net
  income per
  Preference Unit . . .    $    1.10                               $     1.10                               $    1.10
                           =========                               ==========                               =========

      See notes to unaudited pro forma consolidated financial statements.

                         KANEB PIPE LINE PARTNERS, L.P.
                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1994
                    (IN THOUSANDS - EXCEPT PER UNIT AMOUNTS)
                                  (UNAUDITED)



                                                                                                               PRO
                                                    ACQUISITION                                               FORMA-
                                                        AD-           PRO                   ACQUISITION        WEST
                                          WEST      JUSTMENTS-       FORMA                      AD-          PIPELINE
                          PARTNERSHIP   PIPELINE       WEST           WEST       STEUART     JUSTMENTS-        AND
                          HISTORICAL   HISTORICAL    PIPELINE       PIPELINE    HISTORICAL    STEUART        STEUART
                           ---------   ----------    ---------     ----------   ----------   ---------      ---------
Revenues  . . . . . . .    $  78,745   $   13,694    $    --       $   92,439   $   22,672   $   2,956 (f)  $ 118,067
                           ---------   ----------    ---------     ----------   ----------   ---------      ---------
Costs and expenses:
  Operating costs . . .       33,586        7,135         --           40,721        9,358        (102)(g)     49,977
  Depreciation and
    amortization  . . .        7,257        1,042         (338)(a)      7,961        4,267       1,398 (h)     13,626
  General and
    administrative  . .        4,924          781         --            5,705        1,679        (929)(i)      6,455
                           ---------   ----------    ---------     ----------   ----------   ---------      ---------
    Total costs
      and expenses  . .       45,767        8,958         (338)        54,387       15,304         367         70,058
                           ---------   ----------    ---------     ----------   ----------   ---------      ---------

Operating income  . . .       32,978        4,736          338         38,052        7,368       2,589         48,009

Interest and other
  income  . . . . . . .        1,299          -           --            1,299          -           -            1,299

Interest expense  . . .       (3,706)         -         (2,260)(c)     (5,966)         -        (6,150)(j)    (12,116)

Minority interest in
  net income  . . . . .         (295)         -            (27)(d)       (322)         -           (38)(k)       (360)

Income taxes  . . . . .         (818)      (1,850)       1,850 (e)       (818)         -           -             (818)
                           ---------   ----------    ---------     ----------   ----------   ---------      ----------

Net income  . . . . . .    $  29,458   $    2,886    $     (99)    $   32,245   $    7,368   $  (3,599)     $  36,014
                           =========   ==========    =========     ==========   ==========   =========      =========

Allocation of net
  income per Senior
  Preference Unit . . .    $    2.20                               $     2.20                               $    2.20
                           =========                               ==========                               =========

Allocation of net
  income per
  Preference Unit . . .    $    2.20                               $     2.20                               $    2.20
                           =========                               ==========                               =========


      See notes to unaudited pro forma consolidated financial statements.

                         KANEB PIPE LINE PARTNERS, L.P.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1995
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                                 ACQUISITION
                                                                 PARTNERSHIP     ADJUSTMENTS           PRO
                                                                 HISTORICAL        STEUART            FORMA
                                                                 -----------     ------------      -----------
                                ASSETS
Current assets:
  Cash and cash equivalents . . . . . . . . . . . . . . . . .    $     3,087     $        -        $     3,087
  Accounts receivable . . . . . . . . . . . . . . . . . . . .          8,181              -              8,181
  Current portion of receivable from general partner  . . . .          2,398              -              2,398
  Prepaid expenses  . . . . . . . . . . . . . . . . . . . . .          2,157              -              2,157
                                                                 -----------     ------------      -----------
    Total current assets  . . . . . . . . . . . . . . . . . .         15,823              -             15,823
                                                                 -----------     ------------      -----------

Receivable from general partner . . . . . . . . . . . . . . .          2,305              -              2,305
                                                                 -----------     ------------      -----------

Property and equipment, net . . . . . . . . . . . . . . . . .        173,306           82,850(l)       256,156
                                                                 -----------     ------------      -----------

                                                                 $   191,434     $     82,850      $   274,284
                                                                 ===========     ============      ===========

                LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Current portion of long-term debt . . . . . . . . . . . . .    $     1,658     $        -        $     1,658
  Accounts payable, accrued expenses and
    distributions payable . . . . . . . . . . . . . . . . . .         15,761              200(m)        15,961
  Deferred terminaling fees . . . . . . . . . . . . . . . . .          1,763              -              1,763
  Payable to general partner  . . . . . . . . . . . . . . . .            701              -                701
                                                                 -----------     ------------      -----------
    Total current liabilities . . . . . . . . . . . . . . . .         19,883              200           20,083
                                                                 -----------     ------------      -----------

Long-term debt, less current portion  . . . . . . . . . . . .         69,408           82,000(n)       151,408
                                                                 -----------     ------------      -----------

Other liabilities . . . . . . . . . . . . . . . . . . . . . .          1,899              650(m)         2,549
                                                                 -----------     ------------      -----------

Minority interest . . . . . . . . . . . . . . . . . . . . . .            985              -                985
                                                                 -----------     ------------      -----------

Partners' capital . . . . . . . . . . . . . . . . . . . . . .         99,259              -             99,259
                                                                 -----------     ------------      -----------

                                                                 $   191,434     $     82,850      $   274,284
                                                                 ===========     ============      ===========

      See notes to unaudited pro forma consolidated financial statements.

                KANEB PIPE LINE PARTNERS, L.P. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

WEST PIPELINE

(a) Represents adjustments to the depreciation and amortization of the acquired assets.

(b) Represents the gain on the sale of the pipeline assets that was recorded by Wyco Pipe Line Company in February 1995 related to the sale of the West Pipeline to the Partnership.

(c) Represents interest expense on $27 million of acquisition debt at 8.37% per annum.

(d) Represents the General Partner's 1% general partner interest in Kaneb Pipe Line Operating Partnership, L.P.

(e) Represents elimination of corporate income taxes as the acquired operations will be held by the Partnership and will not be subject to federal and state income taxes.

STEUART

(f) Represents the revenues resulting from a throughput agreement entered into by Steuart in conjunction with the acquisition. The agreement provides for a fixed volume of storage over a five-year period.

(g) Represents adjustments to insurance expense to reflect the Partnership's insurance rates.

(h) Represents adjustments to the depreciation and amortization of the acquired assets.

(i) Represents adjustments to remove duplicate general and administrative expenses, primarily related to management and clerical positions.

(j) Represents interest expense on the $82 million of acquisition debt at an assumed rate of 7.5% per annum.

(k) Represents the General Partner's 1% general partner interest in Kaneb Pipe Line Operating Partnership, L.P.

(l) Represents the preliminary allocation of the estimated fair value of the acquired assets as of June 30, 1995 as the Partnership's internal valuation of the assets is not complete as of the date of this filing.

(m) Represents the assumption of environmental liabilities in connection with the acquisition of the Steuart assets.

(n) Represents the issuance of $82 million of long-term debt incurred in connection with the acquisition of the Steuart assets.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of Kaneb Pipe Line Company

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Kaneb Pipe Line Company and subsidiaries (the "Company"), a wholly-owned subsidiary of Kaneb Services, Inc., at December 31, 1994 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP


Dallas, Texas
March 22, 1995

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1994
                                 (IN THOUSANDS)

                      ASSETS
Current assets:
   Cash and cash equivalents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $           4,223
   Accounts receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  5,605
   Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  1,924
                                                                                           -----------------

       Total current assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 11,752
                                                                                           -----------------

Receivable from parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  7,360
                                                                                           -----------------

Property and equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                214,556
Less accumulated depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 68,910
                                                                                           -----------------

    Net property and equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . .                145,646
                                                                                           -----------------
                                                                                           $         164,758
                                                                                           =================

              LIABILITIES AND EQUITY
Current liabilities:
   Current portion of long-term debt  . . . . . . . . . . . . . . . . . . . . . . . .      $           4,608
   Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  3,291
   Accrued expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  1,868
   Accrued distributions payable  . . . . . . . . . . . . . . . . . . . . . . . . . .                  4,021
   Deferred terminaling fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  1,641
                                                                                           -----------------
    Total current liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . .                 15,429

Long-term debt, less current portion  . . . . . . . . . . . . . . . . . . . . . . . .                 43,265
                                                                                           -----------------

Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                    781
                                                                                           -----------------

Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  4,088
                                                                                           -----------------

Minority interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 61,733
                                                                                           -----------------

Stockholder's equity
   Common stock, $1 par value, authorized, issued and
    outstanding 10,000 shares   . . . . . . . . . . . . . . . . . . . . . . . . . . .                     10
   Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 34,992
   Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  4,460
                                                                                           -----------------

    Total stockholder's equity  . . . . . . . . . . . . . . . . . . . . . . . . . . .                 39,462
                                                                                           -----------------
                                                                                           $         164,758
                                                                                           =================

             See accompanying notes to consolidated balance sheet.

                    KANEB PIPE LINE COMPANY AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEET


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The following significant accounting policies are followed by the Kaneb Pipe Line Company (the "Company") in the preparation of the consolidated balance sheet. The Company is a wholly-owned subsidiary of Kaneb Services, Inc. ("Kaneb").

         PRINCIPLES OF CONSOLIDATION

         The consolidated balance sheet includes the accounts of the Company and Kaneb Pipe Line Partners, L.P. ("KPP" or the "Partnership"). The Company controls the pipeline operations of KPP through its two percent general partner interest and also owns a 52% majority limited partner interest. All significant intercompany transactions and balances are eliminated in consolidation.

         The Partnership owns and operates a refined petroleum products pipeline business. The Partnership operates through Kaneb Pipe Line Operating Partnership, L.P. ("KPOP"), a limited partnership in which the Partnership holds a 99% interest as limited partner.

         Effective March 1, 1993, the Partnership acquired Support Terminal Services, Inc. ("ST"), a petroleum products and specialty liquids storage and terminaling company headquartered in Dallas, Texas, for approximately $65 million. The acquisition was accounted for as a purchase, and, accordingly, the Company's consolidated statements of income include the results of operations of ST since March 1, 1993. In connection with the acquisition, KPP borrowed $65 million from a group of banks. In April 1993 KPP sold 2.25 million Senior Preference Units ("SPU") in a secondary public offering at $25.25 per unit and used $50.8 million of the proceeds from this offering to repay a portion of the ST acquisition debt. As a result of KPP issuing additional units to unrelated parties, the Company's pro rata share of the net assets of KPP increased by $22.4 million. The Company recognized a gain of $15.1 million and, consistent with the accounting treatment of the initial SPU offering in 1989, deferred $7.3 million of the gain. The unamortized portion of the deferred gains, which totaled $6.8 million at December 31, 1994, is included as minority interest on the balance sheet and is being amortized using the straight-line method through 1996.

         CASH AND CASH EQUIVALENTS

         The Company's policy is to invest cash in highly liquid investments with maturities of three months or less, upon purchase. Accordingly, uninvested cash balances are kept at minimum levels. Such investments are valued at cost, which approximates market, and are classified as cash equivalents.

         PROPERTY AND EQUIPMENT

         Property and equipment are carried at historical cost. Certain leases have been capitalized and the leased assets have been included in property and equipment. Additions of new equipment and major renewals and replacements of existing equipment are capitalized. Repairs and minor replacements that do not materially increase values or extend useful lives are expensed. Depreciation of property and equipment is provided on a straight-line basis at rates based upon expected useful lives of various classes of assets. The rates used for pipeline and storage facilities of KPOP are the same as those which have been promulgated by the Federal Energy Regulatory Commission.

         REVENUE AND INCOME RECOGNITION

         KPOP provides pipeline transportation of refined petroleum products and liquified petroleum gases. Revenue is recognized upon receipt of the products into the pipeline system.

         ST provides terminaling and other ancillary services. Fees are billed one month in advance and are reported as deferred income. Revenue is recognized in the month services are provided.

         ENVIRONMENTAL MATTERS

         The operations of the Company are subject to federal, state and local laws and regulations relating to protection of the environment. Although the Company believes that its operations are in general compliance with applicable environmental regulation, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance that significant costs and liabilities will not be incurred by the Company. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Company, could result in substantial costs and liabilities to the Company.

         Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Company's commitment to a formal plan of action.

         ST's former owner has agreed to indemnify the Company against liabilities for damages to the environment from operations conducted by the former owner prior to March 2, 1993. The indemnity, which expires
March 1, 1998, is limited in amount to 60% of any claim exceeding $100,000 until an aggregate amount of $10 million has been paid by ST's former owner. The Company has recorded a reserve for environmental claims in the amount of $1.0 million at December 31, 1994 in other liabilities on the accompanying consolidated balance sheet.

         CASH DISTRIBUTIONS

         The Partnership makes quarterly distributions of 100% of its Available Cash (as defined in the Partnership Agreement) to holders of limited partnership units and the Company. Available Cash consists generally of all the cash receipts of the Partnership less all of its cash disbursements and reserves. The Partnership believes it will make distributions of Available Cash for each quarter of not less than $.55 per Senior Preference Unit ("Minimum Quarterly Distribution"), or $2.20 per Senior Preference Unit on an annualized basis for the foreseeable future. The Minimum Quarterly Distribution on the Senior Preference Units is cumulative and preferential to the partnership units held by the Company. Based on the 1994 results of the Partnership, approximately 42% of the Partnership's cash provided by operations was distributed to the Senior Preference Unitholders. The assets, other than Available Cash, cannot be distributed without a majority vote of the non-affiliated unitholders.

2.       MANAGEMENT PLANS

         The Board of Directors, on March 21, 1995, authorized the management of the Company to pursue the sale of up to 3.5 million of the Preference Units it holds in the Partnership. Management is in discussions with underwriters regarding a public offering of these securities.

         The Company controls the pipeline and terminaling operations of KPP through its two percent general partner interest and it currently owns a 52% limited partner interest. The sale of 3.5 million Preference Units would reduce the Company's limited partner interest to 31%, but it would not affect the Company's control of the operations of KPP. The excess of the net proceeds from the sale of these Preference Units over their nominal book basis of $4.37 per Preference Unit will be recorded as a gain in the Company's 1995 statement of income. The proceeds from the sale will be used to repay certain debt of Kaneb.

3.       PROPERTY AND EQUIPMENT

         The cost of property and equipment is summarized as follows (dollars in thousands):

                                                                      ESTIMATED
                                                                        USEFUL
                                                                         LIFE             DECEMBER 31,
                                                                       (YEARS)                1994
                                                                  ------------------    ---------------
    Land  . . . . . . . . . . . . . . . . . . . . . . . . . .             -             $         4,442
    Buildings . . . . . . . . . . . . . . . . . . . . . . . .             35                      3,659
    Furniture and fixtures  . . . . . . . . . . . . . . . . .             16                      1,493
    Transportation equipment  . . . . . . . . . . . . . . . .             6                       1,193
    Machinery and equipment . . . . . . . . . . . . . . . . .          20 - 40                   21,967
    Pipeline and terminaling equipment  . . . . . . . . . . .          20 - 40                  156,990
    Pipeline equipment under capitalized lease  . . . . . . .          20 - 40                   21,901
    Construction work-in-progress . . . . . . . . . . . . . .             -                       2,911
                                                                                        ---------------
       Total  . . . . . . . . . . . . . . . . . . . . . . . .                           $       214,556
                                                                                        ===============

4.       LONG-TERM DEBT AND LEASES

                                                                                            DECEMBER 31,
                                                                                                1994
                                                                                          -----------------
                                                                                           (IN THOUSANDS)
  Term loan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $          33,000
  Obligation under capital lease  . . . . . . . . . . . . . . . . . . . . . . . . . .                11,813
  Line of credit expiring June 1995   . . . . . . . . . . . . . . . . . . . . . . . .                 3,060
                                                                                          -----------------
    Total long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                47,873
    Less current portion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 4,608
                                                                                          -----------------
    Long-term debt, less current portion  . . . . . . . . . . . . . . . . . . . . . .     $          43,265
                                                                                          =================

         In 1994, a wholly-owned subsidiary of the Partnership issued $33 million of first mortgage notes to a group of insurance companies. The notes bear interest at the rate of 8.05% per annum and are due on December 22, 2001. In 1994, a wholly-owned subsidiary entered into a Restated Credit Agreement with a group of banks that provides a $15 million revolving credit facility through November 30, 1997. The credit facility bears interest at variable interest rates and has a commitment fee of .2% per annum of the unused credit facility. No amounts were drawn under the credit facility at December 31, 1994. The notes and credit facility are secured by a mortgage on substantially all of the pipeline assets of the Partnership and contain certain financial and operational covenants.

         In 1993, the Company entered into a $5 million line of credit expiring in June 1995. The line of credit is collateralized by a portion of the Company's ownership interest in the Partnership and bears interest at the rate of LIBOR plus 1.5% (7.8% at December 31, 1994) per annum.

         The following is a schedule by years of future minimum lease payments under capital and operating leases together with the present value of net minimum lease payments for capital leases as of December 31, 1994 (dollars in thousands):

                                                                              CAPITAL           OPERATING
                                                                             LEASE (a)           LEASES
                                                                          --------------     --------------
  Year ending December 31:
    1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $        3,080     $          738
    1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              3,080                589
    1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              3,080                360
    1998  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              7,198                332
    1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                -                  319
    Thereafter  . . . . . . . . . . . . . . . . . . . . . . . . . . .                -                2,171
                                                                          --------------     --------------
    Total minimum lease payments  . . . . . . . . . . . . . . . . . .             16,438     $        4,509
                                                                                             ==============
    Less amount representing interest   . . . . . . . . . . . . . . .              4,625
                                                                          --------------
    Present value of net minimum lease payments   . . . . . . . . . .             11,813
       Less current portion . . . . . . . . . . . . . . . . . . . . .              1,548
                                                                          --------------
    Total obligation under capital lease, less current portion  . . .     $       10,265
                                                                          ==============

----------
(a) The capital lease is secured by certain pipeline equipment and the Partnership has accrued its option to purchase this equipment at the termination of the lease.

         Total rent expense under operating leases amounted to $.9 million for each of the two years ended December 31, 1994.

5.       INCOME TAXES

         The Company participates with Kaneb in filing a consolidated federal income tax return except for certain ST operations which are conducted through separate taxable wholly-owned subsidiaries. Income taxes for the Company are reported as if it had filed on a separate return basis. Kaneb has a substantial net operating loss carryforward for U.S. Federal Income Tax purposes which will not fully expire until the year 2006.

         Deferred income tax provisions (benefits) result from temporary differences between the tax basis of assets and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. Substantially all of the federal current income tax provision is payable to Kaneb. Of the amounts payable during 1994, $1,717,000 was credited to additional paid-in capital as capital contributions from Kaneb.

6.       RELATED PARTY TRANSACTIONS

         Kaneb is entitled to reimbursement of all direct and indirect costs related to the business activities of the Company. These costs, which totaled $1.3 million for 1994, include compensation and benefits paid to officers and employees of the Company and Kaneb, insurance premiums, general and administrative costs, tax information and reporting costs, legal and audit fees. In addition, the Company paid $.2 million during 1994 for an allocable portion of Kaneb's overhead expenses.

         The Company participates in Kaneb's defined contribution benefit plan which covers substantially all domestic employees and provides for varying levels of employer matching. Company contributions to this plan were $.5 million for 1994.

         The Company advances funds to Kaneb at prevailing interest rates. Interest earned on these advances was $.5 million in 1994.

7.       SUBSEQUENT EVENT

         Effective February 24, 1995, the Partnership, through KPOP, acquired the refined petroleum product pipeline assets of Wyco Pipe Line Company (the "West Pipeline") for $27.1 million. The acquisition was financed by the issuance of first mortgage notes to three insurance companies. The notes are due February 24, 2002 and bear interest at the rate of 8.37% per annum. The acquisition will be accounted for as a purchase and, accordingly, the results of operations of the West Pipeline will be included in the Partnership's consolidated statement of income subsequent to the date of acquisition.

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     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                                            PAGE
                                                            ----
                    Available Information.................    4
                    Incorporation of Certain Documents....    4
                    Prospectus Summary....................    5
                    Risk Factors..........................   18
                    Use of Proceeds.......................   26
                    Capitalization........................   27
                    Distributions.........................   28
                    Selected Historical and Pro Forma
                      Financial and Operating Data........   30
                    Management's Discussion and Analysis
                      of Financial Condition and Results
                      of Operations.......................   34
                    Business and Properties of the
                      Partnership.........................   38
                    Cash Distributions....................   61
                    Conflicts of Interest and Fiduciary
                      Responsibilities....................   70
                    Description of the Preference Units...   73
                    Description of the Partnership
                      Agreements..........................   74
                    Federal Income Tax Considerations.....   84
                    State and Other Taxes.................  100
                    Investment in the Partnership by
                      Employee Benefit Plans..............  101
                    Selling Unitholder and LP Units
                      Eligible for Future Sale............  102
                    Underwriting..........................  103
                    Legal.................................  105
                    Experts...............................  105
                    Glossary..............................  105
                    Index to Financial Statements.........  F-1

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                                3,500,000 UNITS

     KANEB LOGO
                                KANEB PIPE LINE
                                 PARTNERS, L.P.

                            REPRESENTING PREFERENCE
                           LIMITED PARTNER INTERESTS


                                  ------------

                                   PROSPECTUS

                               SEPTEMBER 18, 1995

                                  ------------


                               SMITH BARNEY INC.

                            PAINEWEBBER INCORPORATED
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